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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Hibbett Sports, Inc.
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______________________________________________

Notice of Annual Meeting
and
Proxy Statement
______________________________________________

2020 Annual Meeting of Stockholders
Thursday, May 28, 2020 at 11:00 a.m. CDT

Location: Virtually via the Internet at www.meetingcenter.io/275885545

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HIBBETT SPORTS, INC.
2700 Milan Court, Birmingham, Alabama 35211

April 27, 2020

Dear Stockholder:

On behalf of the Board of Directors and the management of Hibbett Sports, Inc., it is my pleasure to invite you to attend the 2020 Annual Meeting of Stockholders. In light of public health concerns regarding the novel coronavirus (COVID-19) pandemic and related travel restrictions, the Board of Directors has determined that it is prudent that this year’s Annual Meeting be held in a virtual-only format. The Annual Meeting will be held on May 28, 2020, beginning at 11:00 a.m. (Central Time) via a live webcast at www.meetingcenter.io/275885545, where you will be able to vote electronically and submit questions during the Annual Meeting.

I am experiencing my first Annual Meeting as President and Chief Executive Officer of the Company and am excited to work alongside our talented team members to deliver authentically connected fashion and style-minded outfits to communities in our neighborhood stores and through our best in-class digital platform. We will continue to position the Company to compete vigorously by serving our customers and executing on our focused “leading with sneakers” strategy. We are facing an unprecedented challenge in the spread of COVID-19. We are resilient and remain confident in our ability to emerge stronger from this situation. Our immediate focus is on the safety and welfare of our customers and staff.

Fiscal 2020 net sales increased approximately 17% to $1.2 billion. Comparable store sales increased 5.3% on a comparable 52-week basis. While there were many accomplishments and milestones during Fiscal 2020 that underscored the Company’s strong performance, the success of our e-commerce platform especially stands out. E-commerce sales accelerated throughout the year, building to 14% of total net sales in the final quarter and increasing 41% year over year. We also experienced improved sales trends in our stores throughout the year. Our sharp focus and investment in our strategy of “leading with sneakers” led to strong results, as we have now experienced 10 straight quarters of comparable sales gains in footwear. I am excited about our future and am proud to lead Hibbett Sports into it.

The following pages contain the Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. Whether or not you plan to attend the Annual meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The accompanying Proxy Statement explains more about voting.

Thank you for your continued support.

Sincerely,

Michael E. Longo
President and Chief Executive Officer

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HIBBETT SPORTS, INC.
2700 Milan Court, Birmingham, Alabama 35211

Notice of 2020 Annual Meeting of Stockholders

To the Stockholders of Hibbett Sports, Inc.:

The 2020 Annual Meeting of Stockholders (Annual Meeting) of Hibbett Sports, Inc., will be held at 11:00 a.m., Central Time, on Thursday, May 28, 2020. The Annual Meeting will be held in virtual format and conducted via a live webcast at www.meetingcenter.io/275885545 for the purpose of voting on the following matters:

1.To elect three (3) Class III Directors nominated by the board to serve three-year terms ending at the 2023 Annual Meeting of Stockholders;
2.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2021.
3.To approve, by non-binding advisory vote, the compensation of our named executive officers;
4.To approve an amendment to the 2015 Equity Incentive Plan; and
5.To transact any other business properly brought before the meeting for any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote “FOR” all the nominees listed in Proposal Number 1 and “FOR” Proposal Numbers 2, 3 and 4. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 8, 2020, will be entitled to vote at the Annual Meeting.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on executive compensation or on the approval and the amendment to the 2015 Equity Incentive Plan in absence of your specific instructions as to how to vote. Whether or not you expect to attend the Annual Meeting via a live webcast at www.meetingcenter.io/275885545, it is important that you vote as soon as possible to ensure that your shares are represented, and we urge you to vote on the Internet, by phone or complete, sign, date and return the enclosed proxy in the envelope provided. If you attend the Annual Meeting and wish to change your vote, you can do so by attending and voting at the virtual Annual Meeting.
By Order of the Board of Directors,

Elaine V. Rodgers
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2020

The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended February 1, 2020 are available at hibbett.com under “Investor Relations”.
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PROXY STATEMENT SUMMARY
____________________

The Board of Directors (the Board) of Hibbett Sports, Inc. (the Company) is soliciting your proxy to vote at the Company’s 2020 Annual Meeting of Stockholders (the Annual Meeting), or at any adjournment or postponement of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for Fiscal 2020, which was filed with the Securities and Exchange Commission (SEC) on April 16, 2020 (the Annual Report).

We operate on a 52- or 53-week fiscal year ending on the Saturday nearest to January 31 of each year. The consolidated statements of operations for Fiscal 2020, Fiscal 2019 and Fiscal 2018 included 52 weeks, 52 weeks and 53 weeks of operations, respectively.

This proxy statement and the form of proxy were made available to stockholders on or about April 27, 2020. The Annual Report is being made available with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

2019 - 2020 Leadership Transformation

Since the acquisition of City Gear in November 2018, we have made significant changes to our leadership and organization that we believe will further position us to deliver on our mission of improving productivity of our store base while also growing the omni-channel business to deliver a differentiated customer experience to underserved markets. In March 2019, the Company announced the planned retirement of Jeffry O. Rosenthal as the President and Chief Executive Officer of the Company. In April 2019, the Company announced the resignation of Scott J. Bowman as our Senior Vice President and Chief Financial Officer. Christine E. Skold served as our Interim Chief Financial Officer from April 2019 to September 2019. Following the conclusion of Ms. Skold’s contractual term of service with the Company, Scott R. Humphrey served as our Interim Chief Financial Officer beginning in September 2019.

One of our key accomplishments in Fiscal 2020 was the appointment of Michael E. Longo as our new President and Chief Executive Officer in December 2019. Mr. Longo served as Chief Executive Officer for Memphis-based City Gear, LLC, where he oversaw the successful sale of City Gear to Hibbett Sports in 2018. At the time of Mr. Rosenthal’s retirement in December 2019, he also resigned as a member of the Board and Mr. Longo was appointed as President and Chief Executive Officer and member of the Board.

Additionally, in March 2020, Benjamin A. Knighten, the Chief Operating Officer, Vice President, of City Gear, was promoted to Senior Vice President of Operations to replace Cathy E. Pryor, and in April 2020, Robert J. Volke was appointed as our Senior Vice President of Accounting and Finance, and he succeeded our Interim Chief Financial Officer, Scott R. Humphrey, as the Company’s Chief Financial Officer following Mr. Humphrey’s resignation upon the filing of our Annual Report on Form 10-K. Mr. Humphrey will remain with the Company for a period of time to facilitate the transition of his duties and to allow the Company to have access to his knowledge, leadership and experience.

Business Performance

Key Financial Results

Net Sales

Net sales increased 17.4% to $1.2 billion in Fiscal 2020 from $1.0 billion in Fiscal 2019 and comparable store sales increased 5.3%.

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Gross Margin

Gross margin rate as a percentage of net sales was 32.4% for Fiscal 2020 compared to 32.6% for Fiscal 2019. Excluding costs associated with the acquisition of City Gear, LLC and with our strategic realignment plan, gross margin rate as a percentage of net sales was 32.4% for Fiscal 2020 compared to 32.8% for Fiscal 2019. (See Appendix A for a reconciliation of non-GAAP measures.)

SG&A

Store operating, selling and administrative (SG&A) expenses were 26.9% of net sales for Fiscal 2020 compared to 26.2% of net sales for Fiscal 2019. Excluding costs associated with the acquisition of City Gear, LLC and with our strategic realignment plan, SG&A expenses as a percentage of net sales were 25.2% for Fiscal 2020 compared to 25.7% for Fiscal 2019. (See Appendix A for a reconciliation of non-GAAP measures.)

Net Income

Net income for Fiscal 2020 was $27.3 million ($1.52 per diluted share) compared to $28.4 million ($1.51 per diluted share) for Fiscal 2019. Excluding costs associated with the acquisition of City Gear, LLC and with our strategic realignment plan, net income was $41.9 million ($2.33 per diluted share) for Fiscal 2020 compared to $33.3 million ($1.77 per diluted share) for Fiscal 2019. (See Appendix A for a reconciliation of non-GAAP measures.)

E-Commerce

E-commerce represented 10.4% of total net sales in Fiscal 2020 compared to 8.7% of total net sales in Fiscal 2019.

Fiscal 2020 Named Executive Officers

The Compensation Discussion and Analysis included in this proxy statement focuses on the compensation of our named executive officers (our “NEOs”) for Fiscal 2020, who are listed below:

Michael E. Longo(1)	President and Chief Executive Officer
Jeffry O. Rosenthal(2)	Former President and Chief Executive Officer
Scott R. Humphrey(3)	Interim Chief Financial Officer
Christine E. Skold(4)	Former Interim Chief Financial Officer
Scott J. Bowman(5)	Former Senior Vice President and Chief Financial Officer
Cathy E. Pryor(6)	Former Senior Vice President of Operations
Jared S. Briskin	Senior Vice President and Chief Merchant

(1) Michael E. Longo was appointed our President and Chief Executive Officer effective December 16, 2019.
(2) Jeffry O. Rosenthal resigned as our President and Chief Executive Officer effective December 16, 2019.
(3) Scott R. Humphrey was named our Interim Chief Financial Officer effective September 29, 2019.
(4) Christine E. Skold was our Interim Chief Financial Officer from April 25, 2019 through September 28, 2019.
(5) Scott J. Bowman resigned as our Senior Vice President and Chief Financial Officer effective April 25, 2019.
(6) Cathy E. Pryor departed as our Senior Vice President of Operations effective April 1, 2020.

Fiscal 2020 Compensation Highlights

The primary objectives of our executive compensation program in Fiscal 2020 were to provide compensation that:

•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
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•aligns the economic interests of our executive officers with those of our stockholders by placing a substantial portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2020, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

Due to the current macroeconomic environment and unprecedented disruption caused by the COVID-19 pandemic, the resulting significant global market decline, and its effect on the value of our common stock, the Compensation Committee decided to make adjustments to the compensation structure for Fiscal 2021. For Fiscal 2021 only, equity awards to executive officers were service-based only, with no performance criteria. (See “COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards” on page 71 for more information.)

In Fiscal 2020, the Compensation Committee structured the total compensation program for executives to consist of:

•base salary,
•performance-based cash bonus,
•performance-based equity awards, and
•certain other benefits, including a nonqualified deferred compensation plan and supplemental 401(k) plan discussed in more detail later in this document.

Apart from the changes mentioned above for Fiscal 2021 as a result of the impacts of COVID-19, our compensation program has been consistently applied by the Compensation Committee for several years. The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of pre-determined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

At the 2019 Annual Meeting of Stockholders, our stockholders soundly approved our Fiscal 2019 named executive officer compensation program, receiving 98.3% of votes cast in favor. As a result, the Compensation Committee concluded that the stockholders support our compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incentivizes our NEOs and reinforces the Compensation Committee’s views that our executive compensation program is achieving its objectives without giving rise to excessive risk.

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We pay for performance
▪	A significant portion of our NEOs total target compensation was “at-risk” for Fiscal 2020:
» 50% for the President and Chief Executive Officer (CEO)(1)
» 48% for the Senior Vice President and Chief Financial Officer (CFO)(2)
» 44% for the Senior Vice President of Operations
» 43% for the Senior Vice President and Chief Merchant
▪	A minimum of 67% and average of 78% of equity compensation and annual cash incentive compensation is tied to performance against pre-established, specific, measurable financial performance goals.
We seek to mitigate compensation-related risk
▪	Annual enterprise-wide risk assessment, including compensation
▪	Clawback policy for NEOs and other employees covering both cash incentive and equity compensation
▪	Stock ownership guidelines for all NEOs and Directors
▪	No guaranteed bonuses
▪	Anti-hedging policy applicable to all Directors, executive officers and certain employees

(1) Represents Fiscal 2020 compensation structure established for Jeffry O. Rosenthal by the Company’s Compensation Committee and does not consider the compensation of Michael E. Longo who was appointed President and CEO effective December 16, 2019 because Mr. Longo was not part of the executive group when the Compensation Committee was setting the Fiscal 2020 compensation structure.
(2) Represents Fiscal 2020 compensation structure established for Scott J. Bowman by the Company’s Compensation Committee and does not include the compensation of Christine E. Skold or Scott R. Humphrey, who served as Interim Chief Financial Officers within the fiscal year because their compensation was based on a negotiated contract price, which did not include incentive pay or equity.

Below is the Fiscal 2020 target annual compensation mix for our NEOs which included Mr. Rosenthal, Mr. Bowman, Ms. Pryor and Mr. Briskin (Ms. Skold and Messrs. Longo and Humphrey are excluded):

(1) Performance-based restricted stock unit (PSU). PSU awards contain a performance condition and service criteria.
(2) Restricted stock unit (RSU). RSU awards do not contain a performance condition but vest only after the service criteria is met. (See “Elements of our Compensation Program” beginning on page 47 for more information on executive compensation.)

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Governance Highlights

Board Independence	▪	All of our Directors, except for our CEO, are independent, which includes an independent Chairman of the Board and Committees comprised entirely of independent Directors.

	▪	Our independent Directors have an opportunity to meet in executive session at each meeting and do so routinely.

Director Elections	▪	The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director.

Board and Committee Meetings	▪	Each of our Directors attended at least 75% of all Board meetings and applicable Committee meetings.

Board and Committee Evaluations	▪	The Board and each Committee conduct a comprehensive self-evaluation each year to identify potential areas of improvement.

Corporate Strategy	▪	At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s long-term corporate strategy. The strategy is revisited regularly during Board and Committee meetings.

Succession Planning	▪	The Board reviews and discusses succession plans for executives and key contributors at least annually and followed its succession plan for the CEO position with the appointment of Mr. Longo as President and CEO in December 2019.

Environmental, Social and Governance Initiatives	▪	We recognize the importance of environmental, social and governance (ESG) issues and strive to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders.

Proposals to be Voted on and Voting Recommendations

Proposal	Voting Recommendation	Page Reference (for more detail)
Election of Class III Directors (Proposal Number 1)	FOR	17
Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal Number 2)	FOR	79
Advisory vote to approve executive compensation (say-on-pay) (Proposal Number 3)	FOR	80
Approval of Amendment and Restatement of the Hibbett Sports, Inc. 2015 Equity Incentive Plan to, among other things, increase the number of shares available for grant (Proposal Number 4)	FOR	81

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Director Nominees

The following table provides summary information about our Class III Director nominees. The Class III Directors will be elected to each serve a three-year term that will expire at the Company’s 2023 Annual Meeting of Stockholders.

Nominee	Age	Director Since	Select Professional Experience	Independent	Current Board Committees	Select Skills/ Qualifications
Anthony F. Crudele	63	2012	Mr. Crudele served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company (TSC) from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999.	Yes	Nominating and Corporate Governance (Chair) Board Independent Chair	Mr. Crudele’s past positions as CFO of publicly traded retail companies bring insight of retail operations and strategies.
James A. Hilt	44	2017	Mr. Hilt joined Shutterfly, Inc. in March 2019 as President - Consumer Division. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. since April 2018. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018. Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc.	Yes	Compensation	Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.
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Jamere Jackson	51	N/A	Mr. Jackson joined Hertz Global Holdings Inc. in September 2018 as Executive Vice President and Chief Financial Officer. Prior to joining Hertz, he served as Chief Financial Officer of Nielsen Holdings plc, from March 2014 to August 2018. From 2004 to February 2014, he held a variety of leadership roles at General Electric Company, most recently as Vice President and Chief Financial Officer of a division of GE Oil & Gas. He has served on the Board of Directors of Eli Lilly & Co since October 2016 where he serves on the Audit (Chair) and Finance Committees.	N/A	Mr. Jackson’s current and past positions as CFO of publicly traded companies as well as service on a publicly traded Board of Directors would bring significant financial expertise and a strong background in strategic planning.

Forward-Looking Statements
This proxy statement, including the CEO letter to stockholders, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including those set forth in Item 1 of the Annual Report. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING, THESE MATERIALS AND VOTING

What is included in these proxy materials? These materials include the Notice of Annual Meeting and Proxy Statement (Notice) and the Annual Report, which contains the Company’s audited consolidated financial statements.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials? In light of the impact of COVID-19, and updated guidance issued by the SEC on April 7, 2020 concerning delays in printing and mailing proxy materials, we are furnishing proxy materials to our shareholders primarily over the Internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. Additionally, we believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our Annual Meeting. On or about April 27, 2020, we started mailing a Notice of Internet Availability of Proxy Materials (the Hibbett Notice) to most of our shareholders in the United States. The Hibbett Notice contains instructions on how to access and read our 2020 Proxy Statement and our Annual Report on the Internet and how to vote online. If you received a Hibbett Notice by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Hibbett Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Hibbett Notice for requesting the materials, and we will promptly mail the materials to you.

How can I attend the Annual Meeting? The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by a live webcast. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on April 8, 2020, or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and can submit questions during the Annual Meeting by visiting www.meetingcenter.io/275885545.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is HIBB2020.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online Annual Meeting will begin promptly at 11:00 a.m., Central Time, on May 28, 2020. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement.

How do I register to attend the Annual Meeting virtually on the Internet? If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on this Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 26, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

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Requests for registration should be directed to the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare
Hibbett Sports Legal Proxy
P.O. Box 505000
Louisville, KY 40233

Why is the Company holding a virtual annual meeting? We decided to hold a virtual Annual Meeting this year because of the public health and business risks associated with gathering our management, Directors and stockholders for an in-person meeting during the COVID-19 pandemic. We made this determination based on our current understanding of the situation, which will continue to evolve, and with consideration for guidance from the Centers for Disease Control and Prevention to cancel mass gatherings. In addition to protecting the health of our management, directors and stockholders for this year, hosting a virtual Annual Meeting generally provides ease of access, real-time communication and cost savings for our stockholders and the Company and facilitates stockholder attendance and participation from any location.

In the event that the logistics of our Annual Meeting are further impacted by developments related to or stemming from the COVID-19 pandemic, we will announce such information as promptly as practicable. Please monitor our website at hibbett.com for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the purpose of this meeting and these materials? This is the Annual Meeting of our stockholders. At the Annual Meeting, you will be asked to vote on four proposals:

•the election of three Class III directors to serve three-year terms expiring in 2023;
•the ratification of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for Fiscal 2021;
•the approval, by a non-binding advisory vote, of our named executive officers' compensation; and
•the approval of an amendment to the Hibbett Sports, Inc. 2015 Equity Incentive Plan (the 2015 Plan).

We are not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

Our Board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the Internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting. After the conclusion of the formal business of the Annual Meeting, management may give a report to interested stockholders on our performance during the fiscal year that ended on February 1, 2020.

How do the Directors of the Company recommend that I vote? The Board unanimously recommends that you vote:

PROPOSAL NUMBER 1: FOR the election of Anthony F. Crudele, James A. Hilt and Jamere Jackson as Class III Directors of the Company for terms expiring in 2023;

PROPOSAL NUMBER 2: FOR the ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for Fiscal 2021;

PROPOSAL NUMBER 3: FOR the approval of our named executive officers' compensation; and

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PROPOSAL NUMBER 4: FOR the approval of an amendment to our 2015 Equity Incentive Plan.

Who is entitled to vote at the Annual Meeting? Holders of the Company’s common stock at the close of business on April 8, 2020, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 16,485,369 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? The most common ways in which stockholders hold Hibbett Sports stock are:

•directly with our transfer agent, Computershare, Inc. (stockholder of record); or
•indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (beneficial owner).

If you hold your shares as a stockholder of record, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares. If you hold your shares indirectly (in street name) as a beneficial owner, your broker, bank or other nominee delivers the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

How do I vote? Most stockholders have a choice of voting by mail, by telephone, on the Internet, or by attending the virtually held Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

A.By Mail
Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare, P.O. Box 505000, Louisville, KY 40233.

B.By Telephone or on the Internet
The telephone and Internet voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.investorvote.com/HIBB. Please have your proxy card handy when you go on-line. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Central Daylight Savings Time on May 27, 2020. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

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C.Virtually at the Annual Meeting
If you attend the Annual Meeting via live webcast, you may also submit your vote at the Annual Meeting and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Annual Meeting. To vote at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted virtually at the Annual Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

What can I do if I change my mind after I vote my shares? If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•written notice to the Secretary of the Company;
•timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast at the Annual Meeting.

What shares are included on the proxy card? If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:

•in certificate form; and
•in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me? We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to receive individual copies. This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting? The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting in an electronic format at the live webcast and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 3:00 p.m., at our principal executive offices at 2700 Milan Court, Birmingham, Alabama 35211, by contacting the Secretary of the Company.

What is the effect of abstentions and broker non-votes? Proxies marked “abstain” or proxies required to be treated as broker “non-votes” will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

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Pursuant to New York Stock Exchange (NYSE) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The ratification of the selection of the independent registered public accounting firm (Proposal 2) is the only item on the agenda for the Annual Meeting that is considered routine. The election of Directors, the vote on an advisory basis for named executive officer compensation, and the proposal to amend our 2015 Plan are considered “non-routine” matters. Due to NYSE rules, brokers are not able to vote your shares with respect to “non-routine” matters if you have not provided instructions. Therefore, we strongly urge you to vote your shares.

What are the voting requirements to elect Directors (Proposal Number 1) and to approve Proposal Numbers 2, 3 and 4 discussed in this Proxy Statement? The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are necessary to constitute a quorum. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director (Proposal Number 1), the ratification of the selection of the independent registered public accounting firm (Proposal Number 2), to approve, on an advisory basis, the named executive officer compensation (Proposal Number 3), and to approve the amendment to the Hibbett Sports, Inc. 2015 Equity Incentive Plan (Proposal Number 4). You may vote “for” or “against” or “abstain” with respect to Proposal Numbers 1, 2, 3 and 4.

Could other matters be decided at the Annual Meeting? At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxies designated on the enclosed proxy card, or any substitute for such proxies, will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation? We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to our stockholders. In addition, Directors, executive officers or employees may solicit proxies on our behalf by telephone, electronic transmission or personal contact without additional compensation. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Who will count the vote? Representatives of our transfer agent, Computershare, Inc., will tabulate the votes. Corporate Communications, Inc. will act as independent inspectors of election.

Where can I find the voting results of the Annual Meeting? We will announce the voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.
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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The terms of Ralph T. Parks, Anthony F. Crudele and James A. Hilt, our Class III Directors, will expire at the 2020 Annual Meeting of Stockholders. Mr. Parks is retiring from service on the Board and is not standing for re-election. The Board of Directors has nominated Mr. Crudele and Mr. Hilt, incumbent Class III Directors, and Jamere Jackson for election as Class III Directors at the 2020 Annual Meeting of Stockholders. If elected, these Class III Directors will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2023 and until their successor is elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

The remaining seven incumbent Directors previously elected to Class I and Class II will continue in office following the 2020 Annual Meeting and until their terms expire at the Annual Meetings of Stockholders in 2021 and 2022, respectively.

Mr. Crudele, Mr. Hilt and Mr. Jackson have indicated their willingness to serve as Directors. If they become unable to stand for election, the persons named in the proxy will vote for any substitute nominees proposed by the Board of Directors.

Vote Required

A Director will be elected, so long as a quorum is present, if he receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against a nominee. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the election of directors and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Listed below are the three persons nominated for election to the Board. The following paragraphs include information about each director nominee’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on our board.

Name	Age	Principal Occupation	Director Since
Anthony F. Crudele	63	Chairman of the Board; EVP, CFO and Treasurer of Tractor Supply Company (retired)	2012
James A. Hilt	44	President of Consumer Division at Shutterfly, Inc.	2017
Jamere Jackson	51	EVP and CFO of Hertz Global Holdings, Inc.	N/A

Anthony F. Crudele has been a Director since May 2012 and currently serves as the Chairman of our Board and Chair of our Nominating and Corporate Governance Committee. As Chairman, he also participates from time to time in meetings of the Audit Committee and Compensation Committee. He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company (TSC) from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999. Mr. Crudele is a certified public
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accountant and began his career in 1978, spending the majority of his public accounting tenure at the international accounting firm of Price Waterhouse. His past positions as CFO of publicly traded retail companies bring insight of retail operations and strategies. He qualifies as an “audit committee financial expert.”

James A. Hilt has been a Director since August 2017 and currently serves as a member of our Compensation Committee. He holds a Bachelor of Arts Degree in Political Science from the University of Minnesota. He joined Shutterfly, Inc. in March 2019 as President - Consumer Division. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. since April 2018. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018. Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc. Earlier in his career, Mr. Hilt held several executive positions at Sears Holdings Corporation, the parent company of Sears Roebuck and Co. and Kmart Corporation. Before Sears, he was a Director of Global Marketing at SAP and held several senior positions at IBM. Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.

Jamere Jackson is a Director nominee for election by our stockholders at the 2020 Annual Meeting. He holds a Bachelor degree in Finance and Business Economics from the University of Notre Dame. He joined Hertz Global Holdings, Inc. in September 2018 as Executive Vice President and Chief Financial Officer. Prior to joining Hertz, he served as Chief Financial Officer of Nielsen Holdings PLC, from March 2014 to August 2018. From 2004 to February 2014, he held a variety of leadership roles at General Electric Company, most recently as Vice President and Chief Financial Officer of a division of GE Oil & Gas. He has served on the Board of Directors of Eli Lilly & Co since October 2016 where he serves on the Audit (Chair) and Finance Committees. Mr. Jackson is a certified public accountant. His past positions as CFO of publicly traded companies as well as service on a publicly traded Board of Directors would bring significant financial expertise and a strong background in strategic planning. He qualifies as an “audit committee financial expert.”

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OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Listed below are the current members of our Board and Mr. Jackson, who is a director nominee. The paragraphs following include information about each individual’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the individual should serve on our board, with the exception of our current nominees, whose information can be found in Proposal Number 1.

Name	Age	Principal Occupation	Director Since
Director Nominees (see Proposal Number 1)
Anthony F. Crudele	63	Chairman of the Board; EVP, CFO and Treasurer of Tractor Supply Company (retired)	2012
James A. Hilt	44	President of Consumer Division at Shutterfly, Inc.	2017
Jamere Jackson	51	EVP and CFO of Hertz Global Holdings, Inc.	N/A

Standing Directors
Jane F. Aggers	72	President and CEO of Hancock Fabrics, Inc. (retired)	2010
Karen S. Etzkorn	56	CIO of Qurate Retail Group	2016
Terrance G. Finley	65	President and CEO of Books-A-Million, Inc.	2008
Dorlisa K. Flur	55	Senior Advisor and Former Chief Strategy and Transformation Officer for Southeastern Grocers, Inc.	2019
Michael E. Longo	58	President and CEO of Hibbett Sports, Inc.	2019
Lorna E. Nagler	63	President of Bealls Department Stores, Inc. (retired)	2019
Alton E. Yother	67	Senior EVP and CFO of Regions Financial Corporation (retired)	2004

Jane F. Aggers has been a Director since December 2010 and currently serves as Chair of our Compensation Committee and as a member of our Audit Committee. She holds a Bachelor of Science degree in Business Administration from Bowling Green State University. Ms. Aggers brings over 40 years of experience in the retail industry and served as President and Chief Executive Officer of Hancock Fabrics, Inc., a specialty fabric and home accessory retailer, from 2005 through January 2011. Prior to that time, she served as co-founder of MMI, a marketing and business consulting firm and served 24 years in various merchandising roles at Jo-Ann Fabric and Craft Stores, with her last position as Executive Vice President. Additionally, Ms. Aggers has served on the Board of Directors of Hancock Fabrics and Moto Photo, Inc., where she served on the Audit, Compensation and Special Independent Committees. She has also served on several non-profit and civic boards. Ms. Aggers’ professional background, particularly as CEO of a publicly-traded company, brings specific knowledge and experience of retailing, including public board experience, merchandising, marketing and management. She qualifies as an “audit committee financial expert.”

Karen S. Etzkorn has been a Director since November 2016 and currently serves as a member of our Audit and Compensation Committees. She holds a Bachelor of Science degree in Business Administration from Ohio State University. She has served as Chief Information Officer (CIO) and Executive Vice President at HSNi since January 2013 and was appointed the role of CIO at Qurate Retail Group (QVC Group - HSNi’s new parent company) in December 2017. Prior to that time, she served as Senior Vice President and Chief Information Officer at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012. In addition, she has held senior positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc. Ms. Etzkorn provides a unique knowledge base to our Board by offering strong technology expertise combined with overall retail understanding.

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Terrance G. Finley has been a Director since March 2008 and is currently a member of our Compensation Committee and our Nominating and Corporate Governance Committee. He holds a Bachelor of Arts degree in Political Science and Communications from Auburn University. Mr. Finley is currently President and Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993. His current responsibilities include all the company’s store operations, merchandising, marketing, publishing, import and Internet activities. A veteran of the book industry for over 40 years, Mr. Finley has led several of Books-A-Million’s business units, including the launching of its e-commerce effort. His strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company, especially considering that we are in some of the same markets.

Dorlisa K. Flur was appointed to our Board effective July 15, 2019, and currently serves as a member of our Audit Committee. She holds a Master of Business Administration from the Fuqua School of Business at Duke University as well as a Bachelor of Science in Computer Science and Economics from Duke. Ms. Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018. From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc. Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer. Earlier in her career, she honed her strategic skillset with 16 years at McKinsey and Company, Inc. where she was the first female partner elected in the Southeast and also co-led the Charlotte office. Additionally, she serves on the Board of Directors of Sally Beauty Holdings, Inc. and serves on their Nominating, Governance and Corporate Responsibility Committee and Marketing Committee. She brings a key skillset to our Board through her McKinsey background and C-level positions, having managed nearly every line-operating function at several public and private retail companies with geographic dispersion and a varied customer base.

Michael E. Longo was appointed as a non-independent Director of our Board in December 2019, when he joined the Company as Chief Executive Officer and President. Formerly, he served as Chief Executive Officer for Memphis-based City Gear, LLC., where he oversaw the successful sale of the company in 2018 to Hibbett Sports. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

Lorna E. Nagler was appointed to our Board effective July 15, 2019, and currently serves as a member of our Compensation Committee. She holds a Bachelor of Science degree in Retail from the University of Wisconsin. Ms. Nagler brings close to 40 years of experience in the retail industry and served as President of Bealls Department Stores, Inc. from January 2011 to February 2016. Prior to that time, she served as President and CEO of Christopher & Banks Corporation from 2007 to 2010. From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores. She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001. Additionally, Ms. Nagler currently serves on the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, where she sits on the Compensation and Nominating and Corporate Governance committees and formerly served on the Board of Directors of Christopher & Banks Corporation as a member of their Audit, Compensation and Governance committees. With years of experience as a senior level executive in a wide variety of retail companies, including as President and CEO of a public retail company, Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer.

Alton E. Yother has been a Director since August 2004 and currently serves as Chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He holds a Bachelor of Science degree in Finance from the University of Alabama. Mr. Yother worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation until his retirement in April 2008. Prior to this, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank. His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004. Mr. Yother strengthens the Board’s collective knowledge and capabilities, by offering an extensive background in management and experience in financial operations and strategic planning,
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including risk assessment, and brings to the Board strong financial and accounting experience. He qualifies as an “audit committee financial expert.”

Director Classes

The following table provides Director Class and term expiration information for each current Board Member:

Class	Term Expiration	Board Member
Class I Directors	2021 Annual Meeting of Stockholders	Terrance G. Finley
Dorlisa K. Flur
Lorna E. Nagler
Michael E. Longo
Class II Directors	2022 Annual Meeting of Stockholders	Jane F. Aggers
Karen S. Etzkorn
Alton E. Yother
Class III Directors	2020 Annual Meeting of Stockholders	Anthony F. Crudele
James A. Hilt
Ralph T. Parks(1)

(1) The Board has nominated Mr. Jackson for election as a Class III Director to replace Ralph T. Parks, who is retiring from the Board at the Annual Meeting.

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee (NCG Committee) and a Compensation Committee. The memberships and functions of these committees are set forth below. The Board has no standing Executive Committee. Michael E. Longo is the only non-independent Director on the Board and does not serve on any committee. The following table below provides Fiscal 2020 membership and meeting information for each of the Board Committees.

Committee	Chair	Members	Number of Meetings
Audit	Alton E. Yother	Jane F. Aggers	12
		Karen S. Etzkorn
		James A. Hilt(1)
		Dorlisa K. Flur(2)
		Ralph T. Parks
Compensation	Jane F. Aggers	Karen S. Etzkorn	5
		Terrance G. Finley
		James A. Hilt(1)
		Lorna E. Nagler(3)
		Ralph T. Parks
Nominating and Corporate Governance	Anthony F. Crudele	Jane F. Aggers(4)	5
		Terrance G. Finley
		Alton E. Yother

(1) James A. Hilt served on the Audit Committee until May 2019. Following the 2019 Annual Meeting, Mr. Hilt ended his service on the Audit Committee and was appointed to the Compensation Committee.
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(2) Dorlisa K. Flur was appointed to the Audit Committee upon her appointment to the Board in July 2019.
(3) Lorna E. Nagler was appointed to the Compensation Committee upon her appointment to the Board in July 2019.
(4) Jane F. Aggers was appointed to the Nominating and Corporate Governance Committee in May 2019.

Audit Committee

The Fiscal 2020 members of the Audit Committee were Ms. Aggers, Etzkorn and Flur, and Messrs. Hilt, Parks and Yother. Mr. Hilt ended his service on the Audit Committee in May 2019 and Ms. Flur was appointed to the Audit Committee in July 2019. Under the terms of its Charter, the Audit Committee meets no less than four times annually and reviews the Company’s financial performance at least quarterly. The Audit Committee met 12 times in Fiscal 2020. Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings. The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, our Enterprise Risk Management (ERM) program, the performance of our internal audit function and the performance of the independent registered public accounting firm.

In addition, the Audit Committee:

•appoints, compensates and oversees the work of our independent registered public accounting firm, including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting;
•pre-approves all auditing services and permitted non-audit services performed by the independent registered public accounting firm;
•retains independent counsel, accountants or others, as necessary, to advise the Audit Committee or assist in the conduct of an investigation;
•seeks any information it requires from employees, all of whom are directed to cooperate with the Audit Committee’s requests, or external parties and meets with our officers, the independent registered public accounting firm, internal auditors or outside counsel, as necessary;
•reviews and assesses our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management’s tone and responsiveness toward internal controls and reviews our policies and procedures for risk assessment and risk management;
•reviews and assesses our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluates management’s significant judgments and estimates underlying the financial statements;
•reviews and assesses our compliance with financial covenants, legal matters, including securities trading practices, tax matters and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies;
•oversees the audit process, including the adequacy and quality of the annual audit process and the performance and independence of the independent registered public accounting firm;
•reviews and assesses related-party transactions and our Code of Business Conduct and Ethics, including appropriate procedures concerning non-compliance with the Code, appropriate resolution of incidents reported through our anonymous response line and develops policies regarding the use of uncleared swaps if necessary;
•oversees complaint procedures and receipt of submissions, particularly those concerning questionable accounting or auditing matters; and
•evaluates the Audit Committee’s performance and reviews the Audit Committee’s charter on an annual basis and presents the Board with recommended changes.

A copy of the Audit Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts. Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the Nasdaq
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Stock Market and regulations of the SEC. In addition, our Board has determined that Mr. Yother, who currently chairs the Audit Committee, as well as Ms. Aggers, because of their career experiences serving in financial capacities of publicly-traded companies, qualify as “audit committee financial experts” within the meaning of applicable regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002. In addition, our Director nominee, Mr. Jackson, would also qualify as an “audit committee financial expert”.

Compensation Committee

The Fiscal 2020 members of the Compensation Committee were Mses. Aggers, Etzkorn and Nagler and Messrs. Finley, Hilt and Parks. Mr. Hilt and Ms. Nagler were appointed to the Compensation Committee in May 2019 and July 2019, respectively. Under the terms of its Charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The Compensation Committee met five times in Fiscal 2020 in official capacity. In addition, the Compensation Committee also met several times in unofficial capacity throughout Fiscal 2020 in order to discuss the succession and leadership transitions resulting from the retirement of Mr. Rosenthal and the departure of Mr. Bowman and to conduct searches for and interviews of potential candidates as their replacements.

In addition, the Compensation Committee:

•develops guidelines and reviews the structure and competitiveness of our executive officer compensation programs, including assessing the appropriate motivation of executive officers to achieve our business objectives in line with our overall strategies for risk management;
•oversees an evaluation of the performance of our executive officers, including our CEO, and approves annual compensation, including salary, bonus, incentive and equity compensation, of all our executive officers;
•approves any employment agreements and severance arrangements, including any benefits provided in connection with a change in control for our CEO and other executive officers;
•administers our equity award plans for employees and grants equity awards under our equity award plans;
•reviews strategy for executive officer succession;
•monitors the Company’s compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to the prohibition on loans to directors and officers, as well as other laws affecting employee compensation and benefits;
•oversees the Company’s compliance with Securities and Exchange Commission rules (SEC rules) and regulations regarding shareholder approval of certain executive compensation matters;
•publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•evaluates the Compensation Committee’s performance and reviews the Compensation Committee’s charter on an annual basis and presents the Board with recommended changes.

The Compensation Committee may, in its sole discretion, obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the evaluation of the compensation of our CEO and other elected executive officers. In employing external advisors, the Compensation Committee considers independence factors required by Nasdaq and the Securities Exchange Act of 1934, as amended (Exchange Act). In addition, the committee may obtain assistance and resources from Company employees as it deems necessary, to carry out its responsibilities under its charter.

A copy of the Compensation Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee

The Fiscal 2020 members of the NCG Committee were Ms. Aggers and Messrs. Crudele, Finley and Yother. Mr. Crudele served as the Committee Chair. Ms. Aggers was appointed to the NCG Committee in May 2019. The NCG Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board. The NCG has recommended the election of Mr. Crudele, Mr.
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Hilt and Mr. Jackson as Class III Directors at the 2020 Annual Meeting of Stockholders. Under the terms of its Charter, the NCG Committee meets at least one time annually, and met five times in Fiscal 2020.

The NCG Committee’s purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company’s corporate governance. The NCG Committee’s duties and responsibilities primarily relate to director nominations, Board and Committee effectiveness, Board structure and Director compensation, corporate governance and stockholder communications and disclosure.

In addition, the NCG Committee:

•recommends candidates to be nominated by the Board, including the re-nomination of any currently serving Director, to be placed on the ballot for stockholders to consider at the Annual Meeting or recommends nominees to be appointed by the Board to fill interim director vacancies;
•leads the Board in its periodic performance evaluation and conducts annual performance self-evaluations of the NCG Committee and each Director of the Board;
•reviews periodically the membership and Chair of each committee of the Board and recommends committee assignments to the Board, including rotation or reassignment of any Chair or committee member;
•recommends policies for compensation, including equity compensation, for independent Board members, in line with our overall strategies for risk management;
•monitors significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each Director;
•evaluates and administers the Corporate Governance Guidelines of the Company and recommends changes to the Board and reviews the Company’s governance structure;
•reviews the Nominating and Corporate Governance Committee’s charter on an annual basis and presents the Board with recommended changes; and
•establishes procedures for communicating with stockholders and assists management in the preparation of the disclosure in our Proxy Statement and other documents filed with the SEC regarding Director independence and the operations of the NCG Committee.

The Nominating and Corporate Governance Committee has written policies in place for accepting Director nominations from stockholders and identifying nominees for Director as well as minimum qualifications for Director nominees as described in this Proxy Statement.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at hibbett.com under the heading “Investor Relations.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Our Corporate Governance Principles

Our Board of Directors believes that good corporate governance is important to ensure the long-term benefit of its stockholders and has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. In addition, our Board conducts annual reviews of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our corporate Governance Guidelines as well as the current charters of each of our standing committees can be accessed in the “Investor Relations” section of our website at hibbett.com.

Following is a summary of our key corporate governance principles:

Board Composition

Director Independence. We are committed to principles of good corporate governance and the independence of a majority of our Board from our management. All members of our Audit Committee, Compensation Committee and NCG Committee have been determined by our Board to be independent Directors as defined under Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules (Nasdaq Listing Rules).
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It is the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, distributors, lenders, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company. Each Director is required to complete an annual questionnaire providing information necessary for the Company to assist the Board in reconfirming each Director’s independence and making required disclosures in the Company’s Proxy Statement, where applicable.

Pursuant to Rule 5605 of the Nasdaq Listing Rules, our Board determines whether each Director is independent. In accordance with the standards, the Board must determine that an independent Director has no material relationship with us other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us and restrict both commercial and not-for-profit relationships between us and each Director. We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Michael E. Longo who is a member of management. All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business and that one or more of our Directors may also have a relationship. Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under Nasdaq Listing Rules.

Chair/Lead Director. The Board elects a Chair to carry out duties assigned by the Company’s Bylaws or, from time to time, the Board. In the event the Chair is not an independent Director, the Board also designates a Lead Director who shall be an independent Director.

Our former Chair, Michael J. Newsome, served as Executive Chair of the Board until February 2, 2014. In light of his past employment with the Company, Mr. Newsome was not considered an independent Director under Nasdaq Listing Rules. Anthony F. Crudele served as our Lead Director and was appointed independent Chair effective upon Mr. Newsome’s retirement from the Board at the 2019 Annual Meeting in May 2019.

Our Board believes that its leadership structure encompasses an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company, and believes that having separate Chair and CEO positions allows Mr. Longo to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Crudele to focus on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to Mr. Longo.

Nomination of Directors

Role of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (NCG Committee) is responsible for the recommendation of nominees for election as Director to the Board. Nominees recommended by the NCG Committee may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

Qualification of Directors. In evaluating candidates for election to the Board, the NCG Committee considers the qualifications of the individual candidate as well as the composition of the Board as a whole. Among other things, the NCG Committee considers:

•the candidate’s ability to represent the interests of the stockholders and assist in the creation of stockholder wealth,
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•personal qualities of leadership, character, integrity and adherence to the highest ethical standards,
•the business judgment, diversity of background and acumen of the candidate,
•relevant knowledge, skills and experience in areas helpful to the Company’s business, including retail, finance, accounting, technology, innovation and marketing,
•whether the candidate is free of conflicts of interest and has the time required for preparation, active participation, and regular attendance at meetings of the Board and its committees,
•the candidate’s roles and contributions to the business community, and
•the financial sophistication of the candidate, including the ability to qualify as “financially literate” under Nasdaq Listing Rules.

The NCG Committee ensures that one or more of the Directors qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

In making a recommendation regarding the re-election of an existing member of the Board, the NCG Committee considers the Director’s tenure and assesses the Director’s past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board. Any Director appointed by the Board to fill a vacancy on the Board will stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

Director Experience, Qualifications, Skills and Attributes.

The following table summarizes specific experience, qualifications, skills and attributes of our Directors and Director nominees. A particular Director or nominee may possess additional experience, qualification, skills or attributes, even if not expressly indicated below.

	Diversity(1)	Senior Leadership Experience	Retail Experience	Digital/Channel Connectivity and Technology Experience	Brand Marketing Experience	Supply Chain Experience	Accounting and Risk Experience	Business Development or M&A Experience
Jane F. Aggers	✓	✓	✓		✓	✓		✓
Anthony F. Crudele		✓	✓				✓	✓
Karen S. Etzkorn	✓	✓	✓	✓		✓
Terrance G. Finley	✓	✓	✓	✓	✓	✓
Dorlisa K. Flur	✓	✓	✓	✓	✓	✓
James A. Hilt	✓	✓	✓	✓	✓			✓
Jamere Jackson	✓	✓					✓	✓
Michael E. Longo		✓	✓	✓		✓		✓
Lorna E. Nagler	✓	✓	✓		✓	✓
Alton E. Yother		✓					✓	✓

(1) Diversity includes gender, ethnicity and LGBTQA+, where self-disclosed.

Diversity Statement. The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified candidates with diverse backgrounds, skills and experiences, and other unique characteristics, as part of each Board search the Company undertakes.

Service on Other Boards. No Director may serve on more than two boards of publicly-traded companies, other than the Company, without prior approval of the Board. A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director’s independence or ability to effectively perform his or her duties as a Director. Our Company counsel
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advises the NCG Committee as to whether the appointment may impair the Director’s independence or raise other legal issues. Commitments of a Director or candidate to other board memberships are considered in assessing the individual’s suitability for election or re-election to the Board.

Election of Directors. The voting standard for the election of Directors is established in the Company’s Certificate of Incorporation, in conformity with the Bylaws of the Company. Our current Bylaws require Directors to be elected by the affirmative vote of a majority of the shares of capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

Stockholder Nominations. The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making recommendations with respect thereto to the whole Board.

Size of the Board

Our Certificate of Incorporation and Bylaws provide that the Board shall consist of a maximum of ten and a minimum of seven Directors. Within this range, the Board establishes the number of Directors. Currently, our Board consists of ten Directors who are divided into three classes with Class I, Class II and Class III having four, three and three members each, respectively. The term of our Class I Directors expires at the Annual Meeting in 2021. The term of our Class II Directors expires at the Annual Meeting in 2022. The term of our Class III Directors expires at the Annual Meeting this year, and will expire again at the Annual Meeting in 2023.

The size of the Board and experience of Board members that is relevant to the Company's business is assessed regularly by the NCG Committee. The Board may increase or decrease the number of Directors within the limits of Delaware law to accommodate the best interests of the Company and its stockholders. In March 2020, as the NCG Committee considered nominees for election as Class III Directors at the 2020 Annual Meeting of Stockholders, incumbent Class III Director, Ralph T. Parks indicated his intention to retire from the Board when his term expires at the 2020 Annual Meeting in accordance with the Board’s director tenure policy as described below. After evaluating the current size of the Board and the apportionment of Directors among the three Classes, the NCG Committee recommended, and the Board approved, the nomination of Anthony F. Crudele and James A. Hilt, incumbent Class III Directors, and Jamere Jackson for election as a Class III Director at the 2020 Annual Meeting to serve three-year terms expiring at the 2023 Annual Meeting of Stockholders.

If Messrs. Crudele, Hilt and Jackson are elected as a Class III Director, the Directors in Class III will remain at three members.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval. The NCG Committee’s goal is to align the Board with the long-term interests of the Company’s stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock. Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure

The Board has established a policy that non-employee directors shall not stand for re-election to the Board after the earlier of:

•reaching the age of 72;
•completing fifteen (15) years of service as a director of the Company; or
•the passage of fifteen (15) years from the date the Director ceased to participate in his or her regular, principal occupation or employment, whether due to retirement or otherwise.

The NCG Committee considers the participation and contributions of incumbent directors in determining whether to recommend their re-nomination to the Board. The Board, in its sole discretion, may waive any of the forgoing
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limitations to any Director if it deems his or her re-nomination to be in the best interest of the Company and its stockholders.

Director Responsibilities

General. It is the responsibility of the Directors to exercise their business judgment and act in the best interest of the Company and its stockholders. Directors must act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics, a copy of which is posted on our website at hibbett.com.

Understanding of the Company’s Business. Directors should become and remain informed about our Company and its business, including, among other things:

•our principal operational and financial objectives;
•our strategies and plans;
•our results of operations and financial condition;
•factors that determine our Company’s success; and
•risks that are inherent to our Company and industry and the control processes with respect to such risks.

Ownership of and Trading in Company Securities. The Directors must adhere to any guidelines established by the Board relating to required ownership of Company equity. Directors must comply with the Company’s policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers regarding periods when Directors should refrain from trading in the Company’s securities. Annually, each Director reviews and signs the Company’s Insider Trading Policy then in effect.

Conflicts of Interest. In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify the Lead Director or a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request. The waiver is granted only if approved by both groups.

In the event a Director has an actual or potential conflict of interest with respect to a matter involving the Company, the Board shall determine what action, if any, is required, including whether the Director should recuse himself or herself from discussion or voting with respect to the matter. In the case of a conflict of interest that is of an ongoing and material nature, the Director shall be asked to tender his or her resignation.

Governance Review. At least annually, the Board reviews the governance structure of the Company, including any provision of its Certificate of Incorporation and Bylaws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s stockholder base.

Attendance and Meeting Materials

Directors are expected to attend Board meetings and Committee meetings on which they serve in order to best fulfill their responsibilities. Directors are expected to attend in person at least 75% of scheduled meetings and must receive prior approval of the Chairman of the Board or the respective Committee chair to attend a scheduled meeting by teleconference. Likewise, Directors are expected to remotely attend at least 75% of scheduled teleconference Board meetings and Committee meetings. Meeting materials are provided to the Board prior to a scheduled meeting. Directors are responsible for reviewing these materials in advance of the meetings.

During Fiscal 2020, the Board and its committees conducted four scheduled onsite and 13 telephonic meetings. Each of our Directors attended at least 75% of all Board meetings and applicable Committee meetings. All Board members are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so. All of our Directors, serving at that time, attended the 2019 Annual Meeting of Stockholders.

In light of public health concerns regarding the COVID-19 pandemic and related travel restrictions, the 2020 Annual Meeting of Stockholders will be held virtually as described earlier. We also expect that our in person meetings will not resume until travel restrictions are lifted and it is deemed safe to do so.
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Executive Sessions

The Board’s independent Directors meet regularly in executive sessions without management or non-independent Directors. The Board’s executive sessions are led by the independent Chairman. An executive session will be held not less than twice a year and other sessions may be called by the independent Chairman in his or her own discretion or at the request of the Board.

Director Orientation

Upon initial election, the Company provides Directors with orientation and reference materials to familiarize themselves with the Company’s senior management, independent registered public accounting firm, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs. In addition, new Directors must attend a director education program within their first three-year term. The Board also encourages other appropriate Company officers to attend director education programs or other programs as needed to stay informed of trends and changes in corporate governance. All of our Directors are members of the National Association of Corporate Directors.

Board Committees

Committee Designation and Composition. It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-traded company. Currently, these committees are the Audit Committee, Compensation Committee and NCG Committee. Additional committees may be established by the Board as necessary or appropriate.

The Board as a whole determines the members and chairs of these Committees. All Committees are made up solely of independent Directors. The membership of Committees is rotated from time to time. Committee members and Chairs serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each committee determines who attends each meeting and whether the committee wishes to conduct any of its proceedings in an executive session. Executive sessions, consisting only of independent Directors, are typically conducted at each quarterly committee meeting.

Committee Compensation. The Board, upon recommendation of the NCG Committee, establishes the compensation of each committee member and may provide different compensation for members and chairs of various committees.

Audit Committee and Independent Registered Public Accounting Firm

Audit Committee Independence and Qualifications. Other than Director fees, Audit Committee members may not receive any additional compensation from the Company. All members of the Audit Committee shall meet the independence requirements of the SEC and the independence and financial literacy requirements of Nasdaq, as provided in the Audit Committee Charter. At least one member of the Audit Committee at all times shall qualify as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Stockholder Vote on Independent Registered Public Accounting Firm. The Company provides for an advisory stockholder vote to approve the selection of the Company’s independent registered public accounting firm at each Annual Meeting of Stockholders. The stockholder vote is not binding on the Company or the Board or its Audit Committee and shall not be construed as overruling a selection decision by the Company.

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Board Meetings and Agendas

The Board is responsible for an annual review of strategy, financial and capital plans, enterprise risk, as well as quarterly reviews of the performance and plans of the Company’s business and matters on which the Board is legally required to act. The CEO may propose other key issues for the Board’s consideration.

Agendas and meeting minutes of the committees are shared with the full Board. The Chair of each committee develops meeting agendas, with the support of members of management and considering the views of the committee members.

Management Attendance

The Board regularly requests the attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board or its committees. The Board and CEO may invite other members of management as it deems appropriate.

Evaluations and Succession Planning

CEO Review. The Board, with the assistance of the Compensation Committee, is responsible for conducting an annual review of the CEO’s performance. The Board reviews the report of the Compensation Committee, in order to ensure the CEO is providing effective leadership for the Company.

Succession Planning. The Compensation Committee makes an annual report to the Board on succession planning to ensure management continuity. The CEO recommends and evaluates potential successors and reviews any development plans recommended for such individuals.

Board Assessment

Board Performance. Self-assessment of the performance of the Board is conducted periodically and is led by the NCG Committee. The Board utilizes Company counsel to assist in these assessments.

Director Performance. The NCG Committee also conducts an annual review of each Director on the Board to assist in determining the proper composition of the Board and each of the committees. Among consideration is each Director’s attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director’s service on the Board and committees, knowledge in areas relevant to the Company’s business, contributions to the Board’s decision-making process and other such items the NCG Committee believes useful in determining such Director’s qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

Third Party Access. The Board recognizes that management speaks on behalf of the Company. However, the Board has established procedures for third party access to the Chair and the non-management Directors as a group. The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company’s internal and external auditors and outside counsel.

Employee Access. Board members have full access to the Company’s management and employees and will use their judgment to assure that any contacts will not disrupt the daily business operation of the Company. The CEO and the Secretary of the Company are copied, as appropriate, on any written communication between a Director and an officer or employee.

Receipt of Complaints. The Audit Committee has established procedures for receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

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Recoupment Policy

The Board will seek recoupment, in its discretion, from a senior executive of any portion of performance-based compensation as it deems appropriate, if it is determined that the senior executive engaged in fraud, willful misconduct, recklessness or gross negligence that caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements as defined in our Corporate Governance Guidelines. Performance-based compensation subject to recoupment under these guidelines includes annual cash incentive/bonus awards and all forms of performance-based equity compensation.

Our Corporate Governance Guidelines are reviewed annually and were most recently updated by the Board in May 2019 upon recommendation by the NCG Committee. A copy of these guidelines is posted on our website at hibbett.com and accessible to all investors.

Board Oversight of Business Risks

Enterprise-Wide Risk Oversight

The Board utilizes our ERM program to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts an annual risk assessment of our business risks and maintains a risk committee that reports to the Audit Committee. The risk assessment program is global in nature and has been developed to identify and assess the Company’s risks, as well as identify steps to mitigate and manage each risk identified. Management, including our Named Executive Officers (NEOs) and other key personnel, participate in the ERM program.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM program has been delegated to the Audit Committee. As such, our Corporate Risk Assessor reports directly to the Chair of the Audit Committee as it relates to ERM. The Audit Committee oversees the delegation of specific risk areas among other Board committees, consistent with their corresponding charters and responsibilities. Furthermore, the Audit Committee specifically focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. Appropriate members of management are assigned responsibility for each identified risk which includes monitoring the risk, assessing its potential impact and the Company’s vulnerability, determining its potential speed of onset and developing initiatives to manage the risk. In addition, the Board or Audit Committee is updated at least quarterly on the ERM program.

The Board maintains oversight of the Company’s cybersecurity risk through regular updates from management, including the status of ongoing projects to strengthen our efforts against cybersecurity events. The Audit Committee, specifically, reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Additionally, in conjunction with the Company’s ERM program, management also maintains an information and technology risk management program, which analyzes emerging cybersecurity threats as well as the Company’s plans and strategies to address the related risks.

Each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year. We believe that our approach to ERM optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe our risk structure complements our current Board leadership structure, as it allows our independent Directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Consideration of Risk Related to Compensation Programs

Our Compensation Committee is responsible for the oversight of risk associated with the compensation plans of our executive officers. The risk occurs predominately through the award of performance-based incentive compensation. As part of the ERM program, our cash and equity incentive compensation programs are periodically reviewed and assessed for design elements or features that could incentivize employees to incur excessive risk. The ERM
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program also considers policies in place to mitigate excessive risk taking such as the Company’s recoupment policy, stock ownership guidelines and the establishment of performance metrics and target levels of achievement.

There has been no substantial change to the structure of our compensation programs in the last three fiscal years. It has been concluded that our compensation plans would not cause management to act in a manner detrimental to the Company.

Committee Charters

The responsibilities of each of the committees are determined by the Board and are set forth in the committee’s charters which are reviewed annually and posted on our website at hibbett.com.

Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors. You may contact any member (or all members), any committee of the Board or any Chair of any such committee by mail. Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett Sports, Inc., 2700 Milan Court, Birmingham, Alabama 35211. The letter should state that the sender is a current stockholder. We intend to disclose any future changes to this stockholder communication process under the “Investor Relations” heading of our website located at hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors. Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•business solicitations or advertisements;
•junk mail or mass mailings;
•new product suggestions, product complaints or product inquiries;
•résumés or other forms of job inquiries; and
•spam or surveys.

We also examine the mailing from the standpoint of security. Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (Code) for all our employees, executive officers and Directors. A copy of this Code may be viewed at our corporate website, hibbett.com, under the heading “Investor Relations.” The contents of any amendments to the Code are also displayed on our website in lieu of filing them on Form 8-K. In addition, a printed copy of our Code will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty, integrity and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct,
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including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal controls over financial reporting or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters. We have such procedures in place. In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

Human Capital & Sustainability Highlights

We recognize the importance of environmental, social, and governance (ESG) issues and strives to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders. Operating sustainably has contributed to our proud 75-year history. We are committed to promoting Board and workforce diversity, providing opportunities for advancement, and treating all of our employees with dignity and respect. We also aim to reduce our environmental impact through energy efficiency initiatives, a shift toward more sustainable products, and a focus on waste reduction. Last year, we made significant progress in a number of sustainability areas.
Our Board of Directors

Our Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified candidates with diverse backgrounds, skills and experiences, and other unique characteristics, as part of each Board search the Company undertakes.

Over the past four years, the Board has made significant progress in diversifying its membership. Most notably, we have increased the number of women on our Board from one (10%) to four (40%). We have Directors that represent the LGBTQA+ community. Our Director nominee for election is a person of color. In total, 70% of our Board members, including our Director nominee, would be considered diverse on one or more of these attributes. The diversity of background and experience that these individuals bring to the table has broadened the Board’s perspective and strengthened the quality of its decision-making. Our Board composition also sets the tone for the kind of inclusive culture we aspire to create throughout our Company.

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Our Team Members

We value our approximately 10,200 team members and strive for a diverse and inclusive workplace environment. At Hibbett, diversity starts with the hiring process and we take proactive steps to broadly advertise open positions in an effort to consider a diverse pool of potential candidates. Our gender diversity is at 50-50 and people of color comprise 60% of our workforce and 48% of our store managers. We are proud to say that we were recently named by Forbes as one of the “Best Employers for Diversity” in 2020 in the areas of age, gender equality, ethnicity, physical ability, LGBTQA+ and general diversity.

At Hibbett, we aim to foster a healthy workplace by creating a supportive and safe work environment and adopting work styles and lifestyles conducive to health. In our retail stores, we conduct safety audits and training, we have measures in place to promote fleet safety, and we conduct occupational health testing for lifting and hearing in our wholesale and logistics facility. Our corporate office is equipped with a gym complete with exercise equipment and a basketball court and we offer perks such as exercise classes, on-site chair massages, and an on-site cafeteria stocked with convenient and healthy food choices. Our team members also have access to mental health assistance including marital, grief and financial counseling through a company paid benefit program.

Hibbett is dedicated to treating our own employees with fairness and respect and we believe our suppliers have an obligation to ensure acceptable working conditions in our supply chain. The following practices and procedures are in place to ensure such an environment:

•We provide training on anti-discrimination and harassment, offer mechanisms to report improper conduct, and our employees have the right to freely associate and the right to discuss wages, hours or other terms and conditions of employment.
•Hibbett’s Code of Business Conduct and Ethics which includes Hibbett’s policies on conflict of interest, compliance with insider trading laws, acceptance of gifts, and prohibition against corruption, must be reviewed and signed off annually by all corporate employees and certain management employees in the field.

•Retaliation against whistleblowers or employees making complaints of improper workplace conduct is strictly prohibited, clearly communicated to all employees, and monitored by our Human Resources Department.

•The use of forced or child labor in the manufacturing of the merchandise we purchase is prohibited and compliance with the laws of the country where our merchandise is produced is a requirement of all Hibbett suppliers.
•Product safety and responsible marketing is a cornerstone of Hibbett’s vendor compliance program. Hibbett requires evidence of compliance with the Consumer Product Safety Act for applicable vendors and mandates that all goods purchased are free from defects and hazardous substances and any associated marketing is truthful and accurate.
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•To further strengthen our responsible marketing initiatives, Hibbett requires all third parties who advertise our products to fully disclose their relationship with Hibbett in any social media platform.

Our Customers and Community

Hibbett is committed to the digital well-being of its team members and customers through protection of our Company, customer and employee data. We have security measures designed to protect against the misappropriation or corruption of our systems, intentional or unintentional disclosure of confidential information or disruption of our operations. Our risk remediation procedures include an annual IT risk assessment based on the SANS Institute Critical Security Controls framework. Controls and safeguards are validated by vulnerability assessments, penetration tests, and annual audits for compliance with requirements such as the Payment Card Industry Data Security Standards and Sarbanes-Oxley IT General Controls. We conduct employee training to raise awareness of cyber threats and teach our workforce how to identify and avoid such threats. Additionally, we strive to be transparent in our collection of data and have recently launched a platform to allow customers to make requests for information on the data we have collected, as well as requests to delete such data.

Community engagement is also embedded in our culture. We are a long-term corporate partner with the United Way of Central Alabama. The United Way drives positive community impact by supporting education, low-income families, and healthy lifestyle initiatives. Including matched contributions, we donated $100,000 over the past three years. Our City Gear retail stores have a program called “Sole School” that strengthens community bonds through partnership with local schools and donations of footwear and backpacks. Additionally, our past philanthropic efforts include collecting funds for the American Heart Association (approximately $220,000 donated over the last three years) and our Hibbett Sports retail stores routinely raise money which is given directly back to the local community for matters such as disaster relief.

In addition to our charitable efforts described above, Hibbett has paid sponsorships with three university athletic programs and each summer we offer paid internships to college students to support schools and offer real world insight for students in their chosen career paths.

Our Environment

We aim to reduce our environmental footprint and keep pace with changing industry trends. Our Scope 1 & 2 carbon dioxide (CO2e) emissions are estimated at 33,900 metric tons. In the past year, we reduced our average store electricity use by 19%. Our goal is to maintain flat same-store emissions and seek further opportunities for reduction. The Company is pursuing a number of initiatives to operate more sustainably by improving energy and logistics management, increasing our existing recycling program, and reducing the footprint of our stores. Since Scope 2 emissions are 88% of our carbon footprint, we intend to focus on improving conservation and energy efficiency at our stores. Our major environmental initiatives include:

•Sustainable Product Offerings. We are collaborating with our largest vendor partners to offer sustainable products this year. We believe sustainable products could grow to 10-15% of sales. Nike GRIND will be supported by significant marketing, social media, and in-store displays. GRIND is a closed-loop process that uses manufacturing scrap, unsellable products, and worn-out shoes to make new Nike products. We are also excited to be offering the Adidas Parley collection of shoes and apparel that are partly made with recycled ocean plastic. Lastly, The North Face is greatly expanding use of recycled polyester and nylon across its product line. We expect to increase sustainable product offerings going forward.

•LED Lighting Initiative. We began installing LED lighting in our stores starting in 2016. We have about 220 locations left to go including most of the City Gear stores. Our LED initiative cuts store energy use by about 30%. Other energy efficiency initiatives such as upgrades of older HVAC units can further reduce energy use. About 200 stores (20%) are candidates for an HVAC replacement.

•Fuel Efficient Tractors. In recent years, we began upgrading our fleet to newer more fuel-efficient tractors. About half of our fleet is now upgraded – resulting in an almost 60% improvement in average fuel
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economy. We are also implementing technology to further improve fuel efficiency by optimizing routes and reducing vehicle idling.

•Empty Miles Program. We are implementing a new initiative to minimize fleet empty miles. Our drivers cover up to 1,900 miles per week but are carrying a freight load only half the time. Empty miles are a supply chain inefficiency and create an opportunity to optimize our fuel usage. By selling space on empty tractor trailers, we will have fewer empty miles on return routes. A full roll out of this program will aim to have 80% or more of vehicles with a load on return routes.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2020 was comprised of cash and equity compensation. Each of these components and the total compensation amounts of our non-employee Directors for the fiscal year ended February 1, 2020 are shown in the following table (in dollars):

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Jane F. Aggers(4)	$71,251	$123,746	$—	$—	$194,997
Anthony F. Crudele(5)	$136,016	$99,996	$—	$—	$236,012
Karen S. Etzkorn(6)	$—	$169,996	$—	$—	$169,996
Terrance G. Finley	$70,000	$—	$91,653	$—	$161,653
Dorlisa K. Flur(7)	$38,846	$74,993	$—	$—	$113,839
James A. Hilt	$70,000	$99,996	$—	$—	$169,996
Lorna E. Nagler(8)	$38,846	$75,007	$—	$—	$113,853
Michael J. Newsome(9)	$68,602	$150,003	$—	$—	$218,605
Ralph T. Parks	$70,000	$99,996	$—	$—	$169,996
Alton E. Yother	$95,000	$99,996	$—	$4,048	$199,044

(1) Stock awards represent the annual equity award to Directors for those Directors who chose stock as their form of equity under the 2012 Director Equity Plan and director fees deferred into stock units under the 2015 Director Deferred Compensation Plan. Stock awards are valued at their grant date fair value equal to the closing stock price of our common stock on the date of grant.

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(2) Option awards represent the annual equity award to Directors for those Directors who chose stock options as their form of equity under the 2012 Director Equity Plan. Stock options are valued at their grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation –Stock Compensation (ASC Topic 718). Total options outstanding to purchase our common stock at February 1, 2020 for our current non-employee Directors were as follows:

Director	Options Outstanding	Expiration Dates
Ms. Aggers	19,073	12/1/2020 - 12/31/2022
Mr. Crudele	—	N/A
Ms. Etzkorn	—	N/A
Mr. Finley	76,002	3/16/2021 - 3/21/2029
Ms. Flur	—	N/A
Mr. Hilt	27,733	9/16/2027 - 3/27/2028
Ms. Nagler	—	N/A
Mr. Newsome	—	N/A
Mr. Parks	5,000	3/13/2022
Mr. Yother	15,000	3/17/2020 - 3/13/2022

During Fiscal 2020, we made an annual grant of stock options to one director dated March 21, 2019. A total of 16,798 stock options was granted at an exercise price of $18.04. The fair value of the grants was $5.46 which was estimated on the date of grant using the Black-Scholes pricing model assuming an expected life of 3.98 years, expected volatility of 34.26%, a risk-free interest rate of 2.35% with no dividend yield.

See Note 4 to the consolidated financial statements in our Annual Report for additional information regarding the Company’s assumptions concerning expected option life, expected volatility, risk-free interest rate and dividend yield.

(3) All other compensation consists of interest earned on compensation deferred in prior years. It does not include the value of occasional gifts of negligible value given to Directors such as athletic inspired merchandise.

(4) Ms. Aggers elected to defer a portion of her fees earned for Fiscal 2020 into stock units subject to the provisions of the 2015 Director Deferred Compensation Plan. Total fees earned by Ms. Aggers for Fiscal 2020 were $71,251. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2020 deferrals for Ms. Aggers, including her annual equity award based on a value of $100,000, converted into 6,600 deferred stock units that will be paid out under the plan based upon her elections at deferral.

(5) Mr. Crudele served as Lead Director until May 2019 when he was appointed Chairman of the Board. His fees include the pro-rata portion of his retainer of $45,000 as Lead Director and pro-rata portion of his retainer of $75,000 as Chairman of the Board.

(6) Ms. Etzkorn elected to defer all fees earned for Fiscal 2020 into stock units subject to the provisions of the 2015 Director Deferred Compensation Plan. Total fees earned by Ms. Etzkorn for Fiscal 2020 were $70,000. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2020 deferrals for Ms. Etzkorn, including her annual equity award based on a value of $100,000, converted into 8,660 deferred stock units that will be paid out under the plan based upon her elections at deferral.

(7) Ms. Flur was appointed to our Board in July 2019. She received an initial equity grant upon appointment valued at $75,000 which converted into 3,660 restricted stock units and are subject to a one-year service period, which will be fully vested upon her one-year anniversary with the Board. Awards to new directors are made one month after attendance of their first Board or committee meeting, therefore, Ms. Flur’s grant date was September 21, 2019.

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(8) Ms. Nagler was appointed to our Board in July 2019. She received an initial equity grant upon appointment valued at $75,000 which converted into 3,274 restricted stock units and are subject to a one-year service period, which will be fully vested upon her one-year anniversary with the Board. Awards to new directors are made one month after attendance of their first Board or committee meeting, therefore, Ms. Nagler’s grant date was September 27, 2019.

(9) Mr. Newsome served as Chairman of our Board through his retirement on May 23, 2019. His cash fees represent his retainer through his date of retirement. He received his annual equity grant valued at $150,000, which converted to 8,315 restricted stock units and vested effective on his date of retirement.

Director Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual Board fees to all non-employee Directors and annual retainers for our Chair/Lead Director and Chair of our Audit and Compensation Committees. The Board adopted the following pay structure in Fiscal 2020 for non-management Directors:

Annual Retainer	$70,000	Paid quarterly to all non-employee Directors
Chairman(1)	$75,000	Additional annual retainer, paid quarterly
Lead Director	$45,000	Additional annual retainer, paid quarterly
Audit Committee Chair	$25,000	Additional annual retainer, paid quarterly
Compensation Committee Chair	$25,000	Additional annual retainer, paid quarterly

(1) The additional retainer paid to the Chairman of our Board was $150,000 until Mr. Newsome’s retirement after the 2019 Annual Meeting in May 2019, at which time Mr. Crudele was appointed Chairman of the Board and the additional annual retainer was changed to $75,000.

The independent Chairman or the Lead Director (if the Chairman is not independent) also acts as Chair of the NCG Committee. Payments to our independent Directors may be paid in cash or may be deferred into stock units, stock options or cash. The total fees earned or paid in cash to all independent Directors during Fiscal 2020 are outlined in the following table:

	Retainers
Director	Annual	Chair	Lead Director	Committee Chair	Total Fees Earned	Total Paid in Cash
Ms. Aggers(1)	$70,000	$—	$—	$25,000	$95,000	$71,251
Mr. Crudele(2)	$70,000	$52,541	$13,475	$—	$136,016	$136,016
Ms. Etzkorn(3)	$70,000	$—	$—	$—	$70,000	$—
Mr. Finley(2)	$70,000	$—	$—	$—	$70,000	$70,000
Ms. Flur(2)	$38,846	$—	$—	$—	$38,846	$38,846
Mr. Hilt(2)	$70,000	$—	$—	$—	$70,000	$70,000
Ms. Nagler(2)	$38,846	$—	$—	$—	$38,846	$38,846
Mr. Newsome(2)	$21,828	$46,774	$—	$—	$68,602	$68,602
Mr. Parks(2)	$70,000	$—	$—	$—	$70,000	$70,000
Mr. Yother(2)	$70,000	$—	$—	$25,000	$95,000	$95,000

(1) Ms. Aggers elected to defer 25% of cash fees earned into stock units pursuant to the 2015 Director Deferred Compensation Plan. The remainder of cash fees earned were paid in cash.

(2) All fees earned were paid in cash.

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(3) Ms. Etzkorn elected to defer all cash fees into stock units pursuant to the 2015 Director Deferred Compensation Plan.

Equity Plans for Directors

There were two plans that governed equity awards to non-employee Directors during Fiscal 2020.

2012 Non-Employee Director Equity Plan (DEP). The DEP provides for grants of equity awards to non-employee Directors and was adopted by our stockholders and made effective on May 24, 2012. The DEP allows each non-employee Director to elect the form of equity they prefer and to receive their equity on a tax deferred basis. Non-employee Directors receive a fully vested equity award based on the value approved by the Board and the irrevocable elections must be made prior to the beginning of each calendar year. If no choice is made, the equity award will be issued as stock options.

A newly appointed or elected non-employee Director to the Board can elect a form of equity prior to the first Board meeting attended. If no choice is made, the equity award will be issued as stock options based on the value approved by the Board for newly appointed or elected Directors. This initial award is subject to forfeiture if the Director does not complete one year of service on the Board, subject to death, change in control or subsequent Board action.

Each non-employee Director who is elected or appointed to the Board receives an equity award upon election. An annual grant is made to each non-employee Director who has served a full fiscal year, which is pro-rated for Directors who serve less than one full fiscal year. Under the DEP, the stockholder approved maximum value allowed for equity awards to each non-employee Directors is $150,000 annually. The Board historically awards below the maximum value with the exception of Mr. Newsome when he served as Chairman, who received the full value allowed during his tenure as Chairman. Equity forms allowed under the DEP are stock options, stock appreciation rights, restricted stock and restricted stock units.

2015 Director Deferred Compensation Plan (Deferred Plan). The 2015 Deferred Plan was adopted effective July 1, 2015 and allows non-employee directors an election to defer all or a portion of their fees into cash, stock units or stock options annually on a calendar year basis. Any eligible Director may make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related. Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make such election.

One eligible Director deferred all fees earned in Fiscal 2020 and one eligible Director deferred a portion of fees earned in Fiscal 2020. For Fiscal 2021, two eligible Directors have elected to defer all or a portion of their fees. Deferrals to stock units are governed by the DEP. Deferral elections for Fiscal 2020 were made pursuant to the Deferred Plan.

The annual option grant to non-employee Directors in Fiscal 2020 was governed by the DEP. The annual grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees. The Compensation Committee has adopted the annual grant date as no earlier than the third business day following the release of the Company’s annual earnings for the fiscal year, but no later than the first (1st) Monday in April. Stock awards under the DEP relating to service during the current fiscal year are awarded the following fiscal year to eligible directors serving as a director on the last day of our fiscal year. All of our non-employee Directors served the full fiscal year and were awarded a value of $100,000 in the equity form of their choice, with the exception of Ms. Flur and Ms. Nagler. Mr. Newsome, as Chair of the Board, was awarded a value of $150,000 in the equity form of his choice. The annual awards to Directors were dated March 21, 2019. Ms. Flur and Ms. Nagler were appointed to the Board in July 2019 and were awarded a value of $75,000 one month after the attendance of their first meeting.

Stock Awards. Under the 2015 Deferred Plan, the election to defer fees into stock units is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the last day of the calendar quarter to determine the number of stock units earned for that period. Stock units earned are governed by the DEP.
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Ms. Aggers elected to defer 25% of her Board fees earned during Fiscal 2020 into stock units. In Fiscal 2020, Ms. Aggers deferred total fees of $23,750 which converted into 1,057 stock units. Ms. Etzkorn elected to defer 100% of her Board fees earned during Fiscal 2020 into stock units. In Fiscal 2020, Ms. Etzkorn deferred total fees of $70,000 which converted into 3,117 stock units.

Option Awards. Under the 2015 Deferred Plan, the election to defer fees into stock options is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period. Stock options earned are governed by the DEP.

Options awarded to non-employee Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant. We apply the fair value recognition provisions of ASC Topic 718. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. (See Note 4 to the consolidated financial statements in our Annual Report.)
All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2020 except for the interest earned on Mr. Yother’s deferred compensation. It does not include occasional gifts to Directors, usually in the form of athletic inspired merchandise such as footwear or apparel which have a negligible market value. Each Director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Director Compensation Changes for Fiscal 2021

Currently, there are no planned changes to the compensation structure for non-employee Directors for Fiscal 2021 with the exception of the annual award of equity, which was granted on April 7, 2020. Due to the current macroeconomic environment and unprecedented disruption caused by the COVID-19 pandemic, the resulting significant global market decline, and its effect on the value of our common stock, the NCG Committee recommended to the Board that the annual awards to Directors be a set number of restricted stock units or stock options, depending on each Director’s election. This varied from the past historical practice of awarding a specific value of awards that was determined based on the price of our common stock on the date of grant. The NCG Committee reasoned that the depressed price of our common stock could yield an unintended windfall to Directors and therefore set the annual awards at 7,000 shares of restricted stock units (pro-rated for Directors who did not serve a full year in Fiscal 2020) and 13,500 stock options awarded based on each Director’s election for Fiscal 2021. The Chairman received 8,750 restricted stock units for Fiscal 2021.

The Nominating and Corporate Governance Committee typically reassesses the Board structure and compensation annually after the Annual Meeting of Stockholders.
Stock Ownership Requirements for Non-Employee Directors

The Compensation Committee has adopted stock ownership requirements for Directors in an effort to better align personal and corporate incentives of Directors with our stockholders. Within three years of a Director’s election or appointment, non-employee Directors are required to maintain ownership of Company equity in an amount equal to three times (3x) their annual cash retainer. Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, stock units, etc. Common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year but using the initial grant date strike price.

Once the ownership requirement threshold is initially achieved, the Director will be granted reasonable, additional time to re-achieve the required equity ownership level if it is determined that the ownership fell below the required level due solely to a price decline of our stock, as opposed to the selling of Company equity.
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As of the fiscal year ended February 1, 2020, all of our non-employee Directors were in compliance with the stock ownership requirements, including Mses. Flur and Nagler who were appointed to the Board in July 2019 and have three years from their appointment to achieve the required ownership amount.

COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (CD&A) included in this Proxy Statement is intended to provide our stockholders with information about our compensation philosophy and to understand our rationale and decision-making process concerning our compensation practices with respect to our NEOs through clearly communicated narratives and tables.

The CD&A should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures contained within. We have reviewed the CD&A included in this Proxy Statement and discussed it with management. In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors:

Jane F. Aggers, Chair, Karen S. Etzkorn,
Terrance G. Finley, James A. Hilt, Lorna E. Nagler and Ralph T. Parks

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

The Compensation Committee of the Company’s Board of Directors is comprised of independent Directors as required by the listing standards of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and is available at hibbett.com under “Investor Relations.”

Compensation Risk Assessment

As part of our overall business risk assessment, we conduct an assessment of our compensation plans and measures to evaluate whether the plans may cause the Board, executives, managers and/or all employees to act in an undesired manner inconsistent with Company objectives, strategies and ethical standards and with prudent business practices. The Compensation Committee supports the Board’s oversight of risk management by addressing risks inherent in matters under the Committee’s purview, including executive compensation, incentive plans and succession planning.

We present and discuss the findings of the risk assessment with the Audit Committee on an annual basis. Based upon the assessment and discussions with the Audit Committee, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during Fiscal 2020 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.
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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program, including a discussion of our compensation objectives and philosophy and the material elements of the program. The discussion is focused on our named executive officers (NEOs) for Fiscal 2020, who were:

Michael E. Longo(1)	President and Chief Executive Officer
Jeffry O. Rosenthal(2)	Former President and Chief Executive Officer
Scott R. Humphrey(3)	Interim Chief Financial Officer
Christine E. Skold(4)	Former Interim Chief Financial Officer
Scott J. Bowman(5)	Former Senior Vice President and Chief Financial Officer
Cathy E. Pryor(6)	Former Senior Vice President of Operations
Jared S. Briskin	Senior Vice President and Chief Merchant

(1) Michael E. Longo was appointed President and Chief Executive Officer effective December 16, 2019.
(2) Jeffry O. Rosenthal resigned as President and Chief Executive Officer effective December 16, 2019.
(3) Scott R. Humphrey was named Interim Chief Financial Officer effective September 29, 2019.
(4) Christine E. Skold was Interim Chief Financial Officer from April 25, 2019 through September 28, 2019.
(5) Scott J. Bowman resigned as Senior Vice President and Chief Financial Officer effective April 25, 2019.
(6) Cathy E. Pryor departed as our Senior Vice President of Operations effective April 1, 2020.

Fiscal 2020 Compensation Highlights

The primary objectives of our executive compensation program in Fiscal 2020 were to provide compensation that:

•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a substantial portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers that supports healthy Company growth and supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2020, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2020, the Compensation Committee structured the total compensation program for executives to consist of:

•base salary;
•performance-based cash bonus;
•performance-based equity awards; and
•certain other benefits, including a nonqualified deferred compensation plan and supplemental 401(k) plan discussed in more detail later in this Proxy Statement.

Apart from the changes mentioned below for Fiscal 2021 as a result of the impacts of COVID-19, our compensation program has been consistently applied by the Compensation Committee for several years. The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk
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with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of pre-determined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

At the 2019 Annual Meeting of Stockholders, our stockholders soundly approved our Fiscal 2019 named executive officer compensation program, receiving 98.3% of votes cast in favor. The Compensation Committee concluded that the stockholders support our compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incentivizes our NEOs and reinforces the Compensation Committee’s views that our executive compensation program is achieving its objectives without giving rise to excessive risk.

We pay for performance
▪	A significant portion of our NEOs total target compensation was “at-risk” for Fiscal 2020:
» 50% for the President and Chief Executive Officer (CEO)(1)
» 48% for the Senior Vice President and Chief Financial Officer (CFO)(2)
» 44% for the Senior Vice President of Operations
» 43% for the Senior Vice President and Chief Merchant
▪	A minimum of 67% and average of 78% of equity compensation and annual cash incentive compensation is tied to performance against pre-established, specific, measurable financial performance goals.
We seek to mitigate compensation-related risk
▪	Annual enterprise-wide risk assessment, including compensation
▪	Clawback policy for NEOs and other employees covering both cash incentive and equity compensation
▪	Stock ownership guidelines for all NEOs and Directors
▪	No guaranteed bonuses
▪	Anti-hedging policy applicable to all Directors, executive officers and certain employees

(1) Represents Fiscal 2020 compensation structure established for Jeffry O. Rosenthal by the Company’s Compensation Committee and does not consider the compensation of Michael E. Longo who was appointed President and CEO effective December 16, 2019 because Mr. Longo was not part of the executive group when the Compensation Committee was setting the Fiscal 2020 compensation structure.
(2) Represents Fiscal 2020 compensation structure established for Scott J. Bowman by the Company’s Compensation Committee and does not include the compensation of Christine E. Skold or Scott R. Humphrey, who served as Interim Chief Financial Officers within the fiscal year because their compensation was based on a negotiated contract price, which did not include incentive pay or equity.

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Below is the Fiscal 2020 target annual compensation mix established by our Compensation Committee for our NEOs which included Mr. Rosenthal, Mr. Bowman, Ms. Pryor and Mr. Briskin (Ms. Skold and Messrs. Humphrey and Longo are excluded):

(1) PSU awards contain a performance condition and service criteria.
(2) RSU awards do not contain a performance condition but vest only after the service criteria is met. (See “Elements of our Compensation Program” beginning on page 47 for more information on executive compensation.)

Total Compensation Program Objectives and Philosophy

Individual compensation levels are based on the duties and responsibilities assumed by each named executive officer, individual performance, tenure and the attainment of Company goals. The Compensation Committee considers compensation levels of comparable executives at peer companies to ensure basic compensation competitiveness but does not benchmark NEO compensation to particular executive compensation percentiles at peer group companies.

Our NEOs are accountable for the performance of the Company and the function they manage and are compensated based on that performance. NEOs are rewarded when defined performance objectives are achieved and value is created for our stockholders. The Compensation Committee has decided to base the majority of performance-based compensation, including equity awards, on the achievement of Company goals, with the exception of any newly-hired executive whose initial bonus and equity are typically based on service. The Compensation Committee’s philosophy is that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

Long-term compensation for NEOs consists of equity awards such as restricted stock units (RSUs). In determining equity awards, the Compensation Committee endeavors to create a balance that reinforces the “pay-for-performance” philosophy while encouraging share ownership and retention. The Compensation Committee has currently opted to award only RSUs in the annual employee award, which includes our NEOs.

The majority of awards to our NEOs contain performance and service criteria set by the Compensation Committee that must be achieved in order to be earned. The awarding of PSUs is designed to align stockholder and management interests through incentives that encourage the highest level of corporate governance and focus on rewarding our executives for increased Company value and financial results over the long-term, without encouraging excessive or unnecessary risk-taking. The remainder of RSU awards to our NEOs are service-based and vest equally over a three-year period. The service-based awards encourage share ownership and retention of key employees. We also awarded a special grant of service-based RSUs to Ms. Pryor and Mr. Briskin in Fiscal 2020 as part of a retention agreement discussed below. The form and composition of equity awards, as well as other
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elements of compensation, may be adjusted in the future as our compensation philosophy evolves. The RSU awards to our employees, excluding our NEOs, are service-based only.

Role of Our Compensation Committee

The Compensation Committee approves all cash and equity-based compensation to our executive officers, including the CEO. Prior to approving such compensation, the Compensation Committee oversees the performance evaluations of our CEO and other executive officers. The Compensation Committee reviews the compensation of the CEO in light of his performance evaluation and, following discussions with him where it deems appropriate, establishes his compensation. Our Compensation Committee also administers the 2015 Plan and approves all equity grants to executive officers.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and Company performance. The Compensation Committee actively and consistently:

•holds executive sessions without the presence of management;
•reviews and implements a compensation structure for our NEOs;
•considers succession plans and strategies for our NEOs, as well as other key employees; and
•monitors stock ownership of our NEOs.

The Compensation Committee’s Charter reflects these and other responsibilities, and the Compensation Committee and the Board periodically review and revise the Compensation Committee Charter. The NCG Committee recommends the Compensation Committee’s membership.

Role of Executive Officers in Compensation Decisions

For Fiscal 2020, Ms. Aggers, Chair of our Compensation Committee, reviewed the performance of our CEO with the Compensation Committee, while Jeffry Rosenthal, our then-CEO and President, reviewed the performance of the other NEOs with the Compensation Committee. Recommendations for base pay, as well as for percent of base pay for bonus and equity awards, were made accordingly with respect to executive compensation for NEOs. The Compensation Committee generally approves the recommendations with minor adjustments. As prescribed in the Company’s Statement of Employee Equity Grant Practices, the Compensation Committee conducts these reviews within 90 calendar days of the Company’s fiscal year end. The only other role NEOs have in the determination of executive compensation is in the recommendation of the annual Company budget from which performance levels are based for incentive bonuses and performance-based equity awards. The annual Company budget is presented by management to the entire Board for review and approval.

Role of Compensation Consultants

The Compensation Committee last engaged an independent compensation consultant in Fiscal 2016 to advise the Committee on matters relating to executive compensation and assist in developing and implementing our executive compensation program. Furthermore, the Compensation Committee has, on occasion, utilized an on-line compensation subscription service that provides detailed executive compensation benchmarking analytics for comparison of our executive pay packages to that of our peer group. Our Company counsel also provides feedback from time to time, particularly on matters related to our equity plans, change of control agreements and severance agreements.

Peer Groups, Annual Benchmarking and Survey Data

The Compensation Committee evaluates our executive compensation practices and financial performance by reference to a peer group. The peer group is a group of companies which would be considered peers for executive talent purposes and is similar to Hibbett in terms of size, industry and/or scope of operations. Due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger than us, particularly companies from which we could recruit executive talent. The Committee periodically
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reviews the companies comprising the peer group and revises the group as it deems appropriate to reflect applicable changes within the industry.

We last reviewed our senior executive compensation relative to the peer group late in Fiscal 2020 with supplemental data from published market surveys with the independent compensation consultant we engaged in Fiscal 2016. The Committee used the reporting and services provided to evaluate whether the executive compensation levels, including base salary and incentive payouts, were within industry norms and our business strategy. Data from the peer group was supplemented with broad-based compensation survey data to develop a comprehensive view of the competitive market. The Committee believes that use of this survey data is an important element of our compensation evaluation. Compensation survey data includes companies comparable to us in terms of size and scale from the broader retail industry that influence the competitive market for executive compensation levels.

The following is a list of the companies which were most often used by the Compensation Committee in Fiscal 2020 when evaluating our executive compensation:

Company/Division	Ticker	Company/Division	Ticker
Buckle, Inc.	BKE	Shoe Carnival, Inc.	SCVL
Five Below, Inc.	FIVE	Stage Stores, Inc.	SSI
Foot Locker, Inc.	FL	Tilly’s, Inc.	TLYS
Genesco, Inc.	GCO	Zumiez, Inc.	ZUMZ

While the Compensation Committee does not directly benchmark NEO compensation to the comparable executive compensation at these peer companies, it does consider general competitiveness of the total compensation of our NEOs compared to similarly situated executive officers. The Compensation Committee therefore generally confirms that total annual compensation for our NEOs, assuming performance-based compensation targets are met but not exceeded, is above the median but below the 75th percentile of total compensation for similarly situated executives at the peer group companies.

Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:

•Pay for performance. A significant portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial results that contribute to total stockholder return.
•Reward long-term growth and sustained profitability. The majority of equity awards are based on a combination of short-term and long-term financial goals. These awards require sustained financial performance to deliver significant value and encourage our executive officers to execute strategic initiatives and deliver continued growth over an extended period of time.
•Share ownership and retention. While the performance-based equity awards also contain a service condition, a portion of equity awards are intended solely to encourage retention and ownership in the Company.
•Modest benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our NEOs. Any perquisites received are generally available to other levels of management and employees. We believe our compensation program provides adequate financial opportunities to our executive officers to the extent that extra benefits and perquisites are not required to attract and retain such executives.

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Elements of our Compensation Program

Compensation Element	Objective	Type and Form of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Not at risk; Annual cash compensation
Stock Unit Awards	To provide a minimum, fixed level of equity compensation for executive officers	Not at risk; Annual service- based compensation
Short-Term Incentive (Cash Bonus)	To encourage and reward executive officers for achieving annual Company performance goals	At risk; Annual performance compensation
Long-Term Incentive (Equity Awards)	To motivate and retain executive officers and align their interest with stockholders through:
	Performance-based RSUs based on short-term financial goals and long-term service	At risk; Short-term performance compensation
	Performance-based RSUs based on long-term financial goals	At risk; Long-term performance compensation
Employee Benefits	To promote health, well-being and financial security of employees, including executive officers	Not at risk; Annual indirect compensation

Annual Cash Compensation

Base Salary

Base salaries are the foundation of our executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future performance. Base salary levels also impact amounts paid under other elements of our executive compensation program, including short-term incentives and equity awards.

The base salaries for our NEOs in Fiscal 2020, Fiscal 2019 and Fiscal 2018 were:

NEO	Fiscal 2020	Fiscal 2019	Fiscal 2018
Mr. Rosenthal	$575,000	$575,000	$515,000
Mr. Longo(1)	$369,479	N/A	N/A
Mr. Bowman	$385,000	$375,000	$340,000
Ms. Skold(2)	$189,600	N/A	N/A
Mr. Humphrey(2)	$192,863	N/A	N/A
Ms. Pryor	$405,000	$400,000	$400,000
Mr. Briskin	$350,000	$325,000	$300,000

(1) Mr. Longo, as Chief Executive Officer of City Gear, a wholly owned subsidiary of the Company following the acquisition of City Gear in November 2018, had a base salary of $370,000, which was raised to $500,000 upon appointment as President and CEO of the Company on December 16, 2019. The amount in the table above represents the blended amount of his base salary in Fiscal 2020.

(2) As interim Chief Financial Officers, Ms. Skold and Mr. Humphrey were each paid a negotiated contract amount as discussed later in this document. The amounts in the table above represent the amount paid by the Company under each individual contract for their services in Fiscal 2020.

In most instances, base salaries fall at the 25th percentile of median base salaries for comparable executives at peer companies due to the Compensation Committee’s philosophy of emphasizing performance-based compensation.
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The salary levels for our NEOs for the fiscal year ended February 1, 2020, including the salary of Mr. Rosenthal as President and CEO, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated retail companies from our peer group. Based upon a review of such companies, the base salary levels approved by the Compensation Committee are generally conservative when compared to our peers, because their philosophy is that performance-based pay adds more value to the stockholder.

Substantial additional earnings opportunities are provided primarily through achievement of Company performance goals that also apply to equity-based awards. We have set a moderate base pay and combined it with a significant performance component that provides our executives with an incentive-based compensation program consistent with our emphasis on being financially conservative. For Fiscal 2020, an average of 50% of our NEO’s compensation was at risk.

Short-Term Incentive Compensation (Cash Bonus)

Our cash bonus program is subject to the 2016 Executive Officer Cash Bonus Plan (Bonus Plan) adopted by our stockholders. With the adoption of the Bonus Plan, the Compensation Committee has guidelines by which to structure incentives to executive officers through the use of qualified performance-based compensation. The Bonus Plan allows flexible compensation alternatives within our overall compensation philosophy.

The program is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company. The Compensation Committee determines the amount of target bonus awards for each executive as a percent of their base salary. Bonus targets emphasize contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility. See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

The following table illustrates the NEO’s (other than Ms. Skold and Mr. Humphrey) target bonus as a percent of individual base salaries for Fiscal 2020, Fiscal 2019 and Fiscal 2018 of which the executives earned 190.0%, 65.0% and 0.0% of their target for each year, respectively:

NEO	Position	Fiscal 2020	Fiscal 2019	Fiscal 2018
Jeffry O. Rosenthal	Former CEO and President	100.0%	100.0%	100.0%
Michael E. Longo(1)	CEO and President	100.0%	N/A	N/A
Scott J. Bowman(2)	Former Senior Vice President and CFO	75.0%	75.0%	75.0%
Cathy E. Pryor	Former Senior Vice President of Operations	75.0%	75.0%	75.0%
Jared S. Briskin	Senior Vice President and Chief Merchant	75.0%	75.0%	75.0%

(1) Mr. Longo, upon appointment as CEO and President after Mr. Rosenthal’s retirement in December 2019, was given the same target bonus as Mr. Rosenthal, pro-rated for his time as CEO and President. As Chief Executive Officer of City Gear, his target bonus was 50.0% of his base salary, pro-rated for his time as Chief Executive Officer of City Gear.

(2) Mr. Bowman forfeited his bonus upon his resignation effective in April 2019.

Company performance goals were based on earnings before interest and taxes (EBIT) determined by the annual budget as approved by the Board of Directors for Fiscal 2020, Fiscal 2019 and Fiscal 2018. Each bonus was contingent solely upon Company performance. The annual cash bonus represents the Compensation Committee’s “pay for performance” philosophy. If the EBIT target that is established is exceeded, then the NEO earns more, up to 200.0% of the target bonus; if we fall short of our EBIT target, then the NEO earns less or nothing at all. This tiered structure is applied to all our NEOs and also to the overall employee cash bonus portion that is contingent on the EBIT goal.

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For Fiscal 2020, Fiscal 2019 and Fiscal 2018, each executive’s (and employee’s) earned percentage of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s EBIT goal as summarized in the following table:

Fiscal 2020 and Fiscal 2019		Fiscal 2018
% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned	% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned
Below 90.0%	0.0%	Below 85.0%	0.0%
90.0%	50.0%	85.0%	62.5%
95.0%	75.0%	90.0%	75.0%
100.0%	100.0%	95.0%	87.5%
105.0%	125.0%	100.0%	100.0%
110.0%	150.0%	105.0%	112.5%
115.0%	175.0%	110.0%	125.0%
		115.0%	137.5%
120.0% or above	200.0%	120.0% or above	150.0%

The following table sets forth the EBIT goal for each year and the level achieved and paid out to our NEOs (and employees in our bonus pool) based on that achievement for Fiscal 2020, Fiscal 2019 and Fiscal 2018:

	EBIT Goal	EBIT Achieved	% of Goal Achieved	% of Payout
Fiscal 2020	$49.5 million	$58.8 million	118.8%	190.0%
Fiscal 2019	$46.8 million	$43.8 million	93.6%	65.0%
Fiscal 2018	$94.4 million	$53.7 million	56.9%	Forfeited

The Compensation Committee strives to set goals that motivate our executive officers to improve performance over previous years, without encouraging excessive risk taking, while taking into consideration long-term strategic initiatives that may impact year-over-year comparability. Calculation of the Company performance bonus earned by each NEO is based on the final audited consolidated financial statements and, if applicable, is usually paid out in March of the following year.

The Compensation Committee reserves the right to make adjustments to incentive bonuses. In Fiscal 2020, the Compensation Committee excluded costs of $23.7 million associated with the acquisition of City Gear, the CEO transition and our store realignment when determining the level of achievement for the EBIT goal for Fiscal 2020. In Fiscal 2019, the Compensation Committee excluded costs of $6.2 million associated with the acquisition of City Gear when determining the level of achievement for the EBIT goal for Fiscal 2019. In Fiscal 2018, the Compensation Committee excluded the favorable effect of the sale of our Team Division of $3.0 million when determining the level of achievement for the EBIT goal for Fiscal 2018. In all cases, the Compensation Committee determined that the adjustments were reasonable based primarily on the fact these transactions were not included in the projections at the time the Board was adopting the performance measurements and/or management’s ability or inability to control the financial impacts of the transactions. Any modifications are carefully considered by the Compensation Committee and applied to special circumstances, such as those above, that warrant the modification. There were no individual performance goals set for our NEOs for Fiscal 2020, Fiscal 2019 and Fiscal 2018.

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Long-Term Incentive Compensation (Equity Awards)

Equity Award Practices

The Compensation Committee determines the amount of target equity awards for each executive as a percent of their base salary. Through our 2015 Plan, the Compensation Committee has a wide range of award-based incentive alternatives to offer our NEOs. Equity award types including stock options, stock appreciation rights, PSUs and RSUs, may be granted at the discretion of the Compensation Committee. Awards of equity-based compensation to our executive officers complement our cash incentives and encourage an ownership stake in our Company to align the interest of our NEOs and our stockholders.

With the exception of new hire grants to executive officers, the Compensation Committee primarily grants PSUs to our NEOs as part of their annual compensation package, up to the limits allowed in the 2015 Plan at the time of grant. In Fiscal 2019, the Committee introduced RSUs to the mix of equity awards granted to our NEOs. PSUs are believed to strengthen the longer-term pay-for-performance alignment of the Company’s compensation program and provide retention motivation through time-vesting of half of the awards after achievement of the stated performance goal. RSUs with time-based vesting without performance conditions are believed to strengthen retention motivation and overall equity ownership in the Company.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of our equity-based incentive plans. The Compensation Committee’s policy sets the annual grant date for management and employee equity awards as no earlier than the third business day following the release of the Company’s annual earnings for the fiscal year just ended but no later than the first (1st) Monday of April each year. However, they do have the discretion to set the annual grant date outside these dates if circumstances warrant such.

Stock Awards

As part of the annual equity award, our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary. Over the last several years, 100% of the equity award was in the form of PSUs. Historically, the full equity award was based on a formula that yielded an amount based on 80% of the 30-day trailing average (trailing average) price of our stock from the date of grant. The trailing average price of our stock used for Fiscal 2020, Fiscal 2019 and Fiscal 2018 was $18.38, $23.52 and $29.45, respectively.

In Fiscal 2020 and Fiscal 2019, the Committee awarded 60% of the dollar amount of the NEO’s equity award in the form of PSUs and 40% in the form of RSUs. The PSUs were awarded based on the trailing average price of our stock from the date of grant while the RSUs were awarded based on the closing market price of our common stock on the date of grant or $18.04 and $22.55 in Fiscal 2020 and Fiscal 2019, respectively. Awards granted to our NEOs reflect our desire to provide incentives to these individuals that encourage our growth and long-term success as a Company.

Employee RSUs are granted under the provisions of the 2015 Plan, are based on a value determined individually by management, are based on the closing market price of our common stock on the grant date and have a service period of four years.

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The following table reflects the target PSU awards granted to our NEOs in office at the time of the annual grant(1) and the percentage of base salary that the PSU award was based on for Fiscal 2020, Fiscal 2019 and Fiscal 2018:

	Fiscal 2020		Fiscal 2019		Fiscal 2018
NEO	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary
Mr. Rosenthal(2)	—	0.0%	18,300	60.0%	21,900	100.0%
Mr. Bowman	11,800	45.0%	9,000	45.0%	10,800	75.0%
Ms. Pryor	12,400	45.0%	9,600	45.0%	12,700	75.0%
Mr. Briskin	10,100	45.0%	7,800	45.0%	9,500	75.0%

(1) Mr. Longo was not an officer at the time of the annual grant and therefore, did not receive a PSU award in Fiscal 2020. In addition, Ms. Skold and Mr. Humphrey were not officers at the time of the annual grant, but would not qualify for equity awards due to the short-term nature of their expected service.

(2) The Compensation Committee did not award any equity to Mr. Rosenthal in Fiscal 2020 in light of his pending retirement.

For the Fiscal 2020, Fiscal 2019 and Fiscal 2018 annual awards, half of the PSU award to our NEOs established by the Compensation Committee was a performance goal established on a one-year achievement based on Return on Invested Capital (ROIC). The PSU award based on ROIC had a three-year vesting provision in all three fiscal years. The other half of the PSU award was a performance goal established on a three-year achievement based on cumulative EBIT for all three fiscal years which vests in three years.

In Fiscal 2020 and Fiscal 2019, each NEO, with the exception of Mr. Rosenthal, was also awarded an RSU award with graded vesting over three years as part of the annual award. The number of RSUs awarded and the percentage of base salary for the RSU award to each NEO was:

	Fiscal 2020		Fiscal 2019
NEO	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary
Mr. Rosenthal	—	0.0%	10,200	40.0%
Mr. Bowman	6,402	30.0%	4,989	30.0%
Ms. Pryor	6,735	30.0%	5,322	30.0%
Mr. Briskin	5,488	30.0%	4,324	30.0%

Ms. Pryor and Mr. Briskin were also awarded a special grant of RSUs in May 2019 of 4,857 shares each as part of a retention agreement discussed below. Including the value of this special grant, the percent to base salary for Ms. Pryor and Mr. Briskin in Fiscal 2020 was 54.7% and 58.6%, respectively. The special grant vests equally on the first and second anniversary of the date of grant of May 6, 2019.

In addition, Mr. Longo was awarded RSUs upon his appointment as CEO and President equal to 100% of his base salary. These awards will cliff vest on January 1, 2023 and can be forfeited if there is a break in service. Ms. Skold and Mr. Humphrey did not qualify for equity awards due to the short-term nature of their expected service.

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The following tables set forth the ROIC and cumulative EBIT goals set for each year and the level achieved and earned by our applicable NEOs based on that achievement:

	Goal	Goal Set	Goal Achieved	% of Equity Earned
Fiscal 2020	ROIC	13.8%	15.2%	150.0%
Fiscal 2019	ROIC	13.7%	12.7%	65.0%
Fiscal 2018	ROIC	15.6%	11.6%	50.0%

	Cumulative Years	Cumulative EBIT Goal	Cumulative EBIT Achieved	% of Equity Earned
Fiscal 2020	F2020 - F2022	(1)	undetermined	undetermined
Fiscal 2019	F2019 - F2021	(2)	undetermined	undetermined
Fiscal 2018	F2018 - F2020	$389.3 million	$156.3 million	Forfeited

(1) The structure for the three-year EBIT goal for Fiscal 2020 will be determined over time. The first year’s base was set at $49.5 million. Years two and three will be determined at 5% above the actual EBIT achieved in Fiscal 2020 and Fiscal 2021. Fiscal 2020 EBIT achieved was $36.1 million but was adjusted for excluded costs of $23.7 million for an adjusted EBIT of $58.8 million. At 5% above the Fiscal 2020 adjusted EBIT, the second year base added was $61.8 million for a cumulative goal to date of $111.3 million.

The structure for the three-year EBIT goal for Fiscal 2019 will be determined over time. The first year’s base was set at $46.8 million. The second year base of $45.9 million was determined based on 5% above the Fiscal 2019 EBIT achieved of $37.5 million adjusted for excluded costs of $6.2 million or $43.8 million. The third year base of $61.8 million was determined based on 5% above the Fiscal 2020 EBIT achieved was $36.1 million adjusted for excluded costs of $23.7 million or $58.8 million for a three-year EBIT goal of $154.5 million.

As with the cash bonus potential, the Compensation Committee excluded the effect of excluded costs of $23.7 million when determining the level of achievement for the ROIC goal in Fiscal 2020 and the three-year EBIT goals in Fiscal 2020, Fiscal 2019 and Fiscal 2018. The ROIC award would have been achieved at 50% with inclusion of the costs. In addition, upon adoption of the Fiscal 2018 executive compensation program, the Compensation Committee elected to exclude the Team Division financial results from any incentive calculations in anticipation of its sale during the fiscal year. The inclusion of the Team Division financial results would not have impacted the percentage of equity earned in Fiscal 2018.

We calculate ROIC as: (EBIT + Rent) x (1-Tax Rate) / (Shareholder’s Equity + Debt + Leases)

•EBIT is defined as earnings before interest and income tax expense but after all other expenses.
•Rent is defined as our consolidated rent expense on buildings.
•1-Tax Rate where the Tax Rate is defined as the annual effective tax rate.
•Shareholder’s Equity was defined as the average of the fiscal year total beginning and total ending balance, excluding stock repurchases under our stock repurchase authorization program.
•Debt is defined as consolidated short-term, long-term or bank debt, but does not include capital leases.
•Leases are defined as a multiple of four (4) times the annual consolidated rent expense.

Because the EBIT goal is based on a three-year cumulative achievement, the achievement for Fiscal 2020 and Fiscal 2019 are yet to be determined.

Timing of Equity Awards

We grant equity awards to eligible employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee. The fair value of awards is based on the closing price of our common stock on the date of grant (or if not a business day, the immediately preceding business day) as defined in our equity plans.
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In Fiscal 2020 and Fiscal 2019, we granted all annual employee equity awards, including our executives, on the same day. In Fiscal 2018, the annual grant to our executives was two days after the annual grant to our employees because the material terms of the executive awards were not finalized until March 15, 2017. The annual grant date to our employees was March 14, 2017 and to our executives was March 16, 2017. Under the Statement of Employee Equity Grant Practices (EGP) adopted by the Compensation Committee, the grant date for annual awards to executives and employees is defined as no earlier than the third business day following the public release of our annual earnings, but no later than the first (1st) Monday of April although the Compensation Committee has discretion to award outside these dates.

Any grants to newly hired executives are made on the first day of the fiscal quarter after hire. Special purpose grants are effective as of the Friday following the Compensation Committee’s formal approval. The Compensation Committee reserves the right to modify this practice if circumstances warrant as it did for the special grant in Fiscal 2020 and for the Fiscal 2018 grant date to our executives. No award will be deemed made until all material terms, including the type of award, number of shares, grant date, and the identification of each grantee, is determined with finality without the benefit of hindsight. The award date for all Fiscal 2021 awards was set for April 7, 2020.

Employment and Retention Agreements

Employment Agreement

Mr. Longo entered into an employment agreement in connection with his appointment as President and CEO of the Company, effective December 16, 2019 (Employment Agreement), which provided, among other things, for an annual base salary of $500,000 and the opportunity to participate in the Company’s annual incentive bonus plan and the 2015 Plan. The Employment Agreement also provided for the one-time payment of a relocation allowance of $100,000 and temporary housing for Mr. Longo for a period of 90 days. Mr. Longo’s employment is at will and his services may be terminated by Hibbett at any time subject to applicable notice requirements. In the event of termination of his employment other than by reason of death or disability, Mr. Longo is entitled to certain severance payments that vary according to whether the termination is with or without “cause” or “good reason,” as such terms are defined in the Employment Agreement.

For Fiscal 2020, Mr. Longo was eligible to receive an annual incentive bonus based on the same performance criteria and target bonus percentage in effect for the President and Chief Executive Officer as of December 16, 2019, subject to proration based on the length of Mr. Longo’s service in those capacities during the fiscal year. In addition, Mr. Longo was eligible for an annual performance bonus based on a percentage of his previous base salary as Chief Executive Officer of City Gear if certain City Gear performance goals are met.

Mr. Longo also received an equity award of restricted stock units having a value of $500,000 as of December 13, 2019 pursuant to the 2015 Plan. The award will vest in full on January 1, 2023, provided Mr. Longo is employed by the Company on the vesting date.

Retention Agreements

With the announced retirement Jeffry Rosenthal and resignation of Scott Bowman in early Fiscal 2020, the Compensation Committee determined it would be in the best interests of the Company and its stockholders to enter into a Retention Agreement (Retention Agreements) with certain employees of the Company, including Ms. Pryor and Mr. Briskin. The effective date of the Retention Agreements was April 26, 2019, and the terms of the Retention Agreements end on the second anniversary of the effective date.

The Retention Agreements provide for a lump sum severance payment equal to one times the executive’s base salary, less deductions for applicable taxes, in the event that the executive is terminated by the Company during the two-year term of the agreement without “cause” or if the executive resigns for “good reason” (as those terms are defined in the Retention Agreements). However, the severance payment will not be paid if the executive is also entitled to receive benefits under any change of control severance agreement of the Company or if the separation from service is due to retirement or disability. In addition, the payment will be forfeited if the executive breaches
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certain confidentiality, nondisclosure or noncompetition covenants contained in existing agreements between the Company and the executive.

The Retention Agreements also called for a special grant of RSUs. In the event the executive becomes entitled to a severance payment under their respective Retention Agreement, the outstanding RSUs awarded to the executive pursuant to such agreement will automatically vest upon termination of the executive’s employment. All other outstanding equity-based awards to the executive will continue to be governed by the applicable terms of such awards and will not be modified or amended by the Retention Agreement.

Ms. Pryor’s departure from the Company, effective April 1, 2020, was treated as a qualifying termination under her Retention Agreement, which entitled her to certain severance benefits. Also, in connection with her departure, the Company entered into a Separation Agreement and Release (Separation Agreement), which provided for, in exchange for a customary release and non-revocation, Ms. Pryor’s receipt of one year of her base salary ($405,000) to be made in a single payment within 10 business days following April 1, 2020; the retention of 4,857 outstanding equity-based awards previously granted on May 6, 2019, pursuant to Ms. Pryor’s Special 2019 Restricted Stock Unit Award Agreement and 8,919 previously granted performance and service-based stock units; and the payment of her applicable Fiscal 2020 bonus payment to be made within 45 days following April 1, 2020, in each case less applicable withholdings. Because this termination did not occur during Fiscal 2020, such amounts are not included in the Summary Compensation Table or elsewhere in this Proxy Statement.

There are currently no other employment or retention agreements with any executive officer or employee of the Company.

Severance and Change in Control Payments

The Compensation Committee has adopted a Change in Control Severance Agreement (Severance Agreement) for our NEOs, other than Mr. Longo’s, whose change in control and severance protections are contained in his Employment Agreement as well as a standalone change in control severance agreement (Longo Severance Agreement). For a discussion of these severance arrangements, please see the discussion below under in the subsection entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

The Compensation Committee’s philosophy is that NEOs should not be treated differently from the general employee population in the design of their benefits, other than one-time or special benefits provided under broader programs, such as relocation. The Company’s overall viewpoint is to offer a compensation package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to our employees, in general. The NEOs, with the exception of our Interim Chief Financial Officers, receive the same medical, dental, vision, disability, employee discount, flexible spending options and 401(k) benefits as the broader employee population who qualify. Our Interim Chief Financial Officers did not qualify for perquisites or other benefits due to the short-term nature of their expected service. The perquisites provided to eligible NEOs are also available to other employees, where applicable, and include:

Paid holidays and paid time off (PTO). We currently allow eight paid holidays. Based on years of service, our full-time employees can earn up to 28 days of PTO per year. All our NEOs are eligible for the maximum PTO per year, with the exception of Mr. Longo who is eligible for 22 days of PTO per year, based on their years of service.

Discount on the Company’s common stock through the Hibbett Sports, Inc. Employee Stock Purchase Plan (ESPP). All employees, including our NEOs, who have been employed with the Company over one year and work an average of 20 hours per week, qualify for participation in our ESPP. The ESPP permits employees to purchase our common stock each calendar quarter at a discount of 15.0% off the closing price of the lower of the first day of the calendar quarter or the last day of the calendar quarter. Currently, none of our NEOs participate in the ESPP.

Company-paid life insurance. The Company provides life insurance coverage equal to two times the annual base salary of all full-time employees up to $500,000 with further reductions once an employee reaches age 65 and 70.

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Deferred Contribution Benefit Plans. The Hibbett Sports, Inc. 401(k) Plan is our tax qualified retirement plan where our employees, including our NEOs, are able to make contributions from their cash compensation either pre-tax through various investment options or post-tax through a ROTH option. We make matching contributions for all participants equal to 100% of the first 3% of eligible compensation and 50% of the next 3% of eligible compensation for a total possible match of 4.5% of the first 6% of eligible compensation. All of our NEOs participate in the 401(k) Plan. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan.

We maintain a nonqualified Supplemental 401(k) Plan (Supplemental Plan) and Executive Voluntary Deferral Plan (Deferral Plan) but no longer offer either of these plans to our executive officers or other highly compensated employees. Under the Supplemental Plan, our executive officers and other highly compensated employees had the opportunity to defer their compensation, including amounts in excess of the tax law limit. Balances in the Supplemental Plan are unsecured and at risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy.

Under the Deferral Plan, key executives of the Company had an opportunity to defer, on a pre-tax basis, up to 50% of their base salary and up to 100% of any bonus earned. There are no outstanding balances under the Deferral Plan.

Though not offered currently, the Compensation Committee can reinstate either of these plans at its discretion and if it did so, all our applicable NEOs would be eligible to participate.

Flexible Spending Account Plan. The Company maintains a Flexible Spending Account Plan (FSA) that allows employees to set aside pre-tax amounts for certain out-of-pocket health care and dependent care expenses. All of our NEOs are eligible for participation under the FSA. Currently, none of our NEOs participate in the FSA.

See the Summary Compensation Table and related disclosures for more details on specific perquisites applicable to each NEO.

Equity Ownership

The Compensation Committee has adopted stock ownership requirements for our NEOs. Within three years of any executive officer’s hire date or promotion to a covered office, whichever is later, the following equity ownership must be maintained in the amounts indicated:

Office Held	Stock Ownership Requirement
Chief Executive Officer, President	Three (3) times base salary
Senior Vice President	One (1) time base salary

Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. Once the ownership requirement is initially achieved, should the executive’s ownership fall below the required level due solely to a price decline in the share price, as opposed to selling of company equity, the executive is granted reasonable, additional time to regain the required equity ownership level. In verifying the above ownership requirements are achieved, common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year but using the initial grant date strike price. As of our fiscal year ended February 1, 2020, all our NEOs had met their stock ownership requirements.

Prohibition on Hedging and Pledging

We have a policy prohibiting our Directors, executive officers and certain employees from engaging in hedging, holding securities in a margin account, and otherwise pledging the Company’s securities.

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Trading in Hibbett Sports Inc. Stock Derivatives

It is our policy that our employees, including our NEOs, and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock. Also trading by our employees, including our NEOs, and Directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Financial Restatement and Recoupment

The Board has adopted a Recoupment Policy within its Corporate Governance Guidelines which allows the Board, at its discretion, to seek reimbursement of performance-based compensation, including performance-based equity compensation, from any senior executive, including our NEOs, who has engaged in fraud, willful misconduct, recklessness or gross negligence that has caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements. The policy is effective for all performance-based compensation earned after Fiscal 2010. Bonuses and PSUs are based on achieved financial targets and are determined based on our audited consolidated financial statements.

The Compensation Committee has the discretion to reduce the amount of performance-based compensation payable to our executives and has done so most recently in Fiscal 2016. A copy of our Corporate Governance Guidelines is available at hibbett.com under “Investor Relations.”

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Annual Compensation of Named Executive Officers

The following table reports amounts paid during the fiscal years ended February 1, 2020, February 2, 2019 and February 3, 2018 to our NEOs, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table
For the Fiscal Years Ended February 1, 2020, February 2, 2019 and February 3, 2018
(In dollars)

Name and Principal Position	Year(1)	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	TOTAL
Jeffry O. Rosenthal	2020	$575,000	$—	1,092,500	$2,243,037	$3,910,537
Former Chief Executive	2019	$575,000	$642,675	$373,750	$12,150	$1,603,575
Officer and President	2018	$515,000	$641,670	$—	$11,925	$1,168,595
Michael E. Longo	2020	$369,479	$500,015	$286,772	$118,400	$1,274,666
Chief Executive Officer
and President
Scott J. Bowman	2020	$385,000	$328,364	$—	$12,600	$725,964
Former Chief Financial Officer	2019	$375,000	$315,452	$182,813	$12,150	$885,415
and Senior Vice President	2018	$340,000	$316,440	$—	$11,925	$668,365
Christine E. Skold	2020	$189,600	$—	$—	$13,813	$203,413
Former Interim Chief
Financial Officer
Scott R. Humphrey	2020	$192,863	$—	$—	$16,213	$209,076
Interim Chief Financial
Officer
Cathy E. Pryor	2020	$405,000	$445,201	$577,125	$12,600	$1,439,926
Former Senior Vice	2019	$400,000	$336,491	$195,000	$12,150	$943,641
President of Operations	2018	$400,000	$372,110	$—	$11,925	$784,035
Jared S. Briskin	2020	$350,000	$381,213	$498,750	$12,600	$1,242,563
Senior Vice President and	2019	$325,000	$273,396	$158,438	$12,150	$768,984
Chief Merchant	2018	$300,000	$278,350	$—	$11,925	$590,275

(1) Hibbett Sports Inc.’s fiscal year ends on the Saturday nearest to January 31 of each year.

(2) The values set forth in this column reflect service-based and performance-based RSUs granted to our NEOs, with the exception of Mr. Longo, which only reflects service-based RSUs. In addition, in Fiscal 2020, Ms. Pryor and Mr. Briskin received a special award of service-based RSUs as part of their respective Retention Agreements. The valuation method, in accordance with ASC Topic 718, is based on the closing price of our common stock on the date of grant, without considering an estimate for forfeitures. The values in the table represent the target number of awards established for each NEO.

PSUs awarded by our Compensation Committee to our NEOs are granted based on a percent of their base salary. The NEOs could earn less or more than the target amount depending on the level of performance achieved. The awards could also be forfeited upon failure to achieve the minimum performance target. The following table sets forth the aggregate grant date fair value for the PSUs awarded to our NEOs (excluding Messrs. Longo and Humphrey and Ms. Skold), assuming the highest level of performance conditions were achieved:
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	Fiscal Year
Name	2020	2019	2018
Mr. Rosenthal	$—	$825,330	$1,283,340
Mr. Bowman	$425,744	$405,900	$632,880
Ms. Pryor	$447,392	$432,960	$744,220
Mr. Briskin	$364,408	$351,780	$556,700

The Compensation Committee did not award any equity to Mr. Rosenthal in Fiscal 2020 due to his pending retirement. Messrs. Longo and Humphrey and Ms. Skold were not awarded performance-based awards. Mr. Longo was not awarded PSUs because he was not an executive officer at the time the awards were made. Mr. Humphrey and Ms. Skold were not awarded PSUs because neither were in their executive positions at the time the awards were made as well as the interim nature of their contracts would render that the service-component of the PSUs could not be achieved.

The following table represents the aggregate grant date fair value of the actual restricted stock awards earned by our NEOs (excluding Messrs. Longo and Humphrey and Ms. Skold), based on actual achievement of performance conditions:

	Fiscal Year
Name	2020	2019	2018
Mr. Rosenthal	$—	$134,127	$160,418
Mr. Bowman	$—	$65,959	$79,110
Ms. Pryor	$167,772	$70,356	$93,028
Mr. Briskin	$136,653	$57,164	$69,588

The Compensation Committee did not award any equity to Mr. Rosenthal in Fiscal 2020 due to his pending retirement. Messrs. Longo and Humphrey and Ms. Skold were not awarded performance-based awards. Mr. Longo was not awarded PSUs because he was not an executive officer at the time the awards were made. Mr. Humphrey and Ms. Skold were not awarded PSUs because neither were in their executive positions at the time the awards were made as well as the interim nature of their contracts would render that the service-component of the PSUs could not be achieved.

Some of the awards considered in the table are still subject to a service requirement. The amounts shown for Fiscal 2020 and Fiscal 2019 include outstanding and unearned awards that are contingent on future performance achievement.

(3) Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time it is established and communicated to the executive.

Our executive cash bonuses are comprised of a Company performance component, which is a percent of base salary and based on performance criteria the Compensation Committee feels is substantially uncertain at the time it is established and communicated to the executive. The criterion established by the Compensation Committee typically requires an improvement on ratios and earnings from the prior year, with consideration in the past few years for significant strategic investments around our omni-channel initiatives, the acquisition of City Gear and the store realignment plan. Performance measures are not based on the price of our common stock. The targeted bonus potential for Fiscal 2020, Fiscal 2019 and Fiscal 2018 was communicated to each executive officer following the March 2019, March 2018 and March 2017 meetings of the Compensation Committee, respectively.

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Mr. Longo’s targeted bonus consists of a pro-rata portion of his target bonus as Chief Executive Officer of City Gear and as President and CEO of Hibbett. Both were based on a percent of his base salary with the target bonus at City Gear and Hibbett based on 50% and 100% of his base salary for each position held, respectively.

(4) Other compensation is historically made up of the incremental cost to us of benefits and other perquisites. For Fiscal 2020, Fiscal 2019 and Fiscal 2018, other compensation included the match under the Company’s 401(k) Plan of $12,600 for each NEO participating in the 401(k) Plan. Mr. Rosenthal’s also included $2.2 million payable under his retirement agreement. Mr. Longo’s also included $100,000 relocation incentives and $5,800 for personal use of a Company automobile. In addition, travel allowances and Company-paid hotel or apartment accommodations for Ms. Skold and Mr. Humphrey during Fiscal 2020 are included.

Jeffry O. Rosenthal

Jeffry O. Rosenthal, age 62, was our Chief Executive Officer and President from March 2010 to December 2019. The following table represents the compensation package awarded to Mr. Rosenthal in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2020		Fiscal 2019		Fiscal 2018
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$575,000		$575,000		$515,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	575,000	100.0%	575,000	100.0%	515,000	100.0%
TOTAL Cash Compensation Potential	$1,150,000	200.0%	$1,150,000	200.0%	$1,030,000	200.0%

Restricted Stock Units(2)	—		28,500		21,900

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Rosenthal were based on the Company’s EBIT achievements in Fiscal 2020, Fiscal 2019 and Fiscal 2018, respectively. The actual Company bonus earned by Mr. Rosenthal in each of these years based on the Company’s achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2020	$1,092,500	190.0%
Fiscal 2019	$373,750	65.0%
Fiscal 2018	$—	0.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2020 and Fiscal 2019, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vest equally over three years. In Fiscal 2018, all our equity awards to our NEOs were performance-based awards.

As part of Mr. Rosenthal’s retirement agreement, he forfeited all earned and outstanding equity awards in exchange for the greater of the closing price of our stock on the date the agreement was executed or the date of his retirement. Mr. Rosenthal had 53,050 unvested shares of restricted stock that were subject to the terms of the agreement. The closing price of our stock on the date the agreement was executed was $18.04 per share. The closing price of our stock on his date of retirement was $26.09; therefore, Mr. Rosenthal received $1.4 million in exchange for his equity upon retirement which is reflected in Other Compensation in the Summary Compensation Table.

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Other Compensation. Other compensation earned by Mr. Rosenthal is primarily made up of amounts deemed payable upon his retirement from the Company and its Board of Directors under his retirement agreement. Components of the payment included $1.4 million in exchange for his equity (discussed above), $0.6 million in base salary payable over 12 months from the date of his retirement, $0.2 million for Board service and $21,000 for continued medical coverage. In addition to his severance payments, other compensation also included the match under the Company’s 401(k) Plan. Fiscal 2019 and Fiscal 2018 only included the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

Michael E. Longo

Michael E. Longo, age 58, joined the Company as our Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for Memphis-based City Gear, LLC. from October 2006 to November 2018, where he oversaw the successful acquisition of the company in 2018 by Hibbett Sports. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

The following table represents the compensation package awarded to Mr. Longo in Fiscal 2020, regardless of whether ultimately achieved or obtained:

	Fiscal 2020
Salary Component	Dollars or Number of	% to Base Salary
Base Salary(1)	$500,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(2)	500,000	100.0%
TOTAL Cash Compensation Potential	$1,000,000	200.0%

Restricted Stock Units(3)	18,897

(1) Upon appointment as Chief Executive Officer and President in December 2019, Mr. Longo’s base salary was set at $500,000 As Chief Executive Officer of City Gear, his base salary was $370,000.

(2) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonus for Mr. Longo was based on the Company’s EBIT achievements in Fiscal 2020, pro-rated for the time he served as CEO and President. The actual Company bonus earned by Mr. Longo in Fiscal 2020 was which consisted $161,047 and $125,725 applicable to the bonus target set as Chief Executive Officer of City Gear and CEO and President of the Company, respectively, both pro-rated for his time served in each position.

(3) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2020, Mr. Longo was awarded service-based RSUs which cliff vest on January 1, 2023.

Other Compensation. Other compensation earned by Mr. Longo in Fiscal 2020, consisted of $100,000 moving incentive, $12,600 match under the Company’s 401(k) Plan and $5,800 for personal use of a Company vehicle.

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Scott J. Bowman

Scott J. Bowman, age 53, was our Senior Vice President and Chief Financial Officer and Principal Accounting Officer from July 2012 to April 2019. Prior to joining us, Mr. Bowman was the Division Chief Financial Officer – Northern Division (Division CFO) of The Home Depot, a large home improvement retailer since June 2006. Mr. Bowman also served The Home Depot as their Senior Director, Finance – IT from October 2003 through June 2006 prior to his duties as Division CFO. Prior to his tenure at The Home Depot, he worked in various controller and accounting management positions with Rubbermaid Home Products, a Division of Newell Rubbermaid, Anchor Hocking Glass Company and The Sherwin-Williams Company.

The following table represents the compensation package awarded to Mr. Bowman in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2020		Fiscal 2019		Fiscal 2018
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$385,000		$375,000		$340,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	288,750	75.0%	281,250	75.0%	255,000	75.0%
TOTAL Cash Compensation Potential	$673,750	175.0%	$656,250	175.0%	$595,000	175.0%

Restricted Stock Units(2)	18,202		13,989		10,800

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Bowman were based on the Company’s EBIT achievements in Fiscal 2020, Fiscal 2019 and Fiscal 2018, respectively. The actual Company bonus earned by Mr. Bowman in each of these years based on the Company’s achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2020	$—	0.0%
Fiscal 2019	$182,813	65.0%
Fiscal 2018	$—	0.0%

Mr. Bowman forfeited his Fiscal 2020 bonus upon separation from the Company in April 2019.

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2020 and Fiscal 2019, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vest equally over three years. In Fiscal 2018, all our equity awards to our NEOs were performance-based awards.

PSUs are earned by achieving the performance goals determined by the Compensation Committee and for all years presented, half of the PSU was based on a short-term performance goal while the other half was based on a long-term performance goal. The short-term performance goal was established on a one-year achievement based on ROIC with a three-year vesting provision. The long-term performance goal was established on a three-year achievement based on cumulative EBIT which vests in three years. The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

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The table below illustrates the total PSUs awarded to Mr. Bowman and the number of PSUs he earned based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2020	11,800	—	0.0%	—	0.0%	—
Fiscal 2019	9,000	2,925	65.0%	—	0.0%	—
Fiscal 2018	10,800	2,700	50.0%	—	0.0%	—

Mr. Bowman forfeited all unvested equity awards upon separation from the Company in April 2019.

Other Compensation. Other compensation earned by Mr. Bowman is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

Christine E. Skold

Christine E. Skold, age 49, was our interim Chief Financial Officer from April 2019 to September 2019 following Mr. Bowman’s departure from the Company. Prior to joining the Company, Ms. Skold provided consultant services to companies that had interim project needs from December 2017 to April 2019. Previously, she served in various capacities of increasing responsibility with Tractor Supply Company from 2002 to 2017, serving most recently as Vice President, Investor Relations and Corporate Communications from September 2014 to December 2017.

As compensation for Ms. Skold’s services, she was paid $7,600 per week during the initial contract term of April 15, 2019 through July 12, 2019, and $8,400 per week after the initial term. She also received $300 per week as a travel allowance and Company-paid hotel or apartment accommodations which amounted to $13,813. In addition, she was reimbursed for reasonable business expenses incurred in the performance of her duties.

Ms. Skold was not eligible for short-term or long-term incentive compensation, nor was she eligible for any Company perquisites or benefits due to the short-term nature of her expected service.

Scott R. Humphrey

Scott R. Humphrey, age 49, was appointed our interim Chief Financial Officer effective September 25, 2019 following Ms. Skold’s departure from the Company. He is currently employed by Vaco Birmingham, LLC (Vaco), a professional consulting and recruiting services firm. Previously, Mr. Humphrey served as Chief Financial Officer for Ciner Resources, LP (Ciner), a publicly traded mining company located in Atlanta, Georgia from July 2017 to December 2018. Before being named Chief Financial Officer for Ciner, Mr. Humphrey served as Vice President Finance from August 2015 to July 2017, as well as Director of Investor Relations/Finance and Treasurer from August 2013 to August 2015. Prior to joining Ciner Resources, Mr. Humphrey served in senior treasury positions with Alpharetta-based Schweitzer-Mauduit International and Atlanta based HYCO International, Inc. He began his career in finance with General Electric in 1997. Mr. Humphrey holds a Bachelor of Science degree in Finance from Boston College and an MBA from Georgetown University.

The Company’s initial term with Vaco for Mr. Humphrey’s services provided for, among other things, payment of compensation to Vaco at the rate of $11,250 per week through January 31, 2020. Three options to extend the term have been exercised by the Company. In addition to the weekly compensation rate paid to Vaco for Mr. Humphrey’s services, he also received Company-paid hotel or apartment accommodations amounting to $10,813 in Fiscal 2020 and a travel allowance of $300 per week.

Mr. Humphrey was not eligible for short-term or long-term incentive compensation, nor was he eligible for any Company perquisites or benefits due to the short-term nature of his expected service.

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Mr. Humphrey stepped down as interim Chief Financial Officer on April 17, 2020 but will remain with the Company through the transition of the permanent Chief Financial Officer.

Cathy E. Pryor

Cathy E. Pryor, age 57, was our Senior Vice President of Operations since 2012. She departed the Company effective April 1, 2020. Formerly, she served as Vice President of Operations from 1995 to 2012. She joined our Company in 1988 serving in areas of increasing responsibility including district manager and Director of Store Operations.

The following table represents the compensation package awarded to Ms. Pryor in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2020		Fiscal 2019		Fiscal 2018
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$405,000		$400,000		$400,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	303,750	75.0%	300,000	75.0%	300,000	75.0%
TOTAL Cash Compensation Potential	$708,750	175.0%	$700,000	175.0%	$700,000	175.0%

Restricted Stock Units(2)	23,992		14,922		12,700

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Ms. Pryor were based on the Company’s EBIT achievements in Fiscal 2020, Fiscal 2019 and Fiscal 2018, respectively. The actual Company bonus earned by Ms. Pryor in each of these years based on the Company’s achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2020	$577,125	190.0%
Fiscal 2019	$195,000	65.0%
Fiscal 2018	$—	0.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2020 and Fiscal 2019, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vest equally over three years. In Fiscal 2018, all our equity awards to our NEOs were performance-based awards. As provided for in her Retention Agreement, in addition to the annual equity award, Mr. Pryor also received a special award of service-based awards in Fiscal 2020 in May 2019 which vest equally over two years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee and for all years presented, half of the PSU was based on a short-term performance goal while the other half was based on a long-term performance goal. The short-term performance goal was established on a one-year achievement based on ROIC with a three-year vesting provision. The long-term performance goal was established on a three-year achievement based on cumulative EBIT which vests in three years. The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

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The table below illustrates the total PSUs awarded to Ms. Pryor and the number of PSUs she has earned based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2020	12,400	9,300	150.0%	N/A	N/A	6,200
Fiscal 2019	9,600	3,120	65.0%	N/A	N/A	4,800
Fiscal 2018	12,700	3,175	50.0%	Forfeit	0.0%	None

At February 1, 2020, the 6,200 and 4,800 outstanding PSUs were contingent on the achievement of a three-year cumulative EBIT goal for Fiscal 2020 and Fiscal 2019, respectively. PSUs have cliff vesting provisions of three years from date of grant and upon achievement of performance criteria.

Ms. Pryor forfeited all unearned and unvested PSUs upon her departure from the Company in April 2020.

Other Compensation. Other compensation earned by Ms. Pryor is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

Jared S. Briskin

Jared S. Briskin, age 47, was appointed our Senior Vice President and Chief Merchant in September 2014. Formerly, he served as Vice President/Divisional Merchandise Manager of Footwear and Equipment from March 2010 through September 2014 and Vice President/Divisional Merchandise Manager of Apparel and Equipment from June 2004 through March 2010. Prior to his appointment to Vice President in 2004, Mr. Briskin held various merchandising positions across multiple categories since joining the Company in April 1998.

The following table represents the compensation package awarded to Mr. Briskin in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2020		Fiscal 2019		Fiscal 2018
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$350,000		$325,000		$300,000
Non-Equity Incentive Plan Compensation
Company Bonus Target(1)	262,500	75.0%	243,750	75.0%	225,000	75.0%
TOTAL Cash Compensation Potential	$612,500	175.0%	$568,750	175.0%	$525,000	175.0%

Restricted Stock Units(2)	20,445		12,124		9,500

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(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Briskin were based on the Company’s EBIT achievements in Fiscal 2020, Fiscal 2019 and Fiscal 2018, respectively. The actual Company bonus earned by Mr. Briskin in each of these years based on the Company’s achievement of its EBIT goal was:

	Bonus Earned	% to Base Salary
Fiscal 2020	$498,750	190.0%
Fiscal 2019	$158,438	65.0%
Fiscal 2018	$—	0.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2020 and Fiscal 2019, 60% of equity awards to our NEOs were performance-based awards, while the remaining 40% were service-based awards that vest equally over three years. In Fiscal 2018, all our equity awards to our NEOs were performance-based awards. As provided for in his Retention Agreement, in addition to the annual equity award, Mr. Briskin also received a special award of service-based awards in Fiscal 2020 in May 2019 which vest equally over two years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee and for all years presented, half of the PSU was based on a short-term performance goal while the other half was based on a long-term performance goal. The short-term performance goal was established on a one-year achievement based on ROIC with a three-year vesting provision. The long-term performance goal was established on a three-year achievement based on cumulative EBIT which vests in three years. The award associated with each performance goal could be forfeited if a minimum goal was not attained or could be earned up to 200% if a maximum goal was attained.

The table below illustrates the total PSUs awarded to Mr. Briskin and the number of PSUs he has earned based on achievement of the stated goals:

	Total PSUs Awarded	PSUs Earned Based on ROIC Goal	ROIC Achievement Rate	PSUs Earned Based on EBIT Goal	EBIT Achievement Rate	PSUs Still Subject to EBIT Goal
Fiscal 2020	10,100	7,575	150%	N/A	N/A	5,050
Fiscal 2019	7,800	2,535	65%	N/A	N/A	3,800
Fiscal 2018	9,500	2,375	50%	Forfeit	0%	None

The 5,050 and 3,800 outstanding PSUs are contingent on the achievement of a three-year cumulative EBIT goal for Fiscal 2020 and Fiscal 2019, respectively. PSUs have cliff vesting provisions of three years from date of grant and upon achievement of performance criteria.

Other Compensation. Other compensation earned by Mr. Briskin is made up of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.
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Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock):

Grants of Plan-Based Awards
For the Fiscal Year Ended February 1, 2020

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Fair Value of Equity Awards on Date of Grant
Executive	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Rosenthal	3/21/19	3/20/19	$287,500	$575,000	$1,150,000	—	—	—	—	$—
Longo	1/6/20	12/13/19	$—	$—	$—	—	—	—	18,897	$500,015
Bowman	3/21/19	3/20/19	$144,375	$288,750	$577,500	5,900	11,800	23,600	6,402	$115,492
Pryor	3/21/19	3/20/19	$151,875	$303,750	$607,500	6,200	12,400	24,800	6,735	$121,499
Pryor	5/6/19	4/26/19	$—	$—	$—	—	—	—	4,857	$100,006
Briskin	3/21/19	3/20/19	$123,750	$247,500	$495,000	5,050	10,100	20,200	5,488	$199,010
Briskin	5/6/19	4/26/19	$—	$—	$—	—	—	—	4,857	$100,006

(1) Estimated possible payouts under non-equity incentive plan awards represent the cash bonus subject to performance conditions. The amounts presented represent the minimum amount that could be earned (threshold) assuming a certain level of required performance under the plan, the target amount awarded and the maximum amount that could be earned. The entire cash bonus was based on an EBIT goal for Fiscal 2020 for all NEOs listed. The EBIT goal was achieved at 190% of the target as reflected in the Summary Compensation Table. See Note 3 under the Summary Compensation Table.

(2) Estimated future payouts under equity incentive plan awards consist of those equity awards with performance conditions. The amounts presented represent the minimum award (threshold) that could be earned assuming a certain level of required performance under the plan, the target amount that was awarded and the maximum award that could be earned assuming the equity award value when earned equaled the fair value on the date of grant.

The Fiscal 2020 PSUs awarded to the NEOs were tiered with cliff vesting on the third anniversary of the date of grant and contingent on the achievement of specified performance criteria over the next three fiscal years. Half of the award was based on performance criteria for Fiscal 2020 and was certified by the Compensation Committee as having been achieved at 150%. The remaining half of the award will be certified, if performance is achieved.

(3) The approval date represents the date the awards were approved by our Compensation Committee.

(4) All other stock awards or units awarded to the NEOs represent service-based RSUs with graded vesting. The units awarded on March 21, 2019 vest equally over the next three fiscal years. The units awarded on May 6, 2019 vest equally over the next two fiscal years. The units awarded on January 6, 2020 will vest on January 1, 2023.

(5) Fair value of equity award on date of grant is determined under the provisions of ASC Topic 718. All of the equity awards granted to our NEOs in Fiscal 2020 were in the form of RSUs and were valued at the closing price of our common stock on the date of grant. The closing price of our common stock for the units awarded on March 21, 2019 was $18.04. The closing price of our common stock for the units awarded on May 6, 2019 was $20.59. The closing price of our common stock for the units awarded on January 6, 2020 was $26.46.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our NEOs at the end of our fiscal year ended February 1, 2020, including the number of securities underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option:

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended February 1, 2020

		Stock Awards
NEO		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Mr. Rosenthal	(1)	—	—	—	—
Mr. Longo	(2)	18,897	468,268	—	—
Mr. Bowman	(3)	—	—	—	—
Ms. Pryor	(4)	1,725	42,746	—	—
	(5)	3,175	78,677	—	—
	(6)	6,688	165,233	4,800	118,944
	(7)	16,035	397,347	6,200	153,636
	(8)	4,857	120,356	—	—
Mr. Briskin	(4)	1,125	27,878	—	—
	(5)	2,375	58,853	—	—
	(6)	5,418	134,258	3,900	96,642
	(7)	13,063	323,701	5,050	125,139
	(8)	4,857	120,356	—	—

Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock options have been omitted for presentation purposes. All values are shown at the closing price of $24.78 as of February 1, 2020.

(1) Mr. Rosenthal forfeited all equity awards upon his retirement.

(2) Restricted stock units awarded January 6, 2020 under the 2015 Plan subject to continuous service through January 1, 2023.

(3) Mr. Bowman forfeited all equity awards upon his separation from the Company.

(4) Restricted stock units awarded March 17, 2015 under the 2015 Plan subject to a Company ROIC goal for Fiscal 2016 subject to a five-year vesting condition. The performance goal was achieved in Fiscal 2016 for the ROIC goal and represents an achievement of 50% of the award granted for all executives and which vested on the fifth anniversary of the date of grant or March 17, 2020.

(5) Restricted stock units awarded March 16, 2017 under the 2015 Plan subject to a Company ROIC goal for Fiscal 2018 subject to a three-year vesting condition and a cumulative Company EBIT goal for Fiscal 2018 through Fiscal 2020 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2018 for the ROIC goal and represents an achievement of 50% of the award granted for all executives and which will vested on the
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third anniversary of the date of grant or March 16, 2020. The achievement for the performance goal for cumulative EBIT was forfeited for not achieving the cumulative EBIT goal for Fiscal 2018 through Fiscal 2020.

(6) Restricted stock units awarded March 27, 2018 under the 2015 Plan of which the majority is subject to a Company ROIC goal for Fiscal 2019 subject to a three-year vesting condition and a cumulative Company EBIT goal for Fiscal 2019 through Fiscal 2021 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2019 for the ROIC goal and represents an achievement of 65% of the award granted for all executives and which will vest on the third anniversary of the date of grant or March 27, 2021. The achievement for the performance goal for cumulative EBIT has yet to be determined.

The remainder of the award dated March 27, 2018 is service-based and will vest equally on the first, second and third anniversaries of the date of grant.

(7) Restricted stock units awarded March 21, 2019 under the 2015 Plan of which the majority is subject to a Company ROIC goal for Fiscal 2020 subject to a three-year vesting condition and a cumulative Company EBIT goal for Fiscal 2020 through Fiscal 2022 subject to a three-year vesting condition. The performance goal was achieved in Fiscal 2020 for the ROIC goal and represents an achievement of 150% of the award granted for all executives and which will vest on the third anniversary of the date of grant or March 21, 2022. The achievement for the performance goal for cumulative EBIT has yet to be determined.

The remainder of the award dated March 21, 2019 is service-based and will vest equally on the first, second and third anniversaries of the date of grant.

(8) Restricted stock units awarded on May 6, 2019 which will vest equally on the first and second anniversaries of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table reflects amounts realized by our NEOs (other than Mr. Humphrey and Ms. Skold) on each option that was exercised and each stock award that vested during the year:

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Rosenthal	—	$—	15,400	$300,644
Mr. Longo	—	$—	—	$—
Mr. Bowman	—	$—	7,473	$145,909
Ms. Pryor	—	$—	8,624	$167,811
Mr. Briskin	—	$—	4,601	$90,935

As interim executive officers of the Company, Mr. Humphrey and Ms. Skold were not awarded equity awards due to the short-term nature of their expected service.

The values shown for restricted stock were calculated by multiplying the number of shares vested by the price of our stock at the end of the business day vested. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

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Pension Benefits Table

The Pension Benefits Table is intended to disclose the actuarial present value of each NEO’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation. We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers. Therefore, this table is not included.

Nonqualified Deferred Compensation

The following table discloses the annual contributions made by our NEOs (other than Mr. Humphrey and Ms. Skold) and Company under nonqualified defined contribution plans during the year:

Nonqualified Deferred Compensation in Fiscal Year 2020 (1)

NEO	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Rosenthal	$—	$—	$52,682	$—	$490,364
Mr. Longo	$—	$—	$—	$—	$—
Mr. Bowman	$—	$—	$5,052	$(49,786)	$—
Ms. Pryor	$—	$—	$10,260	$—	$138,425
Mr. Briskin	$—	$—	$10,770	$—	$79,287

(1) Amounts set forth in this table reflect amounts deferred and contributed under the Hibbett Sports, Inc. Supplemental 401(k) Plan (Supplemental Plan).

Our Board of Directors adopted the Supplemental Plan for the purpose of supplementing the employer matching contribution and salary deferral opportunity available to highly compensated employees whose ability to receive Company matching contributions and defer salary under our 401(k) Plan has been limited because of certain restrictions applicable to qualified plans. The nonqualified deferred compensation Supplemental Plan allows participants to defer up to 40% of their compensation. Contributions to the Supplemental Plan are not subject to matching provisions.

The Supplemental Plan is administered on a calendar year basis. Contributions are held in trust and are invested based on the individual’s investment directive. None of our NEOs contributed to the Supplemental Plan in calendar year 2019. Mr. Humphrey and Ms. Skold did not qualify to participate in the Supplemental Plan due to the short-term nature of their expected service.

Potential Payments upon Termination or Change in Control

The Compensation Committee has adopted a Change in Control Severance Agreement (Severance Agreement) for our NEOs (other than Mr. Longo, whose change in control and severance protections are contained in his Employment Agreement and a standalone change in control severance agreement (Longo Severance Agreement)).

Under the Severance Agreement, if a covered executive’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control (as defined in the Severance Agreement); or (ii) within a six-month period prior to a Change in Control if the executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive’s covered salary and covered bonus.

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Under the Longo Severance Agreement, if Mr. Longo’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control (as defined in the Longo Severance Agreement) if Mr. Longo’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay Mr. Longo a severance payment in the amount equal to one and one half (1.5) times the sum of Mr. Longo’s covered salary and covered bonus, less the amount, if any, payable to Mr. Longo as severance compensation under the Employment Agreement.

Under both the Severance Agreement and the Longo Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested and nonforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

The following table shows the estimated payouts to our eligible NEOs if a Change in Control event occurred on February 1, 2020:

	Named Executive Officer
	Mr. Longo(3)(5)	Ms. Pryor(4)	Mr. Briskin(3)
Salary & Bonus(1)
Covered Salary	$750,000	$607,500	$525,000
Covered Bonus	188,588	357,026	284,972
Cash Payout	938,588	964,526	809,972

Equity Awards(2)
Restricted Stock Units	468,268	804,359	665,046
Stock Options	—	—	—
Total Value of Equity	468,268	804,359	665,046
Total	$1,406,856	$1,768,885	$1,475,018

Estimated Payout	$1,253,808	$1,768,885	$1,408,089

(1) Covered salary is based on the highest annual rate of base pay paid to each NEO. Covered bonus is based on a five-year average of bonuses paid to each NEO with the exception of Mr. Longo’s whose was based on the pro-rata bonus he received for Fiscal 2020.

(2) The value of equity awards was calculated on non-vested awards using the closing price of our stock on February 1, 2020 of $24.78. RSUs were valued at the closing stock price times the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on February 1, 2020. As of February 1, 2020, the number of non-vested RSUs considered in the calculation above was:

NEO	Non-Vested RSUs
Mr. Longo	18,897
Ms. Pryor	32,460
Mr. Briskin	26,838

(3) The totals for Messrs. Longo and Briskin would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code. The estimated payout represents the limitation defined in the Longo Severance Agreement and Severance Agreement whereby no portion of such payment is subject to the excise tax imposed by Section 4999 of the Code.

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(4) Does not include amounts paid to Ms. Pryor under the Separation Agreement.

(5) In addition to the Change in Control payments listed above, Mr. Longo also has a membership interest in the contingent earnout pursuant to the Purchase Agreement, which would fully vest on an Event of Acceleration (as defined in the Purchase Agreement).

The following table shows the estimated payouts to our eligible NEOs upon termination of employment as of February 1, 2020 other than a Change in Control situation:

	Named Executive Officer
	Mr. Longo(1)	Ms. Pryor(2)	Mr. Briskin(3)
Covered Salary	$—	$405,000	$350,000
Equity Awards	—	120,356	120,356
Total	$—	$525,356	$470,356

(1) Mr. Longo would be entitled to his membership interest in the contingent earnout pursuant to the Purchase Agreement, which would fully vest on an Event of Acceleration (as defined in the Purchase Agreement) and as discussed in Related Person Transactions on page 76. The amount is not considered in this table because the full potential earnout is contingent and immeasurable at February 1, 2020. He is not subject to any other payment upon termination other than the Longo Severance Agreement reflected in the Change In Control Table.

(2) Ms. Pryor’s estimated payout is pursuant to her Retention Agreement which called for payment of one year of base salary and the acceleration of a special grant of 4,857 RSUs awarded under the Retention Agreement if the Company terminates the executive’s employment without Cause (as defined in the Retention Agreement) or the executive resigns for Good Reason (as defined in the Retention Agreement). The value of equity awards was calculated on non-vested awards using the closing price of our stock on February 1, 2020 of $24.78.

(3) Mr. Briskin’s estimated payout is pursuant to his Retention Agreement which called for payment of one year of base salary and the acceleration of a special grant of 4,857 RSUs awarded under the Retention Agreement if the Company terminates the executive’s employment without Cause (as defined in the Retention Agreement) or the executive resigns for Good Reason (as defined in the Retention Agreement). The value of equity awards was calculated on non-vested awards using the closing price of our stock on February 1, 2020 of $24.78.

In addition to Change in Control payments, payments upon termination of employment under the Retention Agreements and Mr. Longo’s membership interest in the contingent earnout pursuant to the Purchase Agreement, there are no other payouts that would be due our eligible NEOs upon termination. However in the event of death, each eligible NEO would be entitled to a life insurance payout of twice their base salary up to a maximum of $500,000 (or $500,000 each) and in the event of death, disability or retirement, each eligible NEO would be entitled to the acceleration of earned or service-based equity awards. The amounts that would be due each eligible NEO for the acceleration of equity awards upon these events is the same as that reflected in the Change in Control table above under footnote 2.

COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards

Our Compensation Committee has historically based the performance-incentive program (including cash incentive and equity) for our executive officers on Company metrics, which over the last several years has been ROIC and EBIT. These decisions are typically finalized at its March meeting. For Fiscal 2021, the Compensation Committee again based the short-term cash incentive on EBIT for Fiscal 2021 but in light of the COVID-19 pandemic, the Committee expects that adjustments to the set goal will be made in its discretion.

In addition, the Compensation Committee decided to award only service-based equity awards to our executive officers in Fiscal 2021 in light of the COVID-19 pandemic, and to move away from value-based shares this fiscal year for all team members, including our executive officers. This varied from the past historical practice of awarding a specific value of awards that was determined based on the price of our common stock on the date of
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grant, in a mix of performance-based and service-based awards. The Compensation Committee reasoned that the depressed price of our common stock could yield an unintended windfall to our executive officers.

The Compensation Committee believes that under the current economic environment, all our team members are faced with unmitigated working conditions to keep our business on track towards our strategic goals for Fiscal 2021 and beyond. In considering overall workforce retention and the immeasurable effects of the pandemic, the Committee determined it was important to award equity to executive officers and eligible team members recognizing that all are working under unprecedented conditions while protecting against unintended windfalls. The Compensation Committee expects to resume its historical compensation program, including performance-based awards, after Fiscal 2021.

Prior to the April 7, 2020 grant of RSUs to our participating team members, including our executive officers, we had 292,139 shares remaining in the 2015 Plan. The total number of shares awarded for the annual award for Fiscal 2021 was 265,185 shares, of which our executive officers were awarded 104,000 shares. On April 13, 2020, we awarded 24,000 shares to Mr. Volke in connection with his appointment as our permanent Chief Financial Officer. Accordingly, as of April 13, 2020, we have 2,954 shares available for issuance pursuant to the 2015 Plan.

Accordingly, we have determined that it is necessary to increase the number of shares available for issuance under the 2015 Plan, in order to continue to provide the Company with flexibility to retain and incentivize key personnel that are critical to our success during this challenging time. Because there are currently 2,954 shares of common stock available for issuance pursuant to the 2015 Plan, the Board believes that the number of shares currently available under the 2015 Plan will not be sufficient to cover all of our future equity compensation needs and therefore an amendment and restatement of the 2015 Plan to, among other things, increase the number of shares available for issuance thereunder, is necessary. See “Proposal 4—Approval of Amendment and Restatement of the 2015 Equity Incentive Plan—Rationale for Amendment and Restatement to 2015 Plan”.

Chief Executive Officer (CEO) Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, the SEC requires the Company to disclose annually:
(i) the median of the annual total compensation of all employees of the Company (excluding Mr. Longo, the Company’s current CEO);
(ii) the annual total compensation of Mr. Longo; and
(iii) the ratio of Mr. Longo’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Longo).

In light of the CEO transition that occurred in Fiscal 2020, as permitted by SEC rules, we elected to annualize CEO compensation for purposes of the pay ratio based on the compensation of Mr. Longo, who was serving as CEO on December 19, 2019, the date we selected to identify our median employee.

Based on the methodology and material assumptions described below, we have estimated these amounts for Fiscal 2020 as follows:

Median annual total compensation of all employees (excluding Mr. Longo)	$5,646
Annualized total compensation(1) of Mr. Longo	$1,962,600
Ratio of Mr. Longo’s annualized total compensation to median annual total of all other employees	348:1

(1) The annualized compensation for Mr. Longo assumed he was CEO and President for the full fiscal year at a base salary of $500,000, equity awards valued at $500,000, bonus of $950,000 based on 190% of base salary and the 401(k) match of 12,660.

We identified our median employee from our employee population as of December 19, 2019 who had compensation in the 12-month period ended December 31, 2019. On that date, we had 10,439 employees, all of whom were employed in the United States. Of the 10,439 employees, approximately 67% were considered part-time or seasonal employees. To determine our median employee, we chose taxable compensation for federal income tax purposes
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(W-2 income) using our payroll records for the 12-month period ended December 31, 2019 as our consistently applied compensation measure (CACM).

We did not include the value of non-taxable Company-provided benefits such as medical and life insurance benefits in the determination of taxable compensation; nor did we annualize the compensation of full-time and part-time permanent employees who were employed on December 19, 2019 but did not work for us the entire fiscal year.

We sorted our employee population (excluding Mr. Longo) using this methodology and selected the employee with the median taxable compensation. Our median employee was a part-time store associate whose total annual compensation for Fiscal 2020 was $5,646.

We believe the pay ratio described above is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of part-time, temporary and seasonal employees has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of December 19, 2019 (excluding Mr. Longo) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s total compensation (annualized for Fiscal 2020, with respect to Mr. Longo) to the median employee’s annual total compensation.

We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at December 19, 2019, we determined that our median employee in Fiscal 2020 was a full-time store associate with annual total compensation in the amount of $22,229. As a result, the ratio of the annualized total annual compensation of the Chief Executive Officer for Fiscal 2020 to the median full-time employee’s total annual compensation for Fiscal 2020, was estimated to be 88:1.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of April 13, 2020, by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 1005	2,883,736	17.5%
FMR LLC(4) 245 Summer Street Boston, MA 02210	1,775,459	10.7%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	1,478,624	9.0%
JPMorgan Chase & Co(6) 383 Madison Avenue New York, New York 10179	1,272,610	7.7%
D.E. Shaw & Co., L.P.(7) 1166 Avenue of the Americas, 9th Floor New York, NY 10036	1,260,930	7.6%
The Vanguard Group(8) 100 Vanguard Blvd. Malvern, PA 19355	1,162,923	7.0%
Renaissance Technologies Holdings Corporation(9) 800 Third Avenue New York, NY 10022	941,577	5.7%

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 13, 2020. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, information in the table is based on Schedule 13G or 13G/A filings reporting beneficial ownership as of December 31, 2019.

(2) Percent of class is based on 16,516,064 shares of Company common stock outstanding at April 13, 2020.

(3) Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 3, 2020.

(4) Shares over which FMR LLC, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on April 9, 2020.

(5) Shares over which Dimensional Fund Advisors LP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 12, 2020.

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(6) Shares over which JPMorgan Chase & Co, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on January 24, 2020.

(7) Shares over which D.E. Shaw & Co., L.P., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 14, 2020.

(8) Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 10, 2020.

(9) Shares over which Renaissance Technologies Holdings Corporation, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 13, 2020.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 13, 2020, by (i) each director or nominee (each of whom is currently a director with the exception of Mr. Jackson, who is a nominee), (ii) each of our current NEOs and (iii) all current directors, director nominee and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Jane F. Aggers	18,732	10,474	19,073	*
Jared S. Briskin	4,702	2,428	—	*
Anthony F. Crudele	23,996	5,543	—	*
Karen S. Etzkorn	—	21,054	—	*
Terrance G. Finley	—	—	76,002	*
Dorlisa K. Flur	500	3,660	—	*
James A. Hilt	—	5,543	27,733	*
Scott R. Humphrey	2,500	—	—	*
Jamere Jackson	—	—	—	*
Michael E. Longo	30,000	—	—	*
Lorna E. Nagler	—	3,274	—	*
Ralph T. Parks	32,780	—	5,000	*
Alton E. Yother	—	21,780	10,000	*
Other Executive Officers (5 Persons)	30,358	6,070	—	*
All Directors and Executive Officers as a Group (18 Persons)	143,568	79,826	137,808	2.2%
* Less than one percent (1.0%)

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. Total percent of class is based on 16,516,064 shares of Company common stock outstanding at April 13, 2020. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 13, 2020.
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DELINQUENT SECTION 16(a) REPORTS, RELATED PERSON TRANSACTIONS AND LEGAL PROCEEDINGS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain of our officers, and persons who beneficially own more than 10% of the Company’s common stock to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett Sports, Inc. shares with the SEC. Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended February 1, 2020, we believe that all our executive officers, Directors, greater than 10% beneficial owners, and other Section 16 officers complied with all filing requirements on a timely basis, except for the Form 3 filed by Mr. Humphrey on April 3, 2020, which was inadvertently filed late due to an administrative oversight.

Related Person Transactions

We have written procedures in place to identify material related party transactions, including a quarterly survey of senior management and other key employees. Potential related party transactions and relationships are evaluated quantitatively and qualitatively. Quarterly, as part of our Sarbanes-Oxley compliance, we consider all potential related party transactions and potential conflicts of interest. Information is gathered and maintained by our Vice President and Chief Accounting Officer and is communicated quarterly to the Audit Committee. Annually, a detailed Director and Officer’s (D&O) Questionnaire, is prepared and distributed to all Directors and executive officers. The D&O Questionnaire is certified by the Director or executive officer and reviewed by our General Counsel and/or Company counsel.

As prescribed in their Board-approved charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. In addition, the Audit Committee and Board review related party transactions to ensure that prescribed levels of materiality are not violated, and independent judgment is not adversely affected.

The Company leases one store under a lease arrangement with AL Florence Realty Holdings 2010, LLC, a wholly owned subsidiary of Books-A-Million, Inc. (BAMM).  One of our Directors, Terrance G. Finley, is an executive officer of BAMM.  Minimum annual lease payments are $0.1 million, if not in co-tenancy, and the lease termination date is February 2022.  In Fiscal 2020, Fiscal 2019 and Fiscal 2018, minimum lease payments were $0.1 million per year.  Minimum lease payments remaining under this lease at February 1, 2020 were $0.2 million.
The Company honored certain contracts in place for its wholly owned subsidiary, City Gear, LLC., upon acquisition. The following listing represents those contracts of which Michael E. Longo, the Company's President and CEO, has an interest in, either directly or indirectly:
Memphis Logistics Group (MLG)
MLG provides logistics and warehousing services to City Gear. Mr. Longo owns a majority interest in MLG and the existing contract is effective through June 2020. The supply chain and logistic transition is currently in the planning stages. In Fiscal 2020, payments to MLG under the contract were $7.2 million. There was $0.5 million outstanding to MLG at February 1, 2020.

T.I.G. Construction (TIG)
TIG historically performed the majority of new store and store remodel construction for City Gear and is owned by a close relative of Mr. Longo. These functions are currently being transitioned to the Company's property management department. In Fiscal 2020, payments to TIG for their services were $3.8 million. There was $0.1 million outstanding to TIG at February 1, 2020.

Merchant's Capital (MC)
Merchant's Capital owns the office building where City Gear has its corporate offices in Memphis, Tennessee. Mr. Longo is a 33.3% partner in MC. The initial lease term ended on December 31, 2019 but has been extended to April
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30, 2020 to allow for the transition of their corporate office to our Birmingham, Alabama location. In Fiscal 2020, minimum lease payments to MC were $0.3 million. Minimum lease payments remaining under this lease at February 1, 2020 were $51.2 thousand.

In addition to the related party interests listed above, Mr. Longo also has a membership interest in the contingent earnout pursuant to the Membership Interest and Warrant Purchase Agreement dated October 29, 2018 (Purchase Agreement) and based on Fiscal 2020 financial results, original members and warrant holders of City Gear are entitled to the first earnout payment of $10.0 million payable within 45 days after the finalization and receipt of the Company's audited consolidated financial statements for each measurement period. Mr. Longo is entitled to approximately 22.8% of any earnout payment or up to $2.3 million in Fiscal 2021. If the maximum remaining Earnout payment of $15.0 million is earned based on Fiscal 2021 financial results, Mr. Longo would be entitled up to an additional $4.4 million payable in Fiscal 2020.

The Board of Directors has determined that the relationships described above do not prejudice the independence of Mr. Finley or Mr. Longo as defined by the listing standards of the Nasdaq Stock Market. The Company did not have any loans or extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2020.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the Annual Report on Form 10-K with management and with the independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company. The Audit Committee has received all written disclosures and letters from KPMG LLP required by the PCAOB and discussed with KPMG LLP their independence. The Audit Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s
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Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company’s Board of Directors:

Alton E Yother, Chair; Jane F. Aggers;
Karen S. Etzkorn; Dorlisa K. Flur; Ralph T. Parks

The Audit Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

The Audit Committee of the Company’s Board of Directors is comprised of independent Directors as required by the listing standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors and is available at hibbett.com under “Investor Relations.”

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by KPMG LLP for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Reports on Form 10-K for the fiscal years ended February 1, 2020 and February 2, 2019, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended, as well as fees paid to KPMG LLP for audit-related work:

	Fiscal Year
	2020	2019
Audit fees(1)	$1,374,885	$1,119,773
Audit-related fees(2)	66,347	42,000
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	$1,441,232	$1,161,773

(1) Audit Fees. Audit fees represent fees and out-of-pocket expenses for professional services provided in connection with the audit of our consolidated financial statements, including audit of the internal control over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-Related Fees. Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits.

(3) Tax Fees. Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation. We do not generally request such services from our independent registered public accounting firm.

(4) All Other Fees. No other fees were paid to KPMG LLP for the fiscal years ended February 1, 2020 and February 2, 2019.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for approving services and fees and overseeing the work of the independent registered public accounting firm (Auditors). The Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the Auditors.
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Prior to engagement of the Auditors for the next year’s audit, a list of services and related fees expected during that year is presented to the Audit Committee for approval. The Audit Committee pre-approves these services, and the fees are budgeted. During the year, circumstances may arise when it may become necessary to engage the Auditors for additional services not contemplated in the original pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the Auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our Auditors during our most recent fiscal year are compatible with maintaining their independence. Our Auditors did not perform any services that were not related to audit functions.

PROPOSAL NUMBER 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We seek stockholder input into the selection of the independent registered public accounting firm (Independent Auditors). The firm of KPMG LLP (KPMG) has been selected by the Audit Committee to be our Independent Auditors for Fiscal 2021.

Although we are not required to seek stockholder approval of this selection, the Board has determined it to be sound corporate governance practice to submit the selection of the Independent Auditors to a non-binding vote of our stockholders. The results of such vote could provide the Audit Committee with useful information about stockholder views on the Audit Committee’s choice of the Independent Auditors. If our stockholders disapprove of the selection of KPMG, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the selection of KPMG. Even if the selection of KPMG is ratified, the Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company.

Accordingly, we present the following advisory proposal for stockholder approval:

“Resolved, that the stockholders ratify the selection of KPMG as the Company’s Independent Auditors for Fiscal 2021.”

Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. The Audit Committee selected KPMG as our Independent Auditors for Fiscal 2021 at their April 3, 2020 meeting.

Vote Required

The proposed resolution will be deemed approved at the meeting, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against the proposal. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL NUMBER 3

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Company asks that you cast an advisory vote FOR the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K on pages 42 to 72.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Hibbett Sports, Inc. (Company) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2020 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 42, describes the Company’s executive compensation programs and the compensation decisions made by the Compensation Committee and the Board of Directors in Fiscal 2020 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table on page 57 (referred to as the “Named Executive Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Compensation,” the key principle underlying the Compensation Committee’s compensation philosophy is pay for performance. Of the total compensation awarded to the Company’s Named Executive Officers in Fiscal 2020, approximately 50% is performance-based, with incentive award payouts varying based on the Company’s business performance for both the cash bonus potential and equity award potential. We believe basing incentive payments on Company performance goals that are both short-term and long-term, promotes strong and consistent performance year after year.

For this reason, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

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PROPOSAL NUMBER 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF
THE 2015 EQUITY INCENTIVE PLAN

At our annual meeting of stockholders in 2015 (2015 Annual Meeting), the 2015 Plan was approved by our stockholders. In the proxy statement relating to the 2015 Annual Meeting, we stated that the Company’s average grant of equity awards under the 2015 Plan during Fiscal years 2014, 2013 and 2012 was 197,000 shares per year, meaning that the 1,000,000 shares authorized under the 2015 Plan would likely last through 2020. Our Board is now seeking stockholder approval of the amendment and restatement of the 2015 Plan (Amended and Restated 2015 Plan) in accordance with the Exchange Act, as amended, and the rules of Nasdaq.

As of March 17, 2020, upon the recommendation of the Compensation Committee of the Board (for purposes of this proposal, the “Committee”), the Board unanimously approved and adopted, subject to stockholder approval, the Amended and Restated 2015 Plan, which would increase the number of shares of our common stock available under the 2015 Plan by 1,500,000 shares. If the Amended and Restated 2015 Plan is approved by stockholders at the 2020 Annual Meeting, it will become immediately effective as of the date of the 2020 Annual Meeting. If the Amended and Restated 2015 Plan is not approved by our stockholders, the Amended and Restated 2015 Plan will not become effective, the 2015 Plan will continue in effect, and we will continue to grant awards under the 2015 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder; however, the number of shares currently available under the 2015 Plan will not be sufficient to cover all of our future equity compensation needs.

Rationale for Amendment and Restatement to 2015 Plan

Our ability to create long-term value for our stockholders continues to depend on our ability to successfully execute our growth strategy, which depends on our ability to attract, motivate, and retain highly skilled employees. Our compensation programs, including our ability to continue issuing equity-based awards, play a key role in attracting, motivating and retaining talent.
We believe that the Company’s equity compensation practices reflect the Company’s commitments to pay-for-performance, to pay competitively and to pay responsibly. Equity-based awards support our pay-for-performance philosophy by linking compensation with long-term stockholder value creation, motivating certain employees of the Company and its affiliates to create long-term stockholder value, and rewarding such persons based on the Company’s performance. As discussed in further detail in the section entitled, “Compensation Discussion and Analysis,” equity compensation represents a significant portion of the compensation packages for our named executive officers, with a meaningful portion of equity awards issued in the form of performance-based restricted stock units, which vest only upon the achievement of rigorous, pre-established performance targets, and other equity awards issued in the form of restricted stock units, which do not contain performance conditions, but vest only after certain service-based criteria is satisfied. Furthermore, we have multi-year vesting for equity awards to executives and other employees and we have stock ownership guidelines to align the interests of our named executive officers with stockholders. See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)” beginning on page 50 for additional information regarding long-term equity incentives, and “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Equity Ownership” on page 55 for additional information regarding our stock ownership requirements for our named executive officers.

We also made significant organizational changes since the Company’s acquisition of City Gear in November 2018, which impacted, and may in the future impact, the number of our equity award issuances. One of our key accomplishments was the hiring of Michael E. Longo as our new President and Chief Executive Officer, effective December 16, 2019. Since the beginning of 2019, we have also hired or promoted a new Chief Financial Officer, Senior Vice President of Operations, Senior Vice President General Counsel, Senior Vice President Digital Commerce and Senior Vice President and CIO. Attracting this new executive leadership team of results-oriented, strategic thinkers with diverse skills and perspectives was critical to change the trajectory of the business and to help shape and execute the Company’s growth strategy. Moreover, we believe that awarding these new hires with equity
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compensation aligns their motivation with the Company’s long term performance and further aligns their interests with those of the Company’s other stockholders.

Additionally, given the current macroeconomic environment and unprecedented disruption caused by the COVID-19 pandemic, the resulting significant global market decline, and its effect on the value of our common stock, the Board has determined that it is necessary to increase the number of shares available for issuance under the 2015 Plan, in order to continue to provide the Company with flexibility to retain and incentivize key personnel that are critical to our success during this challenging time.

We recognize that equity compensation awards dilute stockholders’ equity and are committed to responsible management of our equity compensation programs as further described below in the sections entitled “Key Data” and “Alignment with Sound Corporate Governance and Plan Design Practices.” Our average burn rate for Fiscal 2018, Fiscal 2019 and Fiscal 2020 was 3.2%, and our total grant date fair value for Fiscal 2018, Fiscal 2019 and Fiscal 2020 was $3.9 million, $4.1 million and $4.7 million, respectively. We believe that our compensation practices are competitive and consistent with market practices and that our historical share utilization has been responsible and mindful of our stockholders’ interests. Without the availability of the additional shares of common stock for equity grants, the Company will be at a significant competitive disadvantage and we expect that the equity-based components of our compensation program would need to be replaced with cash incentives, which do not offer the same benefits with respect to stockholder alignment.

Therefore, the Board believes that the Amended and Restated 2015 Plan is in the best interests of our stockholders and the Company and recommends that you vote to approve the Amended and Restated 2015 Plan.

Key Data

As of April 13, 2020, 2,954 shares of common stock remained available for awards under the 2015 Plan, which assumes that the target number of shares are earned in connection with outstanding unvested time-based and performance-based restricted stock unit awards, except for those shares whose achievement has been certified by the Compensation Committee in which case the actual shares earned but outstanding are used. If stockholders approve the Amended and Restated 2015 Plan, 1,502,954 shares of common stock will remain available for issuance.

The following sets forth information about the equity awards outstanding under the 2015 Plan as of April 13, 2020 (without giving effect to the Amended and Restated 2015 Plan). As of that date, the Company had 16,516,064 shares of common stock outstanding.

Outstanding Unvested Time-Based Restricted Stock Units	Outstanding Unvested Performance-Based Restricted Stock Units(1)	Total Outstanding Awards
663,479	19,060	682,539
4.0% of outstanding shares of common stock	0.1% of outstanding shares of common stock	4.1% of outstanding shares of common stock

(1) Assumes that the target number of shares are earned in connection with outstanding performance-based restricted stock unit awards, except for those shares whose achievement has been certified by the Compensation Committee in which case the actual shares earned but outstanding are used.

Overhang and Dilution

The following includes aggregated information regarding the overhang and dilution associated with the 2015 Plan, and the potential stockholder dilution that would result if the proposed authorization of additional shares of common stock under the Amended and Restated 2015 Plan is approved. The following information is as of April 13, 2020.

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Number of Shares of Common Stock Subject to Outstanding Awards (A)	Number of Shares Available for Future Awards under the 2015 Plan(1) (B)	Existing Overhang from 2015 Plan(2) (Sum of Columns (A) and (B))	Proposed Number of Additional Shares Available for Future Awards under the Amended and Restated 2015 Plan (C)	Overhang if Amended and Restated 2015 Plan is Approved (Sum of Columns (A) and (B) and (C))
682,539	2,954	685,493	1,500,000	2,185,493
4.1% of outstanding shares of common stock	0.0% of outstanding shares of common stock	4.2% of outstanding shares of common stock	9.1% of outstanding shares of common stock	13.2% of outstanding shares of common stock

(1) Assumes that the target number of shares are earned in connection with outstanding performance-based restricted stock unit awards, except for those shares whose achievement has been certified by the Compensation Committee in which case the actual shares earned but outstanding are used.

(2) Represents the potential dilution of our stockholders from the 2015 Plan (without the Amended and Restated 2015 Plan).

The estimated overhang if the Amended and Restated 2015 Plan is approved is 13.2%, compared to the 25% threshold used by Institutional Shareholder Services (ISS) for Russell 3000 companies. Our historical overhang percentage would be even lower if not for the one-time equity grants associated with retention awards to certain senior leadership and our new CEO hiring (adding to the numerator in the formula), as well as our share repurchase program which decreases the number of shares of common stock outstanding (subtracting from the denominator in the formula). In part to provide returns to stockholders, in November 2018, the Board approved a share repurchase program that authorized the Company to repurchase up to $300 million of the Company’s outstanding common stock using available cash. While share repurchase programs benefit our stockholders by decreasing the number of our common stock outstanding, they increase the resulting dilution percentage.

Based on Nasdaq’s closing price of our common stock on April 13, 2020 of $12.58 per share, the aggregate market value as of April 13, 2020 of the 1,500,000 shares of common stock requested for new awards pursuant to the Amended and Restated 2015 Plan is $18.9 million.
Burn Rate

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.
As shown in the following table, for the three (3)-year fiscal period 2018-2020, our average adjusted burn rate was 3.2%, compared to the adjusted burn rate benchmark utilized by ISS for Russell 3000 retail companies (excluding the S&P 500) of 6.6%.

Excluding our stock repurchase program, our Fiscal 2020 adjusted burn rate would be 2.1%, and our three (3)-year average would be 1.5%.

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	Time-Based Restricted Stock Units Granted	Target Performance-Based Restricted Stock Units Granted(1)	Performance-Based Restricted Stock Units Earned	Total(2)	Weighted Average Basic Shares	Adjusted Burn Rate (3)
Fiscal 2020	213,776	68,600	25,725	239,501	17,745,874	4.7%
Fiscal 2019	145,180	76,906	12,497	157,677	18,644,399	3.0%
Fiscal 2018	92,482	82,350	10,294	102,776	20,346,505	1.8%
Three-Year Average	150,479	75,952	16,172	166,651	18,912,259	3.2%

(1) Reflects the maximum amount of restricted stock units that are subject to performance criteria and thus not included in the calculation of burn rate. For further information regarding these awards, including the payout status of performance-based restricted stock units, see “Executive Compensation—Compensation Discussion and Analysis— Equity Award Practices” on page 50.

(2) Reflects the sum of (i) time-based restricted stock units granted and (ii) performance-based restricted stock units earned.

(3) A burn rate generally is calculated as (i) the number of options granted, plus (ii) the number of time-based restricted stock units granted and the number of performance-based stock units earned in each fiscal year, divided by (iii) the weighted average basic common shares outstanding as of the fiscal year end. The adjusted burn rate is calculated by applying that formula, except that the number in (ii) above is modified by applying a multiplier based on the volatility of our common stock price over the past three years in order to provide more equivalent valuation between stock options and full value shares. In calculating the adjusted burn rate, we have used a multiplier of 3.5. Our unadjusted burn rate for each of Fiscal 2020, Fiscal 2019 and Fiscal 2018 is 1.3%. 0.8% and 0.5%, respectively, for a three-year average of 0.9%.
Alignment with Sound Corporate Governance and Plan Design Practices

We have sought to design the Amended and Restated 2015 Plan in accordance with currently accepted corporate governance standards for the design and implementation of incentive compensation programs. Accordingly, the Amended and Restated 2015 Plan furthers a robust governance structure. In particular, the Amended and Restated 2015 Plan contains provisions that the Board believes are consistent with the interests of our stockholders and sound corporate governance principles, including the following selected material features:

•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, stock units, restricted stock units, performance units, and performance shares is permitted.
•Stock options and stock appreciation rights will not be repriced without stockholder approval.
•Any material amendment to the Amended and Restated 2015 Plan is subject to approval by our stockholders.
•Shares tendered or held back for taxes will not be added back to the reserved pool under the Amended and Restated 2015 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the Amended and Restated 2015 Plan.
•The Amended and Restated 2015 Plan prohibits the use of Section 280G tax gross ups and generally subjects plan awards to a minimum vesting period.
•Awards are subject to the Company’s clawback policy as in effect from time to time and any recoupment required by applicable law or the terms of an individual award agreement.
•No awards may be granted under the Amended and Restated 2015 Plan on or after the ten-year anniversary of the plan’s effective date.

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Description of the Amended and Restated 2015 Plan

The following is a summary of the material terms of the Amended and Restated 2015 Plan. This description is qualified in its entirety by reference to the full text of the Amended and Restated 2015 Plan, a copy of which is attached as Appendix B to this proxy statement and incorporated into this proxy statement by reference.

Highlights

Shares to be Issued Under the Amended and Restated 2015 Plan. The maximum number of shares of our common stock that may be granted as awards to participants under the Amended and Restated 2015 Plan is 1,502,954 shares. In setting the maximum number of shares of common stock that may be issued under the Amended and Restated 2015 Plan at 1,502,954 shares, the Committee considered the dilutive effect of the share authorization and conducted a burn rate using data for fiscal years 2020, 2019 and 2018. The Company’s average grant of equity awards under the 2015 Plan during this three-year period was 195,113 shares per year. Adjusting for the policies of ISS, the Committee estimated that the Company’s three-year average burn rate through Fiscal 2020 was 3.2% as compared to the median of 6.6% for the Company’s retail industry group. After consideration of the foregoing factors and the Company’s overall equity compensation structure, the Committee determined that 1,500,000 shares was the appropriate amount to be proposed for stockholder approval under the Amended and Restated 2015 Plan.

In order to prevent the dilution or enlargement of benefits and potential benefits under the Amended and Restated 2015 Plan, the Committee has the authority to adjust the number of shares authorized for issuance under the Amended and Restated 2015 Plan and the terms of outstanding awards as it determines to be equitable to account for any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, extraordinary dividend, or other similar event. The shares of common stock underlying any awards that are expired, settled in cash, forfeited, canceled or otherwise terminated, other than by exercise, under the Amended and Restated 2015 Plan will be added back to the shares of common stock available for issuance under the Amended and Restated 2015 Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the Amended and Restated 2015 Plan to cover the exercise price or tax withholding and (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the Amended and Restated 2015 Plan. Shares of common Stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the Amended and Restated 2015 Plan. However, shares of our common stock issued as a substitute award in connection with a Company’s (or any affiliate or subsidiary) acquisition will not serve to reduce the Amended and Restated 2015 Plan’s share reserve, provided that substitute awards may only be made to individuals who were not employees or directors of the Company (or any affiliate or subsidiary) prior to the acquisition or combination. No awards may be made under the Amended and Restated 2015 Plan on or after the ten-year anniversary of the plan’s effective date.

Administration. The plan is administered by the Committee. Subject to the provisions of the Amended and Restated 2015 Plan, the Committee is authorized:

•to interpret the Amended and Restated 2015 Plan and to establish, amend, and rescind any rules and regulations relating to the Amended and Restated 2015 Plan;
•to determine which individuals will be granted awards;
•to determine which awards will be granted and the number of shares covered by such awards;
•to determine and modify the terms and conditions of each participant's individual award agreement, including vesting schedules, lapsing conditions, and transfer restrictions for each award;
•to extend the post-termination exercise period in which options may be exercised;
•to delegate all or part of its authority to the persons it selects, except as otherwise required by law or the rules of a stock exchange; and
•to decide all disputes and make all other determinations necessary or advisable to administer the Amended and Restated 2015 Plan.

Eligibility and Participation. Any employee (including an executive officer), consultant, or independent contractor of the Company, or any of its subsidiaries, and any future parent corporation may receive an award under the Amended and Restated 2015 Plan, provided that the award recipient is a natural person. As of April 13, 2020,
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approximately 10,025 people were eligible to participate in the Amended and Restated 2015 Plan, which includes seven executive officers and 10,018 employees who are not executive officers.

Awards. Awards under the Amended and Restated 2015 Plan may be non-qualified stock options, incentive stock options (which may qualify for special treatment under Section 422 of the Internal Revenue Code), stock appreciation rights, stock units, performance shares, performance units, restricted stock, or restricted stock units. The terms and conditions of awards may differ among individual awards and award recipients.

Stock Options. Options to purchase shares of common stock granted under the Amended and Restated 2015 Plan may be incentive stock options that may qualify for favorable income tax treatment for the participant, or non-qualified stock options. To qualify as incentive stock options, options must meet certain federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year. The purchase price of common stock covered by an option may not be less than 100% of the fair market value of the common stock on the date of the option grant. Options may be exercised only at such times as may be specified by the Committee in the participant’s stock option agreement. A participant exercising an option may pay the purchase price through cash payments, by the delivery or attestation of shares of stock or, if an agreement so provides, through cashless exercise with a broker or other authorized third party (subject to compliance with applicable law). If shares are used to pay the exercise price, such shares shall be valued at their fair market value on the date of exercise. Additionally, non-qualified stock options may be exercised via a “net exercise” arrangement. Permitted exercise methods may be limited by the terms of the individual grant agreement or by the Committee at any time. Except in connection with certain corporate transactions, the Committee may not reduce the exercise price of an outstanding option or cancel any outstanding options in exchange for a cash payment or any other award without stockholder approval. Stock options, if unexercised, will expire by such date specified by the Committee in the participant’s stock option agreement. As of April 13, 2020, the market value of the shares of common stock underlying stock option awards was $12.58.

Stock Appreciation Rights. The Committee may award stock appreciation rights alone or in tandem with non-qualified stock options, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender all or a portion of such holder’s unexercised stock appreciation right and receive in exchange an amount equal to or based on the excess of (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right over (ii) the fair market value of the common stock on the date of grant. The payment may be in cash or shares of common stock, as determined by the Committee. The Committee may limit the amount that can be received when a stock appreciation right is exercised. Repricing of stock appreciation rights after the date of grant is not permitted. Except in connection with certain corporate transactions, the Committee may not reduce the exercise price of an outstanding stock appreciation right or cancel any outstanding stock appreciation rights in exchange for a cash payment or other award without stockholder approval. Stock appreciation rights, if unexercised, will expire by such date specified by the Committee in the participant’s stock appreciation right agreement. As of April 13, 2020, there were no stock appreciation rights awards outstanding.

Restricted Stock. Restricted stock granted under the Amended and Restated 2015 Plan is shares of our common stock that is subject to a risk of forfeiture or other conditions that will lapse upon achievement of one or more goals relating to completion of service, termination of service under particular circumstances or achievement of performance or other objectives, as determined by the Committee and set forth in an award agreement.

Stock Units and Restricted Stock Units. The Committee may award participants either (i) stock units, which represent the right to receive shares of our common stock in the future or (ii) restricted stock units, which represent the right to receive shares of our common stock in the future upon the satisfaction of certain vesting requirements. Any such awards are subject to conditions, restrictions and contingencies as the Committee may determine. A participant who is eligible to receive these types of awards has no rights as a stockholder until shares are received.

Performance Shares and Performance Units. The Committee may award participants performance shares, which represent the right to receive shares of common stock, or stock units, contingent on achievement of performance or other objectives during a specified period. The Committee may also grant performance units, which is the right to receive a designated dollar value amount of our common stock, contingent on the achievement of
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performance of other objectives during a specified period. A participant who is eligible to receive performance units or performance shares has no rights as a stockholder until shares are received.

Performance Measures. The performance measures that may be used by the Committee for performance-based awards shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings on a pre-tax or post-tax basis (including operation income, EBIT and EBITDA), (iii) cash (such as cash flow, cash generation or other cash measures), (iv) shareholder value or total shareholder return (such as stock price appreciation), (v) financial condition or liquidity; (vi) financial return measures (such as return on assets, capital, equity or sales), (vii) market share measures, (viii) improvements in capital structure, (ix) expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios), (x) business expansion or consolidation (such as acquisitions and divestitures), (xi) internal rate of return or increase in net present value, (xii) working capital targets (such as those relating to inventory and/or accounts receivable), (xiii) productivity improvement, (xiv) inventory measures (such as turns, reduction or shrink), or (xv) any other quantitative or qualitative performance as may be determined by the Committee in its discretion. Such performance goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. Such goals may be set with respect to one or more of participant, the Company, a subsidiary, any future parent corporation, or a business unit of the Company. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Dividends and Dividend Equivalents. An award (with the exception of options or stock appreciation rights) may provide a participant with the right to receive dividends or dividend equivalents on terms and conditions established by the Committee. However, no award may provide for payment of dividends or dividend equivalent rights unless and until the underlying award becomes fully vested.

Limits on Transferability. In general, unless otherwise permitted by the Committee, no option granted under the Amended and Restated 2015 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Change of Control. In the event of a change of control of the Company where awards are assumed or substituted by an acquirer (Assumed Awards), the Amended and Restated 2015 Plan provides that all awards with the exception of performance awards will continue in effect, as equitably adjusted for the transaction, unless otherwise provided in an applicable award agreement, other written agreement or plan, or by the Committee at any time. Performance awards shall be deemed to be achieved at target performance levels and such awards shall revert to a solely time-based vesting award for the remainder of the performance period. Further, if a holder of Assumed Awards is terminated without cause, resigns for good reason, or terminates due to the holder’s death or disability following a change in control, all such awards will become fully vested and exercisable upon such termination. In the event awards are not assumed or substituted in connection with a change in control, all awards with time-based vesting conditions shall become fully vested and exercisable, all performance awards shall become vested at target performance levels, and the Amended and Restated 2015 Plan and all outstanding awards shall terminate. In the event of such termination, the Company has discretion to (i) make or provide a payment equal to the spread value for all holders of options and stock appreciation rights, (ii) permit each participant, within a specified time prior to the consummation of the change in control, to exercise all outstanding options and stock appreciation rights, and (iii) make or provide a cash payment to the participants holding awards other than options and stock appreciation rights in an amount equal to the fair market value of a share of stock in the change in control multiplied by the number of vested shares subject to an award. Options or stock appreciation rights with an exercise price equal to or less than the fair market value of a share of stock in a change in control will be cancelled for no consideration.

No Section 280G Gross Up. The Amended and Restated 2015 Plan prohibits payment of any tax-gross up in the event a participant is subject to an excise tax under Section 4999 of the Internal Revenue Code.

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Minimum Vesting Period; Clawback Policy. The vesting period for awards granted under the Amended and Restated 2015 Plan generally must be at least 12 months from the date of grant, subject to certain limited carve outs for substitute awards, awards granted in connection with an elective deferral of cash compensation, or awards that equal less than 5% of the Amended and Restated 2015 Plan’s share reserve. Further, awards are subject to mandatory recoupment to the extent set forth in any award agreement or required by applicable law and any Company clawback policy as in effect from time to time.

Amendment and Termination. The Board may amend or terminate the Amended and Restated 2015 Plan at any time. The Company must obtain stockholder approval for any change that would require such approval under listing standards of the securities exchange or similar entity or any regulatory or tax requirement with which the Board desires to comply. However, no rights under an outstanding award may be impaired by such action without the consent of the holder.

United States Federal Income Tax Consequences of Awards under the Amended and Restated 2015 Plan

Non-qualified Stock Options. No income is generally recognized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the common stock over the exercise price of the option.

Incentive Stock Options. No income is generally recognized by the optionee upon the grant or exercise of an incentive stock option (although the alternative minimum tax may apply to the exercise of an incentive stock option). If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. Upon exercise, the amount of cash or the fair market value of shares received will be taxable to the participant as ordinary income, and we will be allowed a corresponding deduction. Gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Performance Shares and Performance Units. A participant who has been granted performance shares or performance units will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. The participant will have compensation income at the time the performance shares vest (if in the form of restricted stock) or the underlying stock or cash is made available to the participant (if in the form of stock units or
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cash) equal to the then fair market value of the shares of common stock, or the amount of cash, received, and we will be entitled to a corresponding deduction.

Restricted Stock. A participant who has been granted a restricted stock award will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a "substantial risk of forfeiture" for U.S. federal income tax purposes. Upon the vesting of shares subject to an award of restricted stock, the holder generally will recognize ordinary income in an amount equal to the then fair market value of those shares in excess of the amount paid, if any, for such shares, and we will be entitled to a corresponding deduction. Gains or losses recognized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting.

A participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. If a Section 83(b) election is made, we will be entitled to a corresponding deduction at the time of grant.

Stock Units and Restricted Stock Units. A participant who has been granted stock units will not recognize taxable income at the time of grant. Upon receipt of common stock or cash in the future pursuant to such an award, the participant will realize ordinary income equal to the then fair market value of those shares, or the amount of cash received, and we will receive a corresponding deduction. A participant who has been granted restricted stock units will not realize taxable income at the time of grant. Upon receipt of shares of common stock pursuant to such an award, the participant will recognize ordinary income equal to the then fair market value of the shares. We will receive a corresponding deduction.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company will not be entitled to a compensation deduction to the extent that certain executive officers receive compensation in excess of $1 million a year, which includes the taxable value of awards made under the Amended and Restated 2015 Plan.

New Plan Benefits

No new plan benefits table for the Amended and Restated 2015 Plan is included in this proxy statement. Participation in the Amended and Restated 2015 Plan is made at the Committee’s discretion and is based on our performance. Accordingly, future awards under the Amended and Restated 2015 Plan are not determinable at this time. See “Outstanding Equity Awards at Fiscal Year-End Table” on page 67 for detailed information on awards to certain executive officers under the 2015 Plan during the most recent fiscal year.

Required Vote

The Amended and Restated 2015 Plan will be adopted, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
APPROVAL OF THE AMENDED AND RESTATED 2015 PLAN.
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OTHER BUSINESS

Our Board knows of no other matters to be brought before the 2020 Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly brought before the meeting, the proxies named on the proxy card, or their substitutes, if any, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2020 Annual Meeting of Stockholders

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2021 Annual Meeting of Stockholders? To be included in our Proxy Statement for the 2021 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at our corporate offices no later than December 28, 2020.

How can stockholders submit proposals to be raised at the 2021 Annual Meeting that will not be included in our Proxy Statement for the 2020 Annual Meeting? To be raised at the 2021 Annual Meeting, stockholder proposals must comply with our Bylaws. Our Bylaws provide that written notice of a stockholder proposal (other than a nomination proposal) must be received not less than 120 days, nor more than 150 days before the first anniversary of the date of the Company’s Proxy Statement in connection with the prior Annual Meeting of Stockholders. Since this Proxy Statement is being made available to you on or about April 27, 2020, stockholder proposals must be received at our principal executive offices between November 28, 2020 and December 28, 2020 in order to be raised at our 2021 Annual Meeting (assuming the date of such meeting does not change by more than 30 days from the anniversary date of this year’s Annual Meeting).

What if the date of the 2021 Annual Meeting is advanced or delayed by a certain period of time after the anniversary of this year’s Annual Meeting? Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2021 Annual Meeting changes by more than 30 days from the anniversary date of this year’s Annual Meeting, to be included in next year’s Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

However, under our Bylaws, if the date of the 2021 Annual Meeting has changed by more than 30 days prior to the anniversary date of this year’s Annual Meeting, stockholder proposals to be brought before the 2021 Annual Meeting must be delivered not less than 90 days before the date of the 2021 Annual Meeting.

Does a stockholder proposal require specific information? In accordance with our Bylaws, each written notice related to stockholder proposals must contain a complete list of all matters intended to be brought before the meeting. In addition, a brief description of any proposal, and the complete text of any resolutions to be presented, including the reasons for making a proposal must be contained in the notice. Certain informational requirements regarding proposing stockholders and any beneficial owner on whose behalf a stockholder proposal is made must also be included. Please refer to our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K on May 28, 2019, for a more detailed description regarding these procedures.

Can stockholders make nominations for the election of directors? Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, provided that the notice requirements contained in our Bylaws are met. For the 2021 Annual Meeting, written notice regarding such nominations must be made at least 120 days in advance of such meeting. Certain informational requirements regarding nominating stockholders and any beneficial owner on whose behalf a nomination is made will apply. Stockholder nominee information must be provided, including, but not limited to, that which would be required by the federal securities laws in connection with the solicitation of proxies and any related party transactions or arrangements occurring within the past three years that each nominee has had or has with the nominating stockholder or any beneficial owner on whose behalf the nomination is made. Please refer to our Bylaws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K on May 28, 2019, for a more detailed list of the requirements related to the submission of stockholder nominations.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above? If we receive notice of a matter to come before the 2021 Annual Meeting that is not in accordance with the
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deadlines described above, we will use our discretion in determining whether or not to bring such matter before the 2021 Annual Meeting. If such matter is brought before that meeting, then our proxy card for such meeting will confer discretionary authority upon the named proxies to vote on such matter.

Where should stockholder proposals be sent? Stockholder proposals (including those related to nominations) should be sent to Elaine V. Rodgers, Corporate Secretary, at our corporate offices located at 2700 Milan Court, Birmingham, Alabama 35211 by the appropriate deadlines set forth above.

Availability of Annual Report on Form 10-K

This Proxy Statement is being made available to stockholders together with our Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as filed with the Securities and Exchange Commission, and is further available upon request of any stockholder. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211. Our SEC filings are also available on our website at hibbett.com under the heading “Investor Relations.”

By Order of the Board of Directors,

Elaine V. Rodgers
Secretary

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APPENDIX A

NON-GAAP FINANCIAL MEASURES

Reconciliations of Non-GAAP financial measures.  The following tables provide reconciliations of our consolidated statement of operations for the fifty-two week periods ended February 1, 2020 and February 2, 2019, as reported on a GAAP basis, to a statement of operations for the same period prepared on a non-GAAP basis.

GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share amounts) (Unaudited)

	52-Week Period Ended February 1, 2020
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Net sales	$1,184,234	$—	$—	$1,184,234
Cost of goods sold	800,783	956	(1,120)	800,947	67.6%
Gross margin	383,451	956	(1,120)	383,287	32.4%
Store operating, selling and administrative expenses	318,011	17,432	2,031	298,548	25.2%
Depreciation and amortization	29,323	—	—	29,323	2.5%
Operating income	36,117	18,388	911	55,416	4.7%
Interest expense, net	(211)	—	—	(211)	—%
Income before provision for income taxes	36,328	18,388	911	55,627	4.7%
Provision for income taxes	8,984	4,547	225	13,756	1.2%
Net income	27,344	13,841	686	41,871	3.5%

Basic earnings per share	$1.54	$0.78	$0.04	$2.36
Diluted earnings per share	$1.52	$0.77	$0.04	$2.33

Weighted average shares outstanding:
Basic	$17,746	$17,746	$17,746	$17,746
Diluted	$17,957	$17,957	$17,957	$17,957

1) Excluded acquisition amounts during the 52-week period ended February 1, 2020, related to the acquisition of City Gear, LLC consist primarily of the amortization of inventory fair-market value step-up in COGS and contingent earnout valuation update, legal, accounting and professional fees in SG&A expenses.
2) Excluded strategic realignment amounts during the 52-week period ended February 1, 2020, related to our strategic realignment plan consist primarily of gain on operating leases at store closure net of accelerated amortization on ROU assets in COGS and professional fees, impairment costs and loss on fixed assets in SG&A expenses.

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	52-Week Period Ended February 2, 2019
		Excluded Amounts
	GAAP Basis (As Reported)	Acquisition Costs(1)	Severance Costs(2)	Non-GAAP Basis (As Adjusted)	% of Sales
Net sales	$1,008,682	$—	$—	$1,008,682
Cost of goods sold	679,947	1,911	—	678,036	67.2%
Gross margin	328,735	1,911	—	330,646	32.8%
Store operating, selling and administrative expenses	264,142	4,299	289	259,554	25.7%
Depreciation and amortization	27,052	—	—	27,052	2.7%
Operating income	37,541	6,210	289	44,040	4.4%
Interest expense, net	(17)	—	—	(17)	—%
Income before provision for income taxes	37,558	6,210	289	44,057	4.4%
Provision for income taxes	9,137	1,511	70	10,718	1.1%
Net income	28,421	4,699	219	33,339	3.3%

Basic earnings per share	$1.52	$0.25	$0.01	$1.79
Diluted earnings per share	$1.51	$0.25	$0.01	$1.77

Weighted average shares outstanding:
Basic	$18,644	$18,644	$18,644	$18,644
Diluted	$18,826	$18,826	$18,826	$18,826

1) Excluded acquisition amounts during the 52-week period ended February 2, 2019, related to the acquisition of City Gear, LLC consists primarily of amortization of inventory fair-market value step-up in COGS and legal, accounting and professional fees in SG&A.

2) Excluded severance costs incurred during the 52-week period ended February 2, 2019, related to elimination of 30 positions to streamline operations.

About Non-GAAP Measures

This Proxy, along with our Annual Report, includes certain non-GAAP financial measures, including adjusted net, income, adjusted earnings per share, adjusted gross margin and adjusted SG&A expenses as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations, and the final results of peer companies, as they exclude the effects of items that may not be indicate of, or are unrelated to, the our underlying operating results, such as expenses related to the acquisition of City Gear and our accelerated store closure plan. The costs related to the acquisition of City Gear include amortization of inventory step-up value and professional service fees and expenses consisting primarily of investment banking, legal and accounting fees and expenses. In future periods, such acquisition-related costs may include one or more of the following categories of expenses: (i) transition and integration costs, (ii) professional service fees and expenses and (iii) contingent earnout valuation updates.
While we use these non-GAAP financial measures as a tool to enhance our understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements.  Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental
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data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

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Appendix B

HIBBETT SPORTS, INC.
AMENDED AND RESTATED
2015 EQUITY INCENTIVE PLAN

ARTICLE 1
GENERAL

1.1 Purpose. The Hibbett Sports, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) is established by Hibbett Sports, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and its Member Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Recipients (including transferees of Eligible Recipients to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3 Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of ARTICLE 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8 of the Plan).

ARTICLE 2
OPTIONS AND SARS

2.1 Definitions.

(a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this ARTICLE 2 may be either an incentive stock option (an “ISO”) or a nonqualified option (“NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that satisfies the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. An “NQO” is an Option that is not intended to be an ISO. ISOs may be granted only to employees of the Company or any Subsidiary that is a Member Company. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and be treated as an “incentive stock option” as defined in Section 422 of the Code. To the extent required by Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which ISOs granted under this Plan and any other plan of the Company or any Member Company become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Option does not qualify as an ISO, it shall be deemed an NQO.

(b) A stock appreciation right (“SAR”) entitles the Participant to receive, in cash or Stock, value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee. The Committee may limit the amount that can be received when a SAR is exercised.

2.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this ARTICLE 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. Except as set forth in Section 4.2(f) and Section 5.1, without prior stockholder approval, in no event may the Committee exercise its discretion to reduce the Exercise Price of outstanding Options
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or SARs or to cancel any outstanding Options or SARs in exchange for cash, Options or SARs having a lower exercise price of the original Awards, or other Awards.

2.3 Exercise. Each Option and SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this ARTICLE 2 shall be subject to the following:

(a) Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) Subject to compliance with applicable law (including observance of any “blackout” period and Section 4.17), the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. In the event the Participant chooses to pay the Exercise Price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure.

(d) With respect to Options that are not ISOs, the Committee may permit payment of the Exercise Price by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price.

(e) Permitted exercise methods may be limited by the terms of the individual Award Agreement or otherwise by the Committee at any time.

(f) Settlement of Award. Settlement of Options and SARs is subject to Section 4.7.

ARTICLE 3
OTHER STOCK AWARDS

3.1 Definitions.

(a) A “Stock Unit” Award is the grant of a right to receive shares of Stock in the future.

(b) A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

(c) A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

(d) A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.
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3.2 Restrictions on Awards. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

(a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b) The Committee may designate whether any such Award being granted to any Participant is subject to performance conditions. The performance conditions that may be used by the Committee for such Award shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings on a pre-tax or post-tax basis (including operation income, EBIT and EBITDA), (iii) cash (such as cash flow, cash generation or other cash measures), (iv) shareholder value or total shareholder return (such as stock price appreciation), (v) financial condition or liquidity; (vi) financial return measures (such as return on assets, capital, equity or sales), (vii) market share measures, (viii) improvements in capital structure, (ix) expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios), (x) business expansion or consolidation (such as acquisitions and divestitures), (xi) internal rate of return or increase in net present value, (xii) working capital targets (such as those relating to inventory and/or accounts receivable), (xiii) productivity improvement, (xiv) inventory measures (such as turns, reduction or shrink) or (xv) any other quantitative or qualitative performance as may be determined by the Committee in its discretion. Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

ARTICLE 4
OPERATION AND ADMINISTRATION

4.1 Effective Date. The Plan was originally effective July 1, 2015. The effective date of this Plan, as amended and restated, shall be the date of the 2020 annual meeting of shareholders (the “Amended Plan Effective Date”), subject to the approval of the Company’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan on or after the ten year anniversary of the Amended Plan Effective Date.

4.2 Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this Section 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be the sum of (i) 1,500,000 shares of Stock added to the Plan as of the Amended Plan Effective Date, and (ii) 2,954 shares of Stock remaining in the Plan as of April 13, 2020, for a cumulative total of 1,502,954 shares of Stock available for issuance after April 13, 2020 (the “Share Reserve”). All shares of Stock under the Share Reserve may be issued as ISOs.

(c) Subject to Section 4.2(d), whenever any outstanding Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or Stock having been issued in respect of the Award (or such portion thereof to which the expiration, forfeiture, cash settlement or other termination occurs), the Stock allocable to the expired, canceled, forfeited, cash-settled or otherwise terminated portion of the Award may again be the subject of Awards granted hereunder and shall be added back to the Share Reserve.
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(d) The following shares of Stock shall not be added to Share Reserve: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the Exercise Price or tax withholding and (ii) shares of Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan.

(e) Substitute Awards shall not reduce the shares of Stock authorized for issuance under the Share Reserve. Additionally, in the event that a company acquired by the Company or any Affiliate or Subsidiary or with which the Company or any Affiliate or Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for issuance pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized under the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company, an Affiliate or a Subsidiary prior to such acquisition or combination.

(f) To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any stock dividend, recapitalization, stock split, reverse stock split, extraordinary dividend, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Corporate Transaction”), then the Committee shall, in such manner as the Committee deems equitable: (A) make a proportionate adjustment in (1) the maximum number and type of securities as to which awards may be granted under the Plan, (2) the number and type of securities subject to outstanding Awards, (3) the grant or Exercise Price with respect to any such Award, (4) the performance targets and goals applicable to any outstanding Awards, and (5) any other provisions or terms of an Award deemed equitable or necessary by the Committee; provided, in each case, that with respect to ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to fail to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision, and with respect to all Options, any such adjustment shall be consistent with provisions of Treasury Regulations promulgated under Section 409A of the Code or any successor provisions; or (B) cause any Award outstanding as of the effective date of the Corporate Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Corporate Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the Fair Market Value of such cancelled Award. The determination of Fair Market Value shall be made by the Committee or the Board, as the case may be, in their sole discretion. Any adjustments made hereunder shall be binding on all Participants.

4.3 General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be
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satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan. In determining the procedures by which shares of Stock will be withheld for withholding taxes, to the extent required to avoid the Company’s incurring an adverse accounting charge, the amount of any shares of Stock so withheld shall not exceed the amount necessary to satisfy withholding taxes determined using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes.

4.5 Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Member Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Member Company). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Member Company, including the plans and arrangements of the Company or a Member Company assumed in business combinations.

4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award, which payments may be credited to an account for the Participant and may be settled in cash or Stock, as determined by the Committee; provided, that no such dividend payments or dividend equivalents shall be paid or accrued with respect to Options or SARs, other than pursuant to Section 4.2(f) in the event of a Corporate Transaction. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. No Award under this Plan may provide for the payment of dividends or dividend equivalent rights unless, and only to the extent that, the underlying Award becomes fully vested.

4.7 Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. In lieu of issuing a fraction of a share upon any exercise of an Award, resulting from an adjustment of the Award pursuant to Section 4.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share. Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents provided that such rules and procedures satisfy the requirements of Section 409A of the Code. No deferral is permitted for Options or SARs. Each Member Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Member Company by the Participant. Any disputes relating to liability of a Member Company for cash payments shall be resolved by the Committee.

4.8 Transferability. Except as otherwise permitted by the Committee:

(a) During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void. Notwithstanding the forgoing, the Committee, in its sole discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the Participant may transfer his or her NQOs to his or her immediate Family Members, to trusts for the benefit of such Family Members, or to partnerships in which such Family Members are the only partners; provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.
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(b) Awards may be exercised or claimed on behalf of a deceased Participant or other person entitled to benefits under the Plan by the beneficiary of such Participant or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Participant or other person. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate.

4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall comply with Section 409A of the Code and be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10 Agreement with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

4.11 Action by Company or Member Company. Any action required or permitted to be taken by the Company or any Member Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

4.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Member Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Member Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Member Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Member Company shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Member Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.14 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.15 Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section shall limit the Committee’s authority to accelerate the vesting of Awards as set forth in the Plan; and, provided further, notwithstanding the foregoing, up to 5% of the Share Reserve may be utilized for Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). In addition to Excepted Awards, the Committee may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting
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Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the Participant within the Minimum Vesting Period.

4.16 Clawback Policy. Each Participant’s rights, payments, and benefits pursuant to any Award shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, or (ii) to the extent that such Participant is, or in the future becomes, subject to (A) any “clawback” or recoupment policy adopted by the Committee, including policies adopted to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (B) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

4.17 Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

4.18 Section 409A of the Code. Any Award granted under this Plan shall be provided or made in a manner and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1), including without limitation, deferring payment to a specified employee or until the occurrence of a specified event described in Section 409A(a)(2) of the Code. Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Award granted hereunder to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Participants and other individuals having or claiming any right or interest under the Plan. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE 5
CHANGE OF CONTROL

Subject to the provisions of Section 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change of Control the following provisions shall apply:

5.1 Awards Assumed. Unless otherwise provided in an applicable Award Agreement, other written agreement or plan, or by the Committee at any time, in the event of a Change in Control in which the entity surviving the Change in Control (a “Successor”) assumes or substitutes for an Award, the original terms of such Award shall continue in effect as adjusted pursuant to Section 4.2(f); provided, that any performance provisions of any performance-based Awards (for which the applicable performance period has not yet ended) shall be deemed to be fully achieved at target performance levels and such Award shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if the Participant’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Participant or on account of the Participant’s death or Disability following such Change in Control, (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Award Agreement, and (ii) restrictions, limitations and other conditions applicable to such Participant’s other Stock-based Awards outstanding as of the date of such termination shall lapse
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and the Stock underlying such Awards shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

5.2 Awards Not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute a substantially equivalent award for an Award, upon the effective time of the Change in Control, the Plan and all outstanding Awards hereunder shall terminate. In such case, except as otherwise provided in an applicable Award Agreement, other written agreement or plan, or by the Committee at any time, all Options and SARs that are not vested and exercisable immediately prior to the effective time of the Change in Control shall become fully vested and exercisable as of immediately prior to the effective time of the Change in Control, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the Change in Control, and all performance-based Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels. In the event of such a termination of the Plan and the Awards hereunder, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Fair Market Value of a share of Stock in the Change in Control multiplied by the number of shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a share) and (B) the aggregate Exercise Prices of all such outstanding Options and SARs; or (ii) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise all outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Awards in an amount equal to the Fair Market Value of a share of Stock in the Change in Control multiplied by the number of vested shares under such Awards. In the case of an Option or SAR with an Exercise Price equal to or greater than the Fair Market Value of a share of Stock in the Change in Control, such Option or SAR shall be cancelled for no consideration.

5.3 No Gross Up. If, with respect to a Participant, the treatment of an Award as provided in Section 5.1 or Section 5.2 could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code, and together with any other payments which such Participant has the right to receive from the Company, any Successor or any Affiliate of any of them, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), under no circumstances shall the Participant be entitled to receive a “gross up” payment from the Company to offset any applicable excise tax imposed thereon by Section 4999 of the Code.

ARTICLE 6
COMMITTEE

6.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this ARTICLE 6. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Member Company. Unless otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee for purposes of the Plan. If at any time the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

6.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Recipients those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish and modify the terms, conditions, performance criteria, restrictions, and other provisions of such Awards (which terms and conditions may differ among individual Awards and Participants), and (subject to the restrictions imposed by ARTICLE 7) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be
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necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, to determine the duration and purposes for leaves of absence which may be granted to a Participant on an individual basis without constituting a termination of employment or service for purposes of the Plan, to decide all disputes arising in connection with the Plan, to otherwise supervise the administration of the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

6.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4 Information to be Furnished to Committee. The Company and Member Companies shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Member Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

ARTICLE 7
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to Section 4.2(f) shall not be subject to the foregoing limitations of this ARTICLE 7. Amendments to this Plan shall be subject to shareholder approval to the extent such approval is required by applicable law or applicable requirements of any securities exchange or similar entity.

ARTICLE 8
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Affiliate. The term “Affiliate” means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

(b) Award. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

(c) Board. The term “Board” shall mean the Board of Directors of the Company.
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(d) Cause. The term “Cause” shall mean, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. A Participant’s termination of service may also be deemed for Cause if the Company discovers grounds constituting Cause existed prior to the date of such termination.

(e) Change of Control. The term “Change of Control” shall mean (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (iii) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 40% of the issued and outstanding Common Stock of the Company, (iv) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 60% of the outstanding shares of the surviving company after the transaction, or (v) the individuals who, as of the Amended Plan Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that (A) if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board and (B) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest, in each case outside of a purported or potential “take over” context.

(f) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(g) Disability. The term “Disability” means, unless otherwise defined in an applicable Award Agreement or other contractual agreement between the Participant and the Company, a period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved by the Committee, is expected to have a duration of not less than 120 days.

(h) Eligible Recipient. The term “Eligible Recipient” shall mean any employee of the Company or a Member Company and any of those consultants and independent contractors of the Company or a Member Company who are natural persons. An Award may be granted to an employee, consultant or independent contractor in connection with the conclusion of such employee, consultant or independent contractor’s performance of services and separation from the Company or its Member Companies. The effect of discontinuity in an Eligible Recipient’s service with the Company or its Member Companies on any outstanding Award shall be at the discretion of the Committee.

(i) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Common Stock is a national securities exchange or the NASDAQ Stock Market, then the “Fair Market Value” as of that date shall be the closing sale price of the Common Stock on the principal exchange or market on which the Common Stock is then listed or admitted to trading on such date.
APPENDIX B Page 10

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(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the NASDAQ Stock Market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(j) Family Member. The term “Family Member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

(k) Good Reason. The term “Good Reason” means, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, (i) a material reduction in Participant’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, or (ii) the relocation of the office at which Participant is to perform the majority of Participant’s duties following a Change in Control to a location more than fifty (50) miles from the office at which Participant worked immediately prior to the Change in Control. A Participant shall not be deemed to have Good Reason unless the Participant gives the Company written notice that the specified conduct or event has occurred and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

(l) Member Company. The term “Member Company” means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Member Company after the adoption of this Plan, that the Board or Committee designates or otherwise approves as a participating employer in the Plan, and may include for all purposes of the Plan (other than the qualification of an Option as an ISO) any Affiliate of the Company with respect to whose employees and other service providers the Stock constitutes “service-recipient stock” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iii).

(m) Minimum Vesting Period. The term “Minimum Vesting Period” means the one-year period following the date of grant of an Award.

(n) Retirement. The term “Retirement” means, unless otherwise provided in an applicable Award Agreement or other contractual agreement between the Participant and the Company, retirement of a Participant from the employ or service of the Company after the date the Participant attains age sixty-five (65), following at least five (5) years of continuous service with the Company.

(o) Stock. The term “Stock” shall mean shares of common stock of the Company.

(p) Subsidiary. The term “Subsidiary” means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company.

(q) Substitute Awards. The term “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or Subsidiary or with which the Company or any Affiliate or Subsidiary combines.

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HIBBETT SPORTS

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